Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-140413

Prospectus

API NANOTRONICS CORP.

5,000,000 SHARES

COMMON STOCK

This Prospectus relates to the sale of up to 5,000,000 shares of our common stock (“Shares”) that may be offered for sale or otherwise transferred from time to time by one or more of the Selling Shareholders identified in this Prospectus. We are registering 5,000,000 shares of common stock of API Nanotronics Corp. (“API” or the “Company”). The prices at which the Selling Shareholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. This is a secondary offering and we will not receive any of the proceeds from the sale of shares by the Selling Shareholders.

Our common stock is currently traded under the symbol APIO on the over-the-counter bulletin board operated by NASDAQ (the “OTCBB”). Prior to November 7, 2006 it traded under the symbol RBCV. Effective as of November 7, 2006, the symbol under which our common stock traded became APIO. On April 2, 2007, the last reported sale price for our common stock as reported on the OTCBB was $3.165 per share.

Our executive offices are located at 505 University Avenue, Suite 1400, Toronto, Ontario, Canada M5G 1X3.

Information contained in this Prospectus is not complete and may be changed. The Selling Shareholders cannot sell their common stock until the registration statement filed with the Securities and Exchange Commission becomes effective. This Prospectus is not an offer to sell the securities and it is not soliciting an offer to buy the securities in any State where the offer or sale is not permitted.

THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK.

YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 7.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus is dated April 13, 2007.

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WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH ANY OFFERING OF THESE SHARES OF COMMON STOCK. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED.

REPORTING CURRENCIES AND ACCOUNTING PRINCIPLES

The information regarding our company included in this document, including our audited financial statements are reported in U.S. dollars and have been prepared in accordance with U.S. generally accepted accounting principles.

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SUMMARY

The following summarizes the information contained elsewhere in this Prospectus. This summary is qualified in its entirety by and should be read in conjunction with the more detailed information contained in this Prospectus, including the risk factors, the financial statements and the exhibits.

Glossary

Unless the context requires otherwise,

“API” means API Electronics Group Corp. and its subsidiaries.

“API Nanotronics,” “we,” “us,” “our” or “the Company” means API Nanotronics Corp., formerly known as Rubincon Ventures Inc., a Delaware corporation

“Business Combination” means the business combination among API Nanotronics, Nanotronics Sub and API, that became effective on November 6, 2006. In the business combination, API became a wholly-owned subsidiary of our wholly-owned direct subsidiary, Nanotronics Sub. The combination occurred pursuant to a Plan of Arrangement approved by the Ontario Superior Court of Justice.

“Exchangeable Shares” means the shares of Nanotronics Sub that were exchanged for certain common shares of API in the Business Combination. These shares are exchangeable into our common shares on a one-for-one basis as more fully described in this Prospectus.

“GAAP” means United States generally accepted accounting principles.

“Nanotronics Sub” means API Nanotronics Sub, Inc., formerly known as RVI Sub, Inc., an Ontario corporation, a wholly-owned subsidiary of API Nanotronics and the issuer of the Exchangeable Shares.

“Selling Shareholders” means the shareholders offering shares of our common stock pursuant to this Prospectus.

“Prospectus” means this prospectus.

“Rubincon” means Rubincon Ventures Inc., the name of API Nanotronics prior to the Business Combination. We use this term to refer to our company during the period prior to the Business Combination.

“Rubincon Holdings” means API Nanotronics Holding Corp., formerly known as Rubincon Holdings Corp., an Ontario corporation and our wholly-owned direct subsidiary.

“National Hybrid Group” means National Hybrid, Inc., a New York corporation and “Pace Technology, a Florida corporation.

The Company

We are engaged in the manufacture of electronic components and systems for the defense and communications industries. Our operations are conducted through our subsidiaries. We have ten subsidiaries:

(1)	Nanotronics Sub, which holds the stock of API and issued the Exchangeable Shares;

(2)	API, which is a holding company for our operating companies;

(3)	API Nanotronics Holding Corp., formerly known as Rubincon Holdings Corp., which was incorporated to facilitate the exchange of Exchangeable Shares;

(4)	API Electronics, Inc., which is a designer and manufacturer of critical elements for advanced military, industrial, commercial, automotive and medical applications;

(5)	Filtran Group, which consists of Filtran Ltd., an Ontario corporation, and Filtran Inc., a New York corporation, and which is a designer and supplier of electronic components to major producers of communications equipment, military hardware, computer peripherals, process control equipment and instrumentation;

(6)	TM Systems II Inc., which supplies the defense sector with naval landing and launching equipment, flight control and signaling systems, radar systems alteration, data communication and test equipment, as well as aircraft ground support equipment;

(7)	Keytronics, Inc., which is a designer and manufacturer of electronic components of major producers of communications equipment, military hardware, computer peripherals, process control equipment and instrumentation; and

(8)	National Hybrid Group, which consists of National Hybrid, Inc. and Pace Technology, Inc., and is a developer and manufacturer of 1553 data bus products, solid state power controllers, opto-controllers, high density multi-chip modules and custom hybrid micro-circuits for the military/aerospace market and the industrial process control market.

We have operations in the U.S. in New York and Florida and in Canada in Ontario. After the Business Combination we moved our executive offices to the executive offices of API in Toronto, Ontario. Our operating subsidiaries are located in Endicott, New York, Hauppauge, New York, Ogdensburg, New York, Ronkonkoma, New York, Islip, New York, Largo, Florida and Ottawa, Ontario.

The mailing address and telephone number for our executive offices are: 505 University Avenue, Suite 1400, Toronto, Ontario, Canada M5G 1X3, (416) 593-6543.

On November 6, 2006, we completed the Business Combination with API. Prior to that, we were a shell company. We did not have an operating business and our assets consisted of cash and cash equivalents. We were seeking to acquire an operating company and accomplished that objective through the Business Combination. We continue to seek additional acquisitions in the nanotechnology industry as well as in industries that complement our existing subsidiaries.

The Business Combination

The Business Combination was implemented through a Plan of Arrangement, which was approved by the Ontario Superior Court of Justice on November 3, 2006. Upon or immediately prior to completion of the Business Combination:

1.	We changed our name to “API Nanotronics Corp.” from Rubincon Ventures Inc. and amended our Certificate of Incorporation and bylaws to implement the Business Combination.

2.	Nanotronics Sub became the sole owner of API. Except for the Exchangeable Shares held by former API shareholders, described below, Nanotronics Sub is our wholly-owned subsidiary.

3.	Holders of common shares of API ceased to be shareholders of API (other than dissenting shareholders) and received ten shares of our stock, or at the election of shareholders resident in Canada, ten Exchangeable Shares, for each common share of API. The Exchangeable Shares are exchangeable, at the option of the holder, on a one-for-one basis, for our common stock. Under certain other circumstances other than the election of the holder, the Exchangeable Shares may be exchanged for our common stock.

4.	Each Exchangeable Share has economic and voting rights, to the extent practical, equivalent to one share of our common stock.

5.	The stockholders of Rubincon prior to the Business Combination retained their shares of common stock, which remained outstanding as shares of API Nanotronics common stock.

Accounting Treatment of the Business Combination

For accounting purposes the acquisition of API by Rubincon was considered a reverse acquisition, an acquisition transaction where the acquired company, API, is considered the acquirer for accounting purposes, notwithstanding the form of the transaction. The primary reason the transaction was treated as a recapitalization by API rather than a purchase of API by Rubincon was because Rubincon was a shell company. As reported in its Form 10-QSB for the quarter ended October 31, 2006, (the final quarterly filing requirement for Rubincon under its prior year end of January 31, 2006), Rubincon had cash of approximately $4,200,000, other assets of approximately $117,000 and liabilities of approximately $187,000.

In conjunction with this reverse acquisition, Rubincon changed its year end from January 31 to May 31, the year-end of API. Assets, liabilities and equity of the Company continue to be that of the operating company, API, as adjusted for the cash, other assets and liabilities of Rubincon. No additional goodwill or intangible assets were recognized on completion of the transaction. The capital structure, including the number and type of shares issued, appearing in the consolidated balance sheet reflects that of the legal parent, Rubincon, now known as API Nanotronics, including the shares issued to affect the reverse acquisition for the period after the consummation of the Plan of Arrangement and the capital structure of API modified by the 10 for 1 exchange ratio in the Plan of Arrangement for the period prior to the consummation of the plan of arrangement.

The Offering

This is a secondary offering on behalf of the listed Selling Shareholders and we will not receive any of the proceeds from the Shares offered by the Selling Shareholders. We issued 5,000,000 of the Shares of common stock described in this Prospectus to the Selling Shareholders for $1.00 per share in a private placement transaction that was exempt from registration under Section 4(2) of the Securities Act of 1933 (the “Securities Act”) in February 2006. We received gross proceeds of $5,000,000 from the sale of these 5,000,000 Shares. These Shares are considered “restricted securities” under the Securities Act.

We used approximately $900,000 of the proceeds from the sale of these Shares to pay expenses of the Business Combination, a portion of the proceeds for working capital and the balance of the proceeds to pay a portion of the purchase price for National Hybrid Group.

The offering price of the Shares will be determined at the time of sale by the Selling Shareholders. As of January 25, 2007 there were 55,967,052 Shares outstanding and 11,717,030 Exchangeable Shares outstanding. As of such date there also were 576,650 shares of API Electronics Group Corp. that were not converted into either shares of our common stock or Exchangeable Shares.

The Selling Shareholders may sell the shares in public or private transactions, on or off the OTCBB market, at prevailing market prices, or at privately negotiated prices. The Selling Shareholders may sell shares directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders. The Selling Shareholders may be deemed to be “underwriters” within the meaning of the Securities Act. Any commissions received by a broker or dealer in connection with resales of the shares may be deemed to be underwriting commissions or discounts under the Securities Act. More information is provided in the section entitled “Plan of Distribution”.

Use of Proceeds: Because this is a secondary offering of our common stock by the Selling Shareholders, we will not receive any cash proceeds from this offering.

Trading: Our common stock is traded on the OTCBB under the symbol APIO.

Dividend Policy: We do not expect to pay dividends on our common stock in the foreseeable future.

Risk Factors: See “Risk Factors” on page 7 and the other information in this prospectus for a discussion of the factors you should carefully consider before investing on shares of our common stock being offered by the Selling Shareholders in this prospectus.

RISK FACTORS

Trading and Corporate Matters

Consequences of Registering Additional Shares

Without inclusion in an effective registration statement, the Shares that have been registered for sale under this Prospectus would have been eligible for public sale pursuant to Rule 144 under the Securities Act beginning in mid-February 2007. Under Rule 144, such sales would be subject to the manner of sale and volume limitation of Rule 144. Such shares would become saleable pursuant to Rule 144(k) under the Securities Act in February 2008, assuming that the holders would not be affiliates of ours at the time of sale or during the prior 90 day period, without such limitations. As of January 25, 2007, we had 68,260,732 Shares outstanding (including all as outstanding Exchangeable Shares and warrants and options to purchase Shares that are exercisable within 60 days and shares of API Electronics Group Corp. that have not been converted into shares of our common stock or Exchangeable Shares). The registered Shares represent 7.32% of our outstanding Shares (including all as outstanding Exchangeable Shares and warrants and options to purchase Shares that are exercisable within 60 days and shares of API Electronics Group Corp. that have not been converted into shares of our common stock or Exchangeable Shares). We do not know when the Selling Shareholders will be selling their Shares. The market for our shares may not be sufficiently liquid to absorb the sale of 5,000,000 Shares other than over a long period of time, unless the sales are made at substantially or successively lower prices. As a result, the unrestricted sale of the Shares may cause the market price of our Shares to decline.

Future Trading In Our Stock May Be Restricted By the SEC’s Penny Stock Regulations, Which May Limit A Stockholder’s Ability To Buy And Sell Our Common Shares

The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our shares most likely will be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.” The term “accredited investor” refers generally to entities with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income for the current and the past two years exceeding $200,000 or $300,000 jointly with their spouse.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for our stock. We believe that the penny stock rules may discourage investor interest in and limit the marketability of our common stock if the price remains below $5.00 after the Business Combination.

The Securities Of The Combined Entities May Not Be More Liquid Than The Securities Of Each Of The Company Individually.

Although our common stock is quoted on the OTCBB, there was only one trade from November 2005 (when our stock qualified for trading on the OTCBB) through early March 2006. Since early March, the common stock has traded regularly. We believe that now that the Business Combination has been effected, our common stock will be more liquid that either the stock of API or of Rubincon. In particular, we believe that broker and investor interest will be greater than was previously the case with either company. However, there can be no assurance what such superior liquidity for our securities will actually develop.

Our Stock Market Price and Trading Volume May Be Volatile

The market for the common stock of API was volatile. API’s stock price was volatile for reasons both related to its performance or events pertaining to its industries, as well as factors unrelated to API or its industries. We expect that our common stock will be subject to similar volatility in both price and volume arising from market expectations, announcements and press releases regarding our business, and changes in estimates and evaluations by securities analysts or other events or factors.

Over the years, the securities markets in the United States have experienced a high level of price and volume volatility, and the market price of securities of many companies, particularly small-capitalization companies like us, have experienced wide fluctuations which have not necessarily been related to the operations, performances, underlying asset values, or prospects of such companies. For these reasons, our shares of common stock also can be expected to be subject to significant volatility resulting from purely market forces over which we will have no control. Further, despite the existence of a market for API’s common stock in the United States, the market had limited liquidity. The market for our common stock has been very thin. As a result, our stockholders may be unable to sell significant quantities of common stock in the public trading markets without a significant reduction in the price of the stock.

We May Have Difficulty to Attract and Hold Outside Board Members and This May Affect the Quality of Our Management

The directors and management of publicly traded corporations are increasingly concerned with the extent of their personal exposure to lawsuits and shareholder claims, as well as governmental and creditor claims which may be made against them in connection with their positions with publicly-held companies. Outside directors are becoming increasingly concerned with the availability of directors and officers’ liability insurance to pay on a timely basis the costs incurred in defending shareholder claims. Directors and officers liability insurance has become much more expensive and difficult to obtain than it had been in the past. It has become increasingly more difficult for small companies like us to attract and retain qualified outside directors to serve on its Board.

We Do Not Expect to Pay Dividends

We intend to invest all available funds to finance our growth. Therefore our stockholders cannot expect to receive any dividends on our common stock in the foreseeable future. Even if we were to determine that a dividend could be declared, we could be precluded from paying dividends by restrictive provisions of loans, leases or other financing documents or by legal prohibitions under applicable corporate law.

Since Some of Our Directors and Assets Are Located Outside United States It May Be More Difficult to Enforce Judgments Against Us and Our Directors

Half of our directors are domiciled outside of the United States. As a result, it may not be possible to effect service of process upon such directors. Also, since all or a substantial portion of the assets of such directors are located outside the United States, it may be difficult to enforce judgments obtained in United States courts against such directors. Also, because a significant portion of our assets will be located outside the United States, it may be difficult to enforce judgments obtained in United States courts against us.

Some of Our Directors and Officers May be Subject to Conflicts of Interest

Some of our directors and officers are also directors and/or officers and/or shareholders of other companies. Such associations may give rise to conflicts of interest from time to time. Our directors are required by law to act honestly and in good faith with a view to our best interests and to disclose any interest, which they may have in any project or opportunity applicable to us. If a conflict of interest arises at a meeting of the board of directors, any director in a conflict must disclose his interest and abstain from voting on such matter. In determining whether or not we will participate in any project or opportunity, the directors will primarily consider the degree of risk to which we may be exposed and our financial position at the time.

Control of Us by Our Officers and Directors Could Adversely Affect the Company’s Stockholders Because of Their Control of Our Affairs and By Discouraging Our Potential Acquisition

Our officers and directors as a group beneficially own a large percentage of our stock, treating Exchangeable Shares as the equivalent of our common stock. Therefore, directors and officers, acting together may have a controlling influence on (i) matters submitted to our stockholders (and the trustee holding the special share of our stock issued in connection with the Business Combination which allows each holder of exchangeable shares, other than us and our affiliates, one vote at our meeting for each exchangeable share) for approval (including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets) and (ii) our management and affairs. These persons, acting alone or together, do not have sufficient numbers of votes to approve matters submitted to stockholders. However, this concentration of ownership may have the effect of delaying, deferring or preventing a change in control, impeding a merger, consolidation, takeover or other business combination or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us. This in turn could materially adversely affect the market price of our stock.

We Are Dependent on Key Personnel

We are dependent upon a small number of key personnel, who were the key personnel for API prior to the Business Combination. Thomas W. Mills, who is our President and Chief Operating Officer, held similar positions with API since 1991 and has been employed by API’s subsidiary since 1981. He is extremely familiar with all aspects of our business, and has a proven track record of capable leadership. Mr. Phillip DeZwirek was the Chief Executive Officer of API prior to the Business Combination and was instrumental in directing the growth of API. We are depending upon Mr. DeZwirek to continue to act in such capacity. The loss of the services of such personnel could have a material adverse effect on our business. Our success will depend in large part on the efforts of these individuals. It is not currently proposed that there will be any long-term employment agreements or key-man insurance in respect of such key personnel. However, Mr. DeZwirek is a major stockholder of ours.

We May Require Additional Financing Which We May Not be Able to Obtain

We may require additional financing in order to support expansion, develop new or enhanced services or products, respond to competitive pressures, acquire complementary businesses or technologies, or take advantage of unanticipated opportunities. Our ability to arrange such financing in the future will depend in part upon the prevailing capital market conditions, as well as our business performance. There can be no assurance that we will be successful in our efforts to arrange additional financing under satisfactory terms. If additional financing is raised by the issuance of additional shares of our common stock, our shareholders may suffer dilution. If adequate funds are not available, or are not available on acceptable terms, we may not be able to take advantage of opportunities, or otherwise respond to competitive pressures and remain in business.

The Success of the Business Combination is Not Certain

The success of the Business Combination will depend upon our ability to continue to grow and expand the business operations of the former API and to add to that business with additional acquisitions in the nanotechnology industry or the industries in which API is presently engaged. In addition, we expect the transaction to result in greater liquidity for our stock. There can be no assurance that we can consummate any acquisitions in the nanotechnology industry and if we make an acquisition, that we can successfully integrate the operations of the acquired business into our own. Further, there can be no assurance that the market for our common stock will have greater liquidity or that the Business Combination will ultimately have a positive effect on our stock price.

We May Be Unable To Obtain The Increased Access To Capital Anticipated To Be Available After The Business Transaction

Before the Business Combination we were a shell corporation without any operations making periodic filings with the SEC, and API was an operating company filing as a private foreign issuer with the SEC. We anticipated the combined companies will have increased access to the U.S. capital markets. However, there can be no assurance that such greater access will be available to the combined companies.

The Securities Of The Combined Companies May Not Be A Superior Tool For Use In The Acquisition Of Additional Operating Subsidiaries

We anticipate using our common stock to acquire additional operating companies. We believe that our common stock will be a superior tool for acquiring new operating companies than the common shares of API used in past acquisitions. However, owners of such operating companies may not find our common stock more attractive consideration than API common shares previously were.

Nanotechnology Opportunities May Not Occur or May Not be Profitable

We believe that we will benefit from the nanotechnology expertise of Prof. Martin Moskovitz, who we have engaged as a consultant, in identifying potential nanotechnology investments and acquisitions. There can be no assurances that such investments or acquisitions will be realized. Moreover, Prof. Moskovitz has only recently become associated with us and his agreement with us only has a term of one year. There can be no assurance that he will continue as a consultant of ours beyond such term. Moreover, we have no experience with nanotechnology investments or acquisitions, and there can be no assurance that any such investment, if undertaken, will be profitable.

Listing Our Stock on Markets Other than the OTCBB Could be Costly for Us

Our common stock is currently quoted and trades on the OTCBB in the United States. The OTCBB is operated by NASDAQ. In the future, we may file an application to be quoted on the NASDAQ small cap market or a national securities exchange (collectively, an “Exchange”). Unlike the OTCBB, every Exchange has corporate governance and other public interest standards, which we will have to meet. Such standards and regulations may restrict our capital raising or other activities by requiring stockholder approval for certain issuances of stock, for certain acquisitions, and for the adoption of stock option or stock purchase plans.

The Exchange will require that a majority of the members of our Board of Directors be independent directors as defined by the Exchange. The independent directors must have regularly scheduled meetings at which only independent directors are present. Compensation of our chief executive officer must be determined, or recommended to the Board of Directors for determination, either by (i) a majority of the independent directors, or (ii) a compensation committee comprised solely of independent directors, and the chief executive officer cannot be present during voting or deliberations. Compensation of our other executive officers must be determined, or recommended to the Board of Directors either by (i) a majority of the independent directors, or (ii) a compensation committee comprised solely of independent directors. Director nominees must either be selected, or recommended for selection by the Board of Directors either by (i) a majority of the independent directors, or (ii) a nominations committee comprised solely of independent directors. The nominations process must be set forth in a formal written charter or a Board of Directors’ resolution.

We will have to adopt a new written audit committee charter. In addition, the audit committee will have to be composed of at least three (3) members, all of whom are independent as defined by the Exchange and under SEC Rule 10A-3(c), and who have not participated in the preparation of the financial statements of us or any subsidiary of us during the past three (3) years. One member of the audit committee must have specified employment experience in finance or accounting. Accordingly, we would have to appoint three independent directors to serve on our audit committee and one of those audit committees members would need the required experience in finance and accounting. We do not currently meet these corporate governance requirements.

Some Exchanges have lesser requirements for small business issuers, but such requirements would still require us to make substantial changes in our Board structure and internal procedures. It is likely that after an acquisition we would continue to qualify as a small business issuer. The directors and management of publicly traded corporations are increasingly concerned with the extent of their personal liability. In order to attract independent directors, we anticipate that we will need to purchase directors and officers insurance, which is costly. Consequently, our compliance with the rules necessary to have our stock listed in any other market could be quite costly to us.

Shareholders May Experience Dilution Through Employee, Director and Consultant Options; Such Options May Also Negatively Impact Our Net Income

Because our success is highly dependent upon our employees, directors and consultants, we have and intend in the future to grant to some or all of our key employees, directors and consultants options or warrants to purchase shares of our common stock as non-cash incentives. We have adopted a stock option plan for this purpose. To the extent that significant numbers of such options may be granted and exercised when the exercise price is below the then current market price for our common stock, the interests of the other stockholders of the company may be diluted. As of the date of this prospectus, we have granted outstanding options to purchase 5,925,000 shares of common stock to employees, directors, and consultants (which number includes API options which were each converted into ten Rubincon options per API option as a result of the Business Combination).

As a result of the Business Combination, API is the successor entity for financial reporting purposes, and API’s historical financial statements have become our financial statements. Accordingly, the accounting policies discussed in this risk factor, were the policies adopted by API. We have accounted for employee stock-based compensation using the intrinsic value method prescribed in APB No. 25, Accounting Stock Issued to Employees, or APB 25, and related interpretations. We have recognized non-cash compensation expense for stock options by measuring the excess, if any, of the estimated fair value of our common stock at the date of grant over the amount an employee must pay to acquire the stock, and amortizing the excess on a straight-line basis over the vesting period of the applicable stock options. Options issued to non-employees have been accounted for in accordance with SFAS 123, “Accounting for Stock-Based Compensation”, and Emerging Issues Task Force (“EITF”) Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods and Services”, using a fair value approach.

Under APB 25, the full costs to us and our stockholders of granting stock options are not reflected on our statement of operations, because APB 25 assumes that an option with an exercise price equal to the market value of stock on the date of grant has no value.

We adopted SFAS No. 123R, Share-Based Payments (“ SFAS 123R”), on June 1, 2006. The impact on our financial statements of adopting SFAS 123R will depend on the level of stock-based payments we grant in the future and the value of the exercise price. However, had we adopted SFAS 123R in prior periods, the impact would have approximated the impact of SFAS 123R as described in Note 1 to our financial statements.

The Possibility of Goodwill Impairments Exist

The company evaluates the recoverability annually or more frequently if impairment indicators arise, as required under SFAS 142, “Goodwill and Other Intangible Assets” of the goodwill carried on our financial statements as an asset. Goodwill is reviewed for impairment by applying a fair-value to the reporting unit level, which is the same as the business segment level. A Goodwill impairment loss will be reported for any goodwill impaired. Consequently, a loss of goodwill could have a significant adverse effect on our financial results.

We may not be required to furnish a report on our internal control over financial reporting until August 2008.

We are not currently required to furnish a report on our internal control over financial reporting pursuant to the SEC’s rules under Section 404 of the Sarbanes-Oxley Act of 2002 as part of the Annual Reports that we file on Form 10-KSB. We expect that these rules will apply to us when we file our Annual Report on Form 10-K for our fiscal year ending in May 2008, which we are required to file in August 2008. As a result, we cannot assure you that our internal control over financial reporting is effective, and you will not have a report from us to that effect until August 2008, and our independent registered public accounting firm will not have to provide their attestation on our management’s report or their opinion as to the effectiveness of our internal control over financial reporting until August 2008.

If we are unable to complete our assessment of the adequacy of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our common stock.

Under the rules issued under Section 404 of the Sarbanes-Oxley Act of 2002, it is highly likely that we will be required to include in each of our future annual reports on Form 10-K, beginning with our annual report for the fiscal year ended May 31, 2008, a report containing our management’s assessment of the effectiveness of our internal control over financial reporting and a related attestation of our independent auditors. We have not yet taken any steps with respect to preparing such report with respect to our compliance with Section 404. Due to the number of controls to be examined, the complexity of the project, as well as the subjectivity involved in determining effectiveness of controls, we cannot be certain that all our controls will be considered effective once they are reviewed. Therefore, we can give no assurances that our internal control over financial reporting will satisfy the new regulatory requirements. If we are unable to successfully implement the requirements of Section 404, it will prevent our independent auditors from issuing an unqualified attestation report on a timely basis as required by Section 404. In that event, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our common stock.

Post Business Combination Business Risks

Downturns in the Highly Cyclical Semiconductor Industry and/or the Electronic Component Industry Would Adversely Affect Our Operating Results and Our Value

The semiconductor and electronic component industries are highly cyclical, and our value business may decline during the “down” portion of these cycles. The markets for our products depend on continued demand in the aerospace, military defense systems, and commercial end-markets, and these end-markets may experience changes in demand that could adversely affect our operating results and financial condition. The markets for Filtran Group’s products depend upon continued demand in the military defense, telecommunications, computer, instrumentation and process control end-markets, and these end-markets may experience changes in demand that could adversely affect our operating results and financial condition. The markets for TM Systems’ products depend primarily upon continued demand within the military defense industry for its products, which include naval landing and launching equipment, flight control and signaling systems, radar systems alteration, data communication and test equipment, and aircraft ground control equipment.

The Semiconductor and Electronic Components Businesses Are Highly Competitive and Increased Competition Could Adversely Affect Our Operating Results

The areas of the semiconductor and electronic component industries in which we do business are highly competitive. We expect intensified competition from existing competitors and new entrants. Competition is based on price, product performance, product availability, quality, reliability and customer service. Even in strong markets, pricing pressures may emerge. For instance, competitors may attempt to gain a greater market share by lowering prices. The market for commercial products is characterized by declining selling prices. We anticipate that average selling prices for our products will continue to decrease in future periods, although the timing and amount of these decreases cannot be predicted with any certainty. We compete in various markets with companies of various sizes, many of which are larger and have greater financial and other resources than we have, and thus may be better able to pursue acquisition candidates and to withstand adverse economic or market conditions. In addition, companies not currently in direct competition with us may introduce competing products in the future. We or any of our subsidiaries may not be able to compete successfully in the future and competitive pressures may harm our financial condition and/or operating results.

We Are Highly Reliant on Defense Spending

We are dependent upon the US defense industry and its military subcontractors for the sale of many of our products. While the US government currently plans increases in defense spending, the actual timing and amount of such increases has been occurring at a rate that has been slower than expected. In addition, changes in appropriations and in the national defense policy and decreases in ongoing defense programs could adversely affect our performance. Such occurrences are beyond our control. The effects of defense spending increases are difficult to estimate and subject to many sources of delay.

Our contracts with prime US Government contractors contain customary provisions permitting termination at any time, at the convenience of the US Government or the prime contractors upon payment to us for costs incurred plus a reasonable profit. If we experience significant reductions or delays in procurements of our products by the US Government, or terminations of government contracts or subcontracts, our operating results could be materially and adversely affected.

Because Some of Our Products are Adaptations of Existing Products, New Technologies Could Make Our Products Obsolete; Additionally, Because We Make Some of Our Products Based on Existing Technologies, Few Barriers Exist to Others Attempting to Sell to the Same Market

The products sold by our subsidiary, API Electronics, Inc., are typically adaptations of existing products formerly manufactured by others. Because these products are typically based on older technologies, the rapidly changing technologies and industry standards, along with frequent new product introductions, that characterize much of the semiconductor and electronic component industries, could render our products obsolete. Our financial performance depends on our ability to design, develop, manufacture, assemble, test, market and support new products (which for API Electronics, Inc. are typically adaptations of existing products formerly manufactured by others), and enhancements on a timely and cost-effective basis. Additionally, the lack of significant amounts of new technology in our products means that there are not significant barriers to the entry of competitors who might attempt to sell into the markets to which we presently cater.

We May Not be Able to Develop New Products to Satisfy Changes in Demand

The industries in which we operate are dynamic and constantly evolving. We cannot assure that we will successfully identify new product opportunities and develop and bring products to market in a timely and cost-effective manner, or those products or technologies developed by others will not render our products or technologies obsolete or noncompetitive. We may not be able to accomplish these goals.

The introduction of new products presents significant business challenges because product development commitments and expenditures must be made well in advance of product sales. The success of a new product depends on accurate forecasts of long-term market demand and future technological developments, as well as on a variety of specific implementation factors, including:

•	timely and efficient completion of process design and development;

•	timely and efficient implementation of manufacturing and assembly processes;

•	product performance;

•	the quality and reliability of the product;

•	effective marketing, sales and service; and

•	sufficient demand for the product.

The failure of our products to achieve market acceptance due to these or other factors could harm our business.

Our Products May be Found to be Defective, Product Liability Claims May Be Asserted Against Us and We May Not Have Sufficient Liability Insurance

One or more of our products may be found to be defective after shipment, requiring a product replacement, recall or repair which would cure the defect but impede performance of the product. We may also be subject to product returns, which could impose substantial costs and harm to our business.

Product liability claims may be asserted with respect to our technology or products. Although we currently have insurance, there can be no assurance that we have obtained a sufficient amount of insurance coverage, that asserted claims will be within the scope of coverage of the insurance, or that we will have sufficient resources to satisfy any asserted claims.

Our Substantial Reliance on Products that Do Not Embody Proprietary Technology Make Us Particularly Vulnerable to Competition

We rely heavily on our skill in the manufacture of our products and not on any proprietary technologies that we develop or license on an exclusive basis. Such manufacturing know-how is primarily embodied in our drawings and specifications, and information about the manufacture of these products purchased from others. Our future success and competitive position may depend in part upon our ability to obtain licenses of certain proprietary technologies used in principal products from the original manufacturers of such products. Our reliance upon protection of some of our production technology as “trade secrets” will not necessarily protect us from the others independently obtaining the ability to manufacture our products. We cannot assure that we will be able to maintain the confidentiality of our production technology, dissemination of which could have a material adverse effect on our business.

We Must Commit Resources to Product Production Prior to Receipt of Purchase Commitments and Could Lose Some or All of the Associated Investment

We sell many of our products pursuant to purchase orders for current delivery, rather than pursuant to long-term supply contracts. This makes long-term planning difficult. Further, many of these purchase orders may be revised or canceled prior to shipment without penalty. As a result, we must commit resources to the production of products without advance purchase commitments from customers. The cancellation or deferral of product orders, the return of previously sold products, or overproduction due to the failure of anticipated orders to materialize, could result in our holding excess or obsolete inventory. This could cause inventory write-downs. Our inability to sell products after we have devoted significant resources to them could have a material adverse effect on our business, financial condition and results of operations.

Variability of Our Manufacturing Yields May Affect Our Gross Margins

Our manufacturing yields vary significantly among products, depending on the complexity of a particular integrated circuit’s design and our experience in manufacturing that type of integrated circuit. From time to time, we have experienced difficulties in achieving planned yields, which have adversely affected our gross margins.

The fabrication of integrated circuits is a highly complex and precise process. Problems in the fabrication process can cause a substantial percentage of wafers to be rejected or numerous integrated circuits on each wafer to be nonfunctional, thereby reducing yields. These difficulties include:

•	defects in masks, which are used to transfer circuit patterns onto our wafers;

•	impurities in the materials used;

•	contamination of the manufacturing environment; and

•	equipment failure.

The manufacture of filters and transformers is a multi-level process. Each component has dependency on the other. Each raw material must yield consistent results or productivity is adversely affected. The difficulties that may be experienced in this process include:

•	impurities in the materials used;

•	equipment failure; and

•	bottlenecks (product cannot move to the next stage until the previous stage is completed).

The manufacturing process for the stabilized Glide Slope Indicator (SGSI) is a unique process in that it is highly reliant on subcontractors. These units are comprised of four major units, three of which are manufactured by separate manufacturing companies.

The difficulties that may be experienced in this process include:

•	defects in subcontractors components;

•	impurities in the materials used;

•	equipment failure; and

•	unreliability of a subcontractor.

Because a large portion of our costs of manufacturing these products are relatively fixed, it is critical for us to improve the number of shippable integrated circuits per wafer and increase the production volume of wafers in order to maintain and improve our results of operations. Yield decreases can result in substantially higher unit costs, which could materially and adversely affect our operating results and have done so in the past. Moreover, we cannot assure that we will be able to continue to improve yields in the future or that we will not suffer periodic yield problems, particularly during the early production of new products or introduction of new process technologies. In either case, our results of operations could be materially and adversely affected.

Our Inventories May Become Obsolete

The life cycles of some of our products depend heavily upon the life cycles of the end products into which these products are designed. Products with short life cycles require us to manage closely our production and inventory levels. Inventory may also become obsolete because of adverse changes in end-market demand. The life cycles for electronic components have been shortening over time at an accelerated pace. We may be adversely affected in the future by obsolete or excess inventories which may result from unanticipated changes in the estimated total demand for our products or the estimated life cycles of the end products into which our products are designed.

Interruptions, Delays or Cost Increases Affecting Our Materials, Parts, Equipment or Subcontractors May Impair Our Competitive Position

Some of the our products are assembled and tested by third-party subcontractors. We do not have any long-term agreements with these subcontractors. As a result, we may not have assured control over our product delivery schedules or product quality. Due to the amount of time typically required to qualify assemblers and testers, we could experience delays in the shipment of our products if we are forced to find alternative third parties to assemble or test them. Any product delivery delays in the future could have a material adverse effect on our operating results and financial condition. Our operations and ability to satisfy customer obligations could be adversely affected if our relationships with these subcontractors is disrupted or terminated.

Certain of Our Divisions Are Reliant One Key Customer

The Filtran Group and TM are each highly reliant on a single key customer. For Filtran, Harris Corporation accounted for 47%, 35% and 30.6%, respectively, of divisional sales, which translated to 24.9%, 16.7% and 16%, respectively of API’s total annual sales for the fiscal years ended May 31, 2006, 2005 and 2004. For TM Systems II, NASSCO accounted for 43%, 37% and 42%, respectively, of divisional sales, which translated into 6.6%, 8.5% and 11.7% respectively of API’s total annual sales for the fiscal years ended May 31, 2006, 2005 and 2004. If either customer should decide to purchase components from other suppliers, it could have an adverse impact on the applicable division and our revenues and net income.

Environmental Liabilities Could Adversely Impact Our Financial Position

United States federal, state and local laws and regulations and federal, provincial and local laws, rules and regulations in Canada, impose various restrictions and controls on the discharge of materials, chemicals and gases used in our manufacturing processes. In the conduct of our manufacturing operations, we have handled and continue to handle materials that are considered hazardous, toxic or volatile under US federal, state and local laws and Canadian, federal, provincial and local laws, rules and regulations. The risk of accidental release of such materials cannot be completely eliminated. In addition, contaminants may migrate from or within, or through real property. These risks may give rise to substantial claims.

Fixed Costs May Reduce Operating Results If Our Sales Fall Below Expectations

Our expense levels are based, in part, on our expectations as to future sales. Many of our expenses, particularly those relating to capital equipment and manufacturing overhead, are relatively fixed. Decreases in lead times between orders and shipments and customers’ ordering practices could adversely affect our ability to project future sales. We might be unable to reduce spending quickly enough to compensate for reductions in sales. Accordingly, shortfalls in sales could materially and adversely affect our operating results.

Acquisitions

The Integration of Acquisitions May Be Difficult and May Not Yield the Expected Results

We recently completed the Business Combination. Prior to the Business Combination, API had recently expanded its operations through strategic acquisitions, specifically, the TM Systems acquisition and the Keytronics Inc. acquisition. We expect to continue to expand and diversify our operations with additional acquisitions and are currently the party to a non-binding letter of intent to acquire two affiliated companies. While we believe that TM Systems and Keytronics are adequately integrated into our operations, risks are involved with this process. Some of the risks that may continue to affect our ability to integrate acquired companies include those associated with:

•	unexpected losses of key employees or customers of the acquired companies;

•	conforming the acquired company’s standards, processes, procedures and controls with our operations;

•	coordinating our new product and process development;

•	integrating administrative processes, accounting practices and technologies;

•	retaining management from the acquired companies, hiring additional management and other critical personnel;

•	increasing the scope, geographic diversity and complexity of our operations; and

•	the need to implement controls and procedures and policies appropriate for a public company and a company that prior to their acquisition lacked these controls, procedures and policies.

For certain acquisitions, we have raised the capital required to make such acquisitions from the sale of stock, warrants and options, which has been dilutive to our stockholders.

Additionally, in the period following an acquisition, we are required to evaluate goodwill and acquisition-related intangible assets for impairment. When such assets are found to be impaired, they are written down to estimated fair value, with a charge against earnings.

Integrating acquired organizations and their products and services may be difficult, expensive, time-consuming and a strain on our resources and our relationships with employees and customers. Ultimately acquisitions may not be as profitable as expected or profitable at all.

The Integration of National Hybrid Group May be Difficult

National Hybrid, Inc. and Pace Technology, Inc. (collectively “National Hybrid Group”) were acquired by the Company on January 25, 2007. The stock purchase agreement used to purchase these companies had limited representations and warranties and limited indemnification provisions. Therefore, there may be more liabilities associated with these acquisitions than contemplated and the Company may not be fully reimbursed with respect to these liabilities.

National Hybrid Group created a significant increase in the size of the Company. National Hybrid Group had gross revenues of $12,771,293 for the fiscal year ended December 31, 2005 while the Company had net revenues of $15,634,093 for the fiscal year ended May 31, 2006. The National Hybrid Group acquisition increased the total number of employees at the Company from approximately 225 to approximately 345. The National Hybrid Group acquisition adds new product lines and new personnel to the Company. There can be no assurance that the National Hybrid Group can be successfully integrated into the Company either in terms of personnel, sales or product development and manufacture. The Company has never had to integrate an acquisition of this size.

The Financing of the National Hybrid Group Acquisition May be Detrimental to the Company’s Stockholders

The Company has borrowed $6 million at 12% interest and has sold shares of its common stock in Regulation S private placements overseas to finance the acquisition of National Hybrid Group. The debt service may materially impact earnings. The common stock issued to fund the acquisition is at prices significantly below the current market price of the Company’s stock. Consequently, such sales of stock may have a dilutive effect on existing stockholders of the Company. There can be no assurance that the new acquisitions will have a positive impact on the Company’s profits or earnings per share.

FORWARD LOOKING STATEMENTS

This document and the documents incorporated in this document by reference contain forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact contained in this document and the materials accompanying this document are forward-looking statements.

The forward-looking statements are based on the beliefs of our management, as well as assumptions made by and information currently available to our management. Frequently, but not always, forward-looking statements are identified by the use of the future tense and by words such as “believes,” “expects,” “anticipates,” “intends,” “will,” “may,” “could,” “would,” “projects,” “continues,” “estimates” or similar expressions. Forward-looking statements are not guarantees of future performance and actual results could differ materially from those indicated by the forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by the forward-looking statements.

The forward-looking statements contained or incorporated by reference in this document are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (“Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (“Exchange Act”) and are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These statements include declarations regarding our plans, intentions, beliefs or current expectations.

Among the important factors that could cause actual results to differ materially from those indicated by forward-looking statements are the risks and uncertainties described under “Risk Factors” and elsewhere in this document and in our other filings with the SEC.

Forward-looking statements are expressly qualified in their entirety by this cautionary statement. The forward-looking statements included in this document are made as of the date of this document and we do not undertake any obligation to update forward-looking statements to reflect new information, subsequent events or otherwise.

USE OF PROCEEDS

This Prospectus is part of a registration statement that permits Selling Shareholders to sell their shares. Because this prospectus is solely for the purpose of a secondary offering of our common stock by the Selling Shareholders, we will not receive any cash proceeds from the sale of the shares of common stock registered in this prospectus.

SELLING STOCKHOLDERS

The following table sets forth the Selling Shareholders, and the number of shares of common stock owned beneficially by them as of January 25, 2007, which may be offered pursuant to this Prospectus. This information is based upon information provided to us by either the named Selling Shareholder, our transfer agent or our review of Schedule 13Ds. Because the Selling Shareholders may offer all, some or none of their respective shares of common stock, no definitive estimate as to the number of Shares thereof that will be held by the Selling Shareholders after such offering can be provided. The term “Selling Shareholder” includes the shareholders listed below and their transferees, pledges, donees or other successors. Except as set forth in the table below, none of the Selling Shareholders is currently an affiliate of the Company, and none of them has had a material relationship with us during the past three years.

We issued 5,000,000 of the shares of common stock described in this Prospectus to the Selling Shareholders, Armen Investments LLC (1) and James H. Batmasian in a private transaction that was exempt from registration under Section 4(2) of the Securities Act of 1933 in February 2006. Armen Investments LLC and James H. Batmasian each purchased 2,500,000 Shares of common stock for $1.00 per share. We received gross proceeds of $5,000,000 from the sale of these Shares. These Shares are considered “restricted securities” under the Securities Act.

In the event that a successor(s) to any of the named Selling Shareholders wish to sell shares under this Prospectus, we will file a Prospectus Supplement to identify such successor(s) as Selling Shareholders.

Percentage beneficial ownership is based on 68,260,732 shares of common stock outstanding as of January 25, 2007. Beneficial ownership is calculated based on SEC requirements. All shares of the common stock subject to options and warrants, are deemed to be outstanding for the purpose of computing the percentage of ownership of the person holding such options or warrants, but are not deemed to be outstanding for computing the percentage of ownership of any other person.

Selling Shareholders[2]	Shares Beneficially Owned Before Offering		Number of Shares Being Offered	Shares Beneficially Owned After Offering
	Number	Percent(3)		Number	Percent(3)
Armen Investments LLC[4] 116 NW 4th Avenue Boca Raton, FL 33432	2,940,000	4.31%	2,500,000	440,000.64%

James H. Batmasian 215 North Federal Hwy, Ste. #1 Boca Raton, FL 33432	3,030,000	4.44%	2,500,000	530,000.78%

[1]	Armen Investments LLC is wholly-owned by Armen Batmasian.
[2]

To our knowledge and except as otherwise set forth herein, the Selling Shareholders have sole voting and investment power with respect to all common stock shown as beneficially owned by them, subject to community property laws where applicable. Except as otherwise set forth herein, the table includes shares of common stock that the Selling Shareholders have the right to acquire pursuant to the exercise of warrants and options exercisable within 60 days.

[3]	Percentage ownership is based on 68,260,732 shares of common stock outstanding as of January 25, 2007 and, except as otherwise set forth herein, in each case assumes exercise of warrants and options.
[4]	Armen Batmasian has sole voting and investment power with respect to the securities owned by Armen Investments LLC.

PLAN OF DISTRIBUTION

The Selling Shareholders and any of their pledges, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. Subject to contractual limitations, the Selling Shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions in which the broker-dealer does not solicit purchasers

•	agency brokerage transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchase by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the Selling Shareholders to sell a specified number of shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Shareholders also may sell shares under Rule 144 of the Securities Act if available, rather than under this Prospectus.

The Selling Shareholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a Selling Shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

The Selling Shareholders have not entered into an agreement or made any arrangements with any underwriter pursuant to which the shares included in this Prospectus are to be offered to the public.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the Selling Shareholders and/or purchasers of the common stock for whom the broker-dealers may act as agent, or to whom they may sell as principal, or both. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions, however, the maximum commission or discount to be received by any NASD member or independent broker-dealer will not be greater than eight percent (8%) of the sale price of any securities being registered hereunder pursuant to Rule 415 of the Securities Act.

The Selling Shareholders and any broker, dealer, or agent that assists in the sale of the common stock may be deemed to be underwriters within the meaning of Section 2(a)(11) of the Securities Act. Accordingly, any profit on the sale of common stock by them and any discounts, concessions or commissions received by any of the underwriters, brokers, dealers or agents may be deemed to be underwriting discounts any commission under the Securities Act.

Neither we nor the Selling Shareholders can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between any Selling Shareholders, any other Shareholders, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares. At the time a particular offer of shares is made, a Prospectus Supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the Selling Shareholders and any other required information.

We will pay all of the expenses incident to the registration, offering, and sale of the shares for the public other than commissions or discounts of underwriters, broker-dealers, or agents.

DESCRIPTION OF OUR SHARE CAPITAL AND NANOTRONICS SUB’S SHARE CAPITAL

Our Share Capital

Common Stock

We are authorized by our certificate of incorporation to issue up to 200,000,000 shares of common stock, $0.001 par value per share, of which 55,970,402 shares were issued and outstanding as of April 2, 2007. Each share of our common stock has one vote on all matters to be voted upon by our stockholders. No share of our common stock affords any cumulative voting or preemptive rights or is convertible, redeemable, assessable or entitled to the benefits of any sinking or repurchase fund. Holders of our common stock will be entitled to dividends in such amounts and at such times as our board, in its discretion, may declare out of funds legally available for the payment of dividends. We do not anticipate paying dividends in the foreseeable future. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in our remaining property and assets.

Additionally, in connection with the Business Combination, 11,717,030 Exchangeable Shares have been issued and were outstanding and not held by our affiliates as of April 2, 2007 and 573,300 shares of either our common stock or Exchangeable Shares are being issued for the remaining API common shares that have not elected to receive either our common stock or Exchangeable Shares. While we do not yet know what portion of the API common shares will become shares of our common stock and what portion will become Exchangeable Shares, the exact proportions are not material to us because the Exchangeable Shares are equivalent, to the extent practicable, of shares of our common stock.

As of April 2, 2007 the Corporation had sold 4,250,270 shares of its common stock for $1.85 per share to investors located outside the United States in private placement transactions, which were made pursuant to Regulation S under the Securities Act of 1933 and were exempt from registration under such act. These shares have been paid for but not yet issued by the Corporation, and therefore are not included in the number of issued and outstanding shares set forth above.

Special Voting Stock and Rights Related to the Exchangeable Shares

Special Voting Stock. A single share of special voting stock, par value $0.01 per share, designated as special voting stock, was created pursuant to the amendment to our certificate of incorporation that was filed in connection with the closing of the Business Combination and was issued to the Trustee. Except as otherwise required by law or our certificate of incorporation, the special voting stock possesses the number of votes equal to the number of outstanding Exchangeable Shares from time to time not owned by us or our affiliates, which votes may be exercised for the election of directors and on all other matters submitted to a vote of our stockholders. With respect to any written consent sought from our stockholders, each vote attached to the special voting stock is exercisable in the same manner as a vote at a meeting.

The holders of our common stock and the holder of the special voting stock will vote together as a single class on all matters. The special voting stock has been issued to the Trustee, who was appointed under the voting and exchange trust agreement, for the benefit of the holders of Exchangeable Shares, other than us or our subsidiaries. The Trustee is not be entitled to receive dividends, and, in the event of our liquidation, dissolution or winding up, will receive an amount equal to the par value thereof. The rights of a holder of Exchangeable Shares to exercise the votes attached to the special voting stock will cease upon the exchange of such holder’s Exchangeable Shares for shares of our common stock. At such time as the special voting stock has no votes attached to it because there are no Exchangeable Shares outstanding not owned by us or our affiliates, the special voting stock will cease to have any rights.

Voting and Exchange Trust Agreements. The voting and exchange trust agreement provides the following mechanics for voting the special voting share (the full text of the voting and exchange trust agreement is attached to this prospectus as Exhibit B):

Each holder of an Exchangeable Share on the record date for any meeting at which our stockholders are entitled to vote will be entitled to instruct the Trustee to exercise one of the votes attached to the special voting stock for such Exchangeable Share. The Trustee will exercise each vote attached to the special voting stock only as directed by the relevant holder and, in the absence of instructions from a holder as to voting, will not exercise such votes. If a holder either has not previously given the Trustee voting instructions with respect to the meeting or submits to the Trustee written revocation of such previous instructions, a holder may, upon instructing the Trustee, obtain a proxy from the Trustee entitling the holder to vote directly at the relevant meeting the votes attached to the special voting stock to which the holder is entitled.

The Trustee will send to the holders of the Exchangeable Shares the notice of each meeting at which our shareholders are entitled to vote, together with the related meeting materials and a statement as to the manner in which the holder may instruct the Trustee to exercise the votes attaching to the special voting stock, at the same time as we send such notice and materials to our stockholders. The Trustee will also send to the holders of Exchangeable Shares copies of all information statements, interim and annual financial statements, reports and other materials sent by us to our stockholders at the same time as such materials are sent to our stockholders. To the extent that we provide such materials to the Trustee, the Trustee will also send to the holders of Exchangeable Shares all materials sent by third parties to our stockholders, including dissident proxy circulars and tender and exchange offer circulars, as soon as possible after such materials are first sent to our stockholders.

With the exception of administrative changes, for the purpose of adding covenants for the protection of the holders of the Exchangeable Shares, making necessary amendments or curing ambiguities or clerical errors (in each case provided that our board of directors and the board of directors of Nanotronics Sub and the Trustee and its counsel are of the opinion that such amendments are not prejudicial to the interests of the holders of the Exchangeable Shares), the voting and exchange trust agreement may not be amended without the approval of the holders of the Exchangeable Shares.

Support Agreement. We have entered into a support agreement with Nanotronics Sub containing agreements that affect our share capital. The following is a summary description of the material provisions of the support agreement, and is qualified in its entirety be reference to the full text of the support agreement, the form of which we have included as Exhibit A hereto.

Under the support agreement, we have agreed that so long as any Exchangeable Shares are outstanding we will:

•	not declare or pay dividends on our common stock unless Nanotronics Sub is able to and simultaneously pays an equivalent dividend on the Exchangeable Shares;

•

advise Nanotronics Sub in advance of the declaration of any dividend on the our common stock and ensure that the declaration date, record date and payment date for dividends on the Exchangeable Shares are the same as that for our common stock;

•	ensure that the record date for any dividend declared on our common stock is not less than ten business days after the declaration date for such dividend;

•

take all actions and do all things necessary to ensure that Nanotronics Sub is able to provide to the holders of the Exchangeable Shares the equivalent number of shares of our common stock in the event of the automatic conversion of Exchangeable Shares into our common stock, the exercise by a holder of Exchangeable Shares of the holder’s redemption right or a liquidation, dissolution, or winding-up of Nanotronics Sub or any other distribution of the assets of Nanotronics Sub for the purpose of winding-up its affairs, a retraction request by a holder of Exchangeable Shares, or a redemption of Exchangeable Shares by Nanotronics Sub;

•	not vote or otherwise take any action or omit to take any action causing the liquidation, dissolution or winding-up of Nanotronics Sub; and

•

not take any action that, or omit to take any action the omission of which would result in a meeting of Nanotronics Sub shareholders other than a meeting relating to certain changes required to maintain the economic and legal equivalence of the Exchangeable Shares and our common stock.

The support agreement also provides that we will not (i) distribute additional shares of our common stock or rights to subscribe therefor or other property or assets to all or substantially all holders of shares of our common stock, unless we are or Nanotronics Sub is permitted under applicable law to, and we do or Nanotronics Sub does, distribute the economic equivalent simultaneously to the holders of Exchangeable Shares; or (ii) make any changes (either by subdivision, combination or otherwise) to our outstanding common shares which would result in a greater or lesser number of our common shares or make any other changes or effect any mergers or other transactions involving or affecting our common shares, unless we are or Nanotronics Sub is permitted under applicable law to, and we effect or Nanotronics Sub effects simultaneous to such changes, the same or economically equivalent changes to the Exchangeable Shares.

We have further agreed that in the event a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to our common stock is proposed by us or is proposed to us or our stockholders and is recommended by the our board or directors, then we, in good faith, shall take all actions as are necessary to permit the holders of the Exchangeable Shares to participate in such transaction to the same extent and on an equivalent basis as the holders of our common stock.

We have agreed that as long as there remain outstanding Exchangeable Shares not owned by us or any entity controlled by us, we will remain the beneficial owner, directly or indirectly, of all outstanding common shares of Nanotronics Sub. Notwithstanding this agreement, we will not violate this agreement if any person or group of persons acting jointly or in concert acquires our common stock pursuant to a merger and we are not the survivor.

With the exception of administrative changes for the purpose of adding covenants for the protection of the holders of the Exchangeable Shares, making necessary amendments or curing ambiguities or clerical errors (in each case provided that our board of directors and the board of directors of Nanotronics Sub is of the opinion that such amendments are not prejudicial to the interests of the holders of the Exchangeable Shares), the support agreement may not be amended without the approval of the holders of the Exchangeable Shares.

Under the support agreement, we have agreed not to exercise any voting rights attached to the Exchangeable Shares owned by us or any entity controlled by us on any matter considered at meetings of holders of Exchangeable Shares (including any approval sought from such holders in respect of matters arising under the support agreement).

Nanotronics Sub’s Share Capital

The share capital of Nanotronics Sub is as summarized below. This summary is qualified in its entirety by reference to the share capital of Nanotronics Sub and other provisions included in Nanotronics Sub’s articles of incorporation, which we have attached as Exhibit C hereto.

Common Shares

Nanotronics Sub is authorized to issue an unlimited number of shares of common stock, no par value per share. There are 100 common shares issued and outstanding, all of which are owned by us. The holders of Nanotronics Sub common shares will be entitled to receive notice of and to attend all meetings of the shareholders of Nanotronics Sub and will be entitled to one vote for each share held of record on all matters submitted to a vote of holders of Nanotronics Sub common shares. Subject to the prior rights of the Exchangeable Shares and any other shares ranking prior to the common shares, the holders of Nanotronics Sub common shares will be entitled to receive such dividends as may be declared by the Nanotronics Sub Board of Directors out of funds legally available therefore. We, as holder of the Nanotronics Sub common shares, will be entitled upon any liquidation, dissolution or winding-up of Nanotronics Sub, subject to the prior rights of the holders of the Exchangeable Shares and to any other shares ranking senior to our common stock, to share ratably in the remaining property and assets of Nanotronics Sub.

Exchangeable Shares

General. Nanotronics Sub is authorized to issue an unlimited number of Exchangeable Shares, no par value per share. Nanotronics Sub had issued and outstanding 11,717,030 Exchangeable Shares not held by our affiliates as of April 2, 2007 and may issue up to an additional 573,300 Exchangeable Shares pursuant to the Business Combination. If former holders of common stock of API request to receive shares of our common stock instead of Exchangeable Shares, Nanotronics Sub will not issue Exchangeable Shares to those former holders of API common stock.

Ranking. The exchangeable shares will be entitled to a preference over the Nanotronics Sub common shares and any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding up of Nanotronics Sub.

Dividends. Holders of Exchangeable Shares will be entitled to receive dividends equivalent to dividends paid from time to time by us on shares of our common stock. The declaration date, record date and payment date for dividends on the Exchangeable Shares will be the same as that for the corresponding dividends on the our common stock.

Certain Restrictions. Without the approval of the holders of the Exchangeable Shares, Nanotronics Sub may not:

1.	pay any dividend on the Nanotronics Sub commons shares, or any other shares ranking junior to the Exchangeable Shares, other than stock dividends payable in such other shares ranking junior to the Exchangeable Shares;

2.	redeem, purchase or make any capital distribution in respect of Nanotronics Sub common shares or any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends or on any liquidation distribution;

3.	redeem or purchase any other shares of Nanotronics Sub ranking equally with the Exchangeable Shares with respect to the payment of dividends or on any liquidation distribution; or

4.	amend the certificate of incorporation or bylaws of Nanotronics Sub in any manner that would affect the rights or privileges of the holders of Exchangeable Shares.

The restriction in the first three points above will not apply at any time when the dividends on the outstanding Exchangeable Shares corresponding to dividends declared on our common stock have been declared and paid in full. Nanotronics Sub is not restricted from issuing additional common shares or Exchangeable Shares.

Liquidation. In the event of the liquidation, dissolution or winding-up of Nanotronics Sub, a holder of Exchangeable Shares will be entitled to receive for each Exchangeable Share one share of our common stock, together with the equivalent amount of all Unpaid Dividends, if any.

Retraction Right, Exchange Put Right and Automatic Redemption Right. The Exchangeable Share provisions also provide for the retraction right, the exchange put right and the automatic redemption right.

Voting Rights. Except as required by applicable law, the holders of the Exchangeable Shares will not be entitled as such to receive notice of or attend any meeting of the shareholders of Nanotronics Sub or to vote at any such meeting.

Amendment and Approval. The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares may be changed only with the approval of the holders thereof. Any such approval or any other approval or consent to be given by the holders of the Exchangeable Shares will be sufficiently given if given in accordance with applicable law and subject to a minimum requirement that such approval or consent be evidenced by a resolution passed by not less than 66 2/3% of the votes cast thereon at a meeting of the holders of Exchangeable Shares (other than shares beneficially owned by us or entities controlled by us) duly called and held at which holders of at least 20% of the then outstanding Exchangeable Shares present or represented by proxy. In the event that no such quorum is present at such meeting within one-half hour after the time appointed therefore, then the meeting will be adjourned to such place and time not less than 10 days later as may be designated by the chairman of such meeting, and the holders of Exchangeable Shares present or represented by proxy at the adjourned meeting may transact the business for which the meeting was originally called. At the adjourned meeting, a resolution passed by the affirmative vote of not less than 66 2/3% of the votes cast thereon (other than shares beneficially owned by Nanotronics Sub or entities controlled by us) will constitute the approval or consent of the holders of the Exchangeable Shares.

Actions of Nanotronics Sub under Support Agreement. Under the Exchangeable Shares provisions, Nanotronics Sub has agreed to take all such actions and do all such things as are necessary or advisable to perform and comply with its obligations under, and to ensure the performance and compliance by us with our obligations under, the support agreement.

TAX CONSIDERATIONS

Material U.S. Federal Tax Considerations for U.S. Holders

The following is a summary of the material U.S. federal income tax consequences to U.S. Holders (as defined below) of our common stock.

This summary is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the income tax regulations, proposed and final, issued under the Code, and judicial and administrative interpretations of the Code and regulations in each case as in effect and available as of the date of this document. These authorities may change at any time, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. These authorities are also subject to various interpretations, and the U.S. Internal Revenue Service (the “IRS”) or the U.S. courts could later disagree with the explanations or conclusions contained in this summary.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of our common stock, as the case may be, that, for U.S. federal income tax purposes, is:

•	a citizen or resident of the U.S., including some former citizens or residents of the U.S.;

•	a partnership or corporation created or organized in or under the laws of the U.S. or any state thereof, including the District of Columbia;

•	an estate if its income is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (i) it has validly elected to be treated as a United States person for U.S. federal income tax purposes or (ii) if a U.S. court can exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions.

This summary does not address aspects of U.S. taxation other than U.S. federal income taxation, nor does it address all aspects of U.S. federal income taxation that may be applicable to particular holders. In addition, this summary does not address the U.S. state or local tax consequences or the tax consequences in jurisdictions other than the U.S. of the transaction.

YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISORS CONCERNING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY CONSEQUENCES TO YOU ARISING UNDER THE LAWS OF ANY OTHER TAXING REGIME OR JURISDICTION THAT MAY APPLY TO YOU, INCLUDING ESTATE, GIFT, STATE AND LOCAL TAX CONSEQUENCES.

Distributions on our Common Stock. A U.S. Holder of our common stock generally will be required to include in gross income as dividends amounts paid on our common stock to the extent paid out of our current earnings and profits, as determined under United States income tax principles. Subject to certain conditions and limitations (including minimum holding periods) such dividends should be fixed at a rate of 15 percent for individuals and certain trusts and estates.

Sale or Exchange of our Common Stock. A U.S. Holder who sells shares of our common stock for cash or exchanges such shares for other property generally will recognize gain or loss on such sale measured by the difference between the cash sale price of such shares or the fair market value of the property received in exchange for such shares and the U.S. Holder’s tax basis in such shares. The gain or loss will be capital gain or loss and will be long-term capital gain or loss if such shares have been held as capital assets for more than one year at the time of the sale or exchange.

Material U.S. Federal Tax Considerations For Non-U.S. Holders Of Our Common Stock

The following is a general discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock by a “Non-U.S. Holder.” For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of our stock who is treated for the relevant U.S. federal tax purposes as a non-resident alien individual, or a foreign partnership, foreign corporation, foreign estate, or foreign trust. Because U.S. federal tax law uses different tests in determining whether an individual is a non-resident alien for income and estate tax purposes, some individuals may be “Non-U.S. Holder” for purposes of the U.S. federal income tax discussion below, but not for purposes of the U.S. federal estate tax discussion, and vice versa.

This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), judicial decisions, and administrative regulations and interpretations in effect as of the date of this Prospectus, all of which are subject to change, possibly with retroactive effect. This discussion assumes that a Non-U.S. Holder holds our common stock as a capital asset as determined for U.S. federal income tax purposes (generally, property held for investment). This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to Non-U.S. Holders in light of their particular circumstances, including, without limitation, Non-U.S. Holders that are controlled foreign corporations, passive foreign investment companies, pass-through entities, or U.S. expatriates; Non-U.S. Holders that hold their common stock through pass-through entities; Non-U.S. Holders that acquire their common stock through the exercise of employee stock options or otherwise as compensation; and Non-U.S. Holders who own, directly, indirectly or constructively, more than 5% of our common stock. This discussion also does not address any tax consequences arising under the laws of any U.S. state or local, or non-U.S., jurisdiction.

YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES OF HOLDING AND DISPOSING OF OUR COMMON STOCK IN LIGHT OF YOUR PARTICULAR SITUATION, AS WELL AS ANY CONSEQUENCES UNDER STATE, LOCAL OR NON-U.S. LAW.

Distributions On Our Common Stock. Distributions on our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current accumulated earnings and profits, as determined for U.S. federal income tax purposes. In general, we will be required to withhold U.S. federal income tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, on dividends paid to a Non-U.S. Holder. To obtain a reduced rate of withholding under a treaty, you must provide us with appropriate documentation (typically, a properly-executed IRS Form W-8BEN certifying your entitlement to benefits under the treaty). You will not be required to furnish a U.S. taxpayer identification number in order to claim treaty benefits with respect to our dividends if our common stock is traded on an “established financial market” for U.S. federal income tax purposes. Treasury Regulations provide special rules to determine whether, for purposes of determining the applicability of an income tax treaty, dividends paid to a Non-U.S. Holder that is an entity should be treated as paid to the entity or to those holding an interest in that entity.

We generally will not be required to withhold U.S. federal income tax dividends that are effectively connected with your conduct of a trade or business within the United States, so long as you provide us with appropriate documentation (typically, a property executed IRS Form W-8ECI, stating that the dividends are so effectively connected). Instead, such dividends will be subject to U.S. federal income tax on a net income basis, generally in the same manner as if you were a resident of the United States. If you are a foreign corporation, your effectively-connected dividends may also be subject to an additional “branch profits tax”, which is imposed under certain circumstances at a rate of 30% (or such lower rate as may be specified by an applicable treaty), subject to certain adjustments and exceptions.

Gain On Sale Or Disposition Of Our Common Stock. A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to any gain realized on a sale or other disposition of our common stock. However, you will be taxed on such gain if (1) the gain is effectively connected with a trade or business that you conduct in the United States (in the event that certain tax treaty provisions apply, the gain must also be attributable to a permanent establishment in the United States (or, in the case of an individual, a fixed place of business) in order to be subject to tax), (2) you are a non-resident alien individual, you are present in the United States for 183 or more days in a taxable year of the sale or disposition and certain other conditions are met, or (3) our stock is treated as a United States real property interest in your hands, within the meaning of Section 897(c) of the Code.

Subject to the exception noted below, our stock will generally be treated as a U.S. real property interests if we are or have been a “United States real property holding corporation” within the meaning of Section 897(c) at any time that you held the stock within five years before the sale or disposition. We believe that we are not, and we do not anticipate becoming, a United States real property holding corporation. Moreover, even if we are treated as a Untied States real property holding corporation, so long as our common stock is “regularly traded on an established securities market” for U.S. federal income tax purposes, our common stock will not be treated as a U.S. real property interest in the hands of Non-U.S. Holder who has owned no more than 5% of common stock (assuming for this purpose and applying certain constructive ownership rules to determine your ownership) during the five years preceding a sale or disposition. If we are treated as a U.S. real property holding corporation and our common stock is not regularly traded on an established securities market, 10% of the amount realized by a Non-U.S. Holder on a sale or disposition of our common stock must be withheld by the purchaser and remitted to the U.S. Internal Revenue Service. The amount withheld may be applied to the Non-U.S. Holders’ U.S. federal income tax liability or, if in excess thereof, refunded provided that the required information is timely furnished to the U.S. Internal Revenue Service.

Information Reporting Requirements And Backup Withholding. Generally, we must report to the U.S. Internal Revenue Service the amount of dividends we pay to you, your name and address, and the amount of any tax withheld. A similar report will be sent to you. Pursuant to tax treaties or other information-sharing agreements, the U.S. Internal Revenue Service may make its reports available to tax authorities in your country of residence.

We generally will not be required to apply backup withholding to dividends that we pay to you if you have provided an appropriate certification of your U.S. federal taxpayer identification number, or of the fact that you are not a U.S. person, unless we or our paying agent otherwise have actual knowledge that you are a U.S. person. Generally, you will provide such certification on an IRS Form W-8BEN.

Under current U.S. federal income tax law, information reporting and backup withholding imposed at a rate of 28% (increasing to 31% in 2011) will apply to the proceeds of a disposition of our common stock effected by or through a U.S. office of a broker unless the disposing holder certifies as to its non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. U.S. federal information reporting requirements (but not backup withholding) generally will also apply to a payment of disposition proceeds by foreign offices of U.S. brokers or foreign brokers with certain types of relationships to the United States unless the Non-U.S. Holder establishes and exemption.

Backup withholding is not an additional tax. Rather, the amount of tax withheld will be treated as a payment against your actual U.S. federal income tax liability (if any), and if the withholding results in an overpayment of tax, a refund may be obtained, provided that the required information is timely furnished to the U.S. Internal Revenue Service.

Non-U.S. Holders should consult their own tax advisors regarding the application of information reporting and backup withholding to them including the availability of and procedure for obtaining an exemption from backup withholding.

Federal Estate Tax. An individual Non-U.S. Holder who at the time of his death is treated as the owner of an interest in our common stock will be required to include the value thereof in his gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise. Legislation enacted in the spring of 2001 provides for reductions in the U.S. federal estate tax through 2009 and the elimination of the estate tax entirely in 2010. Under this legislation, the U.S. federal estate tax would be fully reinstated, as in the effect prior to the reductions, in 2011.

BUSINESS OF THE COMPANY

Historical Overview of the Company

We were incorporated on February 2, 1999 under the laws of the State of Delaware under the name Rubincon Ventures Inc. We have not been in bankruptcy, receivership or similar proceedings since our inception. Our Business Combination with API became effective on November 6, 2006 and in connection with the Business Combination we changed our name to “API Nanotronics Inc.”

As a result of the Business Combination with API, we now are engaged in the manufacture of electronic components and systems for the defense and communications industries. Our operations are conducted through our subsidiaries. We have ten subsidiaries: (1) Nanotronics Sub, which holds the stock of API, (2) API, which holds the stock of our operation companies, (3) Rubincon Holdings, which was incorporated to facilitate the exchange of Exchangeable Shares, (4) API Electronics, Inc., which is a designer and manufacturer of critical elements for advanced military, industrial, commercial, automotive and medical applications; (5) Filtran Group, consisting of Filtran Limited and Filtran Inc. and which is a designer and supplier of electronic components to major producers of communications equipment, military hardware, computer peripherals, process control equipment and instrumentation; (6) TM Systems II Inc., which supplies the defense sector with naval landing and launching equipment, flight control and signaling systems, radar systems alteration, data communication and test equipment, as well as aircraft ground support equipment; (7) Keytronics, Inc., which is a designer and manufacturer of electronic components of major producers of communications equipment, military hardware, computer peripherals, process control equipment and instrumentation; and (8) National Hybrid Group, which consists of National Hybrid, Inc. and Pace Technology, Inc., and is a developer and manufacturer of 1553 data bus products, solid state power controllers, opto-controllers, high density multi-chip modules and custom hybrid micro-circuits for the military/aerospace market and the industrial process control market.

We have operations in the U.S. in New York and Florida and in Canada in Ontario. After the Business Combination we moved our executive offices to the executive offices of API in Toronto, Ontario. Our operating subsidiaries are located in Endicott, New York, Hauppauge, New York, Ogdensburg, New York, Ronkonkoma, New York, Islip, New York, Largo, Florida and Ottawa, Ontario. The mailing address and telephone number for our executive offices are: 505 University Avenue, Suite 1400, Toronto, Ontario, Canada M5G 1X3. The telephone numbers of our registered office and principle place of business in Ontario, Canada are (416) 593-6543 and (800) 606-2326.

As a result of the Business Combination API became a wholly-owned subsidiary of ours. This was accomplished by our forming an Ontario subsidiary, RVI Sub, Inc. which we refer to as Nanotronics Sub. API became a wholly-owned subsidiary of Nanotronics Sub pursuant to a Plan of Arrangement approved by the Ontario Superior Court of Justice. The holders of common shares of API were given the right to receive either ten shares Exchangeable Shares of Nanotronics Sub, or if the API shareholder elected, ten shares of our common stock. Each Exchangeable Share of Nanotronics Sub is exchangeable at any time during a ten year period into one share of our common stock. For a description of the exchange mechanisms, see Plan of Distribution in this prospectus. As a result of the Business Combination, our management and the management of Nanotronics Sub is the same as the former management of API and the former members of the Board of Directors of API constitute a majority of the members of our Board of Directors and the Board of Directors of Nanotronics Sub.

Accounting Treatment of the Business Combination

For accounting purposes the acquisition of API by Rubincon was considered a reverse acquisition, an acquisition transaction where the acquired company, API, is considered the acquirer for accounting purposes, notwithstanding the form of the transaction. The primary reason the transaction was treated as a recapitalization by API rather than a purchase of API by Rubincon was because Rubincon was a shell company. As reported in its Form 10-QSB for the quarter ended October 31, 2006, (the final quarterly filing requirement for Rubincon under its prior year end of January 31, 2006), Rubincon had cash of approximately $4,200,000, other assets of approximately $117,000 and liabilities of approximately $187,000.

In conjunction with this reverse acquisition, Rubincon changed its year end from January 31 to May 31, the year-end of API. Assets, liabilities and equity of the Company continue to be that of the operating company, API, as adjusted for the cash, other assets and liabilities of Rubincon. No additional goodwill or intangible assets were recognized on completion of the transaction. The capital structure, including the number and type of shares issued, appearing in the consolidated balance sheet reflects that of the legal parent, Rubincon, now known as API Nanotronics, including the shares issued to affect the reverse acquisition for the period after the consummation of the Plan of Arrangement and the capital structure of API modified by the 10 for 1 exchange ratio in the Plan of Arrangement for the period prior to the consummation of the plan of arrangement.

Rubincon’s Activities Prior to the Business Combination

Prior to the completion of the Business Combination we were a shell company. We had no subsidiaries and no affiliated companies, other than the Ontario subsidiaries that we established solely for the purpose of the Business Combination. Prior to the Business Combination, we had no operations other than the discontinued operations described below and our assets consisted of cash and cash equivalents. Our business plan consisted of seeking an acquisition or business combination with an operating company. We accomplished that objective through the Business Combination with API.

We are also seeking additional acquisitions in the nanotechnology industry. To this end, we have entered into a consulting arrangement with Professor Martin Moskovits, a Professor of Physical Chemistry in the Department of Chemistry and Biochemistry and the Dean of the Division of Mathematical and Physical Sciences in the College of Letters and Sciences at the University of California Santa Barbara. Mr. Moskovits has been engaged to identify a nanotechnology acquisition or acquisitions for us. The consulting arrangement with Professor Moskovits is for a term of one year and is extendable upon the mutual agreement of the parties.

From inception through December 2005, we were engaged in the exploration of mineral properties. Originally we acquired the mineral rights to a claim, called “Rubincon”, located in the Zeballos mining area of British Columbia but due to the terrain of the claim, management decided to allow the claim to lapse on February 28, 2002 and no longer has any interest in the property.

Our shares were qualified and first quoted on the system of the National Association of Securities Dealers, Inc. (“NASD”) known as the OTC Bulletin Board (the “OTCBB”) in November 2005. There was only one trade in November, 2005 and our common stock did not start trading after that until March 2006. Effective November 7, 2006 we have changed the symbol for our common stock to APIO from RBCV.

History of API

Nanotronics Sub, a Canadian subsidiary was incorporated solely for the purpose of affecting the Business Combination. It has no operations. Nanotronics Sub is an Ontario corporation and operates under the Business Corporations Act (Ontario). API is a wholly-owned subsidiary of Nanotronics Sub. The legal and commercial names of our primary businesses and wholly-owned subsidiaries are API Electronics, Inc., the Filtran Group of companies consisting of Filtran Inc. and Filtran Limited, TM Systems II, Inc., and Keytronics Inc., and the National Hybrid Group of Companies consisting of National Hybrid, Inc. and Pace Technology, Inc.

API was incorporated in the Province of Ontario, Canada on May 14, 1985 under the name Shediac Bay Resources. From the time of API’s incorporation on May 14, 1985 until June 6, 2000, API was in the business of locating, acquiring, exploring, and, if warranted, developing and exploiting, mineral properties. On July 25, 2000, API changed its name from Opus Minerals Inc. to InvestorLinks.com Inc. From June 6, 2001 through August 31, 2001, API’s primary business was that of a financial resource and directory portal provider on the Internet through its website www.InvestorLinks.com. That business was effectively closed down prior to the end of the fiscal year ending April 30, 2001 and the assets of that business were sold during the fiscal year ending May 31, 2002. In September, 2001 API acquired API Electronics in a reverse acquisition and commenced to engage in the basis of API Electronics, the manufacturer and distribution of semiconductors and microcircuits for military, aerospace and commercial applications.

On September 10, 2001, API’s common shares began trading on the OTCBB under the symbol “APIEF.” API’s trading symbol on the OTCBB was changed to AEGCF in connection with the September 15, 2004 one (1) for ten (10) common share consolidation.

Effective May 31, 2002, API acquired the 100% of the shares of the Filtran Group of companies. The Filtran Group of companies included Filtran Limited, Filtran Inc., Canadian Dataplex Ltd. and Tactron Communications (Canada) Limited. Canadian Dataplex Ltd., Filtran Limited and Tactron Communications (Canada) Limited were amalgamated under the name Filtran Limited under the Business Corporations Act (Ontario) as of June 1, 2003. The Filtran Group of companies is a manufacturer of electronic components, particularly inductors, filters and transformers, for customers in the communications, computer, instrumentation and process control industries, with manufacturing facilities in the United States and Canada.

Effective February 6, 2003, API through its wholly-owned subsidiary TM Systems, acquired the assets of TM Systems, Inc. The assets purchased by TM Systems include inventory, equipment, work-in-progress, contracts, orders, files, ledgers and furniture. TM Systems also assumed lease obligations for two separate premises which are manufacturing facilities located in Albertson, New York and Bridgeport, Connecticut from TM Systems, Inc. We no longer lease the facility in Albertson, New York or Bridgeport, Connecticut. TM Systems now operates out of the facilities of API Electronics in Hauppauge, New York and of Keytronics in Endicott, New York. TM Systems is a manufacturer of naval landing and launching equipment, flight control and signaling systems, radar systems alteration, data communication and test equipment, and aircraft ground control equipment.

Effective March 23, 2004, API acquired the assets of Islip Transformer & Metal Co., Inc., a supplier of critical systems and components to the U.S. Department of Defense. The assets acquired included certain Department of Defense contracts, the seller’s CAGE code, the right to use the seller’s name, all test fixtures, test equipment, plans, specifications and files relating to previous contracts performed, inventory and equipment.

Effective August 29, 2005, API acquired certain assets of Sensonics, Inc. Sensonics is a designer and manufacturer of electronic circuits and aircraft instrumentation.

Effective April 28, 2006, API purchased 100% of Keytronics Inc.’s shares. Keytronics is a design and manufacturing company of electrical components and equipment, specifically transformers, chokes, inductors, reactors, power supplies, power converters, battery charges and rope cutters.

Effective November 6, 2006, API was acquired by Rubincon Ventures Inc. in the Business Combination discussed above. In that transaction API became a wholly-owned subsidiary of API Nanotronics Corp., the name that Rubincon Ventures Inc. adopted in connection with the Business Combination. The combined companies continued to engage in the historic business of API.

API changed its name from API Electronics Group Inc. to API Electronics Group Corp. on September 15, 2004 in connection with the one (1) for ten (10) Common share consolidation.

The acquisition of API and the purchases of the Filtran Group of companies and the assets of TM Systems was funded by API’s predecessor and API primarily from the private sale of securities. The acquisition of certain assets of Sensonics was funded by an earn-out provision in the acquisition agreement. The acquisition of the stock of Keytronics was funded out of API’s working capital.

History of the Combined Companies

Following the consummation of the Business Combination, the Company acquired on January 25, 2007 the stock of the National Hybrid Group, which consists of National Hybrid, Inc. and Pace Technology, Inc. National Hybrid Group is a developer and manufacturer of 1553 data bus products, solid state power controllers, opto-controllers, high density multi-chip modules and custom hybrid micro-circuits for the military/aerospace market and the industrial process control market.

The acquisition of the National Hybrid Group companies was funded with cash received from Rubincon Ventures Inc. as part of the Business Combination and from a loan from a related party.

The Company will continue to integrate these recent acquisitions.

Financial Information About Segments

(a) The Company’s operations are conducted in two reportable segments which are distinguished by geographic location in Canada and United States. Both segments design and manufacture electronic components. Inter-segment sales are recorded at market value.

Year Ended May 31, 2006	Canada	United States	Corporate (Canada)	Inter Segment Eliminations	Total
Sales to External Customers	$6,613,699	$9,020,394	$—	$—	$15,634,093
Inter-Segment Sales	—	365,360	—	(365,360)	—

Total	6,613,699	9,385,754	—	(365,360)	15,634,093

Gross Income	1,455,051	822,380	—	—	2,277,431
Corporate Head Office Expenses	—	—	604,387	—	604,387
Amortization	83,426	552,619	168,359	—	804,404
Interest on Long term Debt	—	39,890	—	—	39,890
Other Expense (Income)	152,311	—	(145,637)	—	6,674
Income Tax Expense (Recovery)	(7,706)	25,062	88,122	—	105,478

Net income (loss)	1,227,020	204,809	(715,231)	—	716,598

Segment Assets	4,769,319	8,795,638	541,345	—	14,106,302

Goodwill included in assets	1,137,166	—	—	—	1,137,166
Capital Expenditures	52,728	86,593	—	—	139,321

Year Ended May 31, 2005	Canada	United States	Corporate (Canada)	Inter Segment Eliminations	Total
Sales to External Customers	$4,722,205	$7,825,346	$—	$—	$12,547,551
Inter-Segment Sales	—	649,821	—	(649,821)	—

Total	4,722,205	8,475,167	—	(649,821)	12,547,551

Gross Income	398,759	1,206,551	—	—	1,605,310
Corporate Head Office Expenses	—	—	589,866	—	589,866
Amortization	108,392	485,448	171,093	—	764,933
Interest on Long term Debt	11,256	16,793	—	—	28,049
Other Expense (Income)	68,712	—	(43,096)	—	25,616
Income Tax Expense (Recovery)	(1,837)	26,774	(129,097)	—	(104,160)

Net income (loss)	212,236	677,536	(588,766)	—	301,006

Segment Assets	2,254,285	6,572,759	3,825,784	—	12,652,828

Goodwill included in assets	997,611	—	—	—	997,611
Capital Expenditures	41,871	270,875	21,214	—	333,960

Year Ended May 31, 2004	Canada	United States	Corporate (Canada)	Inter Segment Eliminations	Total
Sales to External Customers	$5,013,986	$6,264,201	$—	$—	$11,278,187
Inter-Segment Sales	22,639	776,243	—	(798,882)	—

Total	5,036,625	7,040,444	—	(798,882)	11,278,187

Gross Income	392,894	564,925	—	—	957,819
Corporate Head Office Expenses	—	—	785,802	—	785,802
Amortization	111,610	520,781	171,416	—	803,807
Interest on Long term Debt	2,188	44,468	38,407	—	85,063
Other Expense (Income)	29,774	(45,232)	(102,498)	—	(117,956)
Income Tax Expense (Recovery)	(25,921)	18,569	(46,714)	—	(54,066)
Cumulative effect of change in accounting policy	—	—	48,531	—	48,531

Net income (loss)	275,243	26,339	(894,944)	—	(593,362)

Segment Assets	2,052,518	6,480,097	2,652,520	—	11,185,135

Goodwill included in assets	918,529	1,000	—	—	919,529
Capital Expenditures	55,517	159,250	8,200	—	222,967

(b) Major Customer

	2006	2005	2004
Revenue
U.S. Department of Defense	25%	12%	17%
U.S. Department of Defense subcontractors	40%	39%	40%

Geographical Revenue	2006	2005	2004
United States	$12,199,898	$9,629,218	$8,933,612
Canada	1,104,713	836,335	944,039
United Kingdom	1,712,629	1,659,463	1,057,691
South America	147,009	159,936	201,465
All Other	469,844	262,599	141,380

Total	$15,634,093	$12,547,551	$11,278,187

Business Overview – API Electronics, Inc., the Filtran Group of Companies, TM Systems, Keytronics and National Hybrid Group

API Electronics, Inc. (“API Electronics”) – Operations, Activities and Products

API Electronics manufactures niche specialty products that major semiconductor manufacturers no longer produce or do not plan on producing in the future. API Electronics has focused on the discontinued parts niche of the electronic component industry since its formation approximately 27 years ago. In support of API Electronics’ goals and objectives, API Electronics has focused on maximizing the potential of the various products for which it has become the sole source supplier. Through the implementation of engineering process controls and total quality management principles, API Electronics has achieved manufacturing efficiencies and effectiveness via specialization and concentration on these niche products.

API Electronics’ reputation is that of a preferred supplier of custom replacement parts for critical, fixed-design systems. Such niche products include Varactor tuning diodes, specialty suppressor diodes for the relay market, and custom microelectronic hybrid circuits designed, built and tested to customer specifications. API Electronics also manufactures power and small-signal transistors, silicon rectifiers, zener diodes, high-voltage diodes, and resistor/capacitor networks. All microelectronic products are manufactured using semiconductor, hybrid, and surface-mount technologies or a combination. All methods and processes are controlled and monitored by API Electronics’ Quality Assurance programs.

Applications for API Electronics’ semiconductor products include: Telecommunications, Aerospace, Military Defense Systems, Automated Test Equipment, Computing Equipment, Medical Equipment, Robotics, Instrumentation and Automotive Systems. API Electronics currently serves a broad group of customers with products and services falling into four main categories: Hybrid Circuit, Power and Small-Signal Transistor, Varactor Tuning Diode and Value-Added Distribution. API Electronics’ products facilitate the power supply in end products such as missiles, the space shuttle, F-15 and F-16 fighter planes and B-1 bombers.

API Electronics’ principal markets consisted of the government and military markets (approximately 57% of revenues), laboratory and commercial equipment, and other replacement parts (approximately 43% of revenues) during the fiscal year ended May 31, 2006. APIE’s customers include government agencies, Departments of Defense, and large military contractors such as Honeywell, BAE Systems Controls, Deutch Relays, Litton Systems and Lockheed-Martin. Other customers include Raytheon, Northrop Grumman Litton, Alcatel, Thales, Leitch, Ball Aerospace and the Defense Electronic Supply Center.

The main thrust of API Electronics’ strategy has been to increase its market penetration through the addition of the following competitors’ product lines:

1.	Ampower – Power Transistors

2.	Unitrode – Power and Darlington Transistors

3.	Solid Power Corp. – Homotaxial Power Transistors

4.	MSI Electronics – Varactor Tuning, Abrupt, and Hyperabrupt Diodes

5.	ASI Microsystems – Custom Hybrid Circuits

6.	REL Labs – Standard Hybrid Amplifiers, Oscillators, and Networks

API Electronics has obtained the original designs of these companies to manufacture brand new spare parts for aircraft, military, medical and commercial systems that were built over the past three decades and are still providing essential services.

API Electronics continues to be proactive in the power control industries. Having already manufactured and delivered components for this industry, API Electronics is presently developing systems that use these components. API Electronics is now listed on the U.S. Department of Defense Qualified Products List (QPL) and was awarded Laboratory Suitability Certification for Military Semiconductors. These U.S. Government Certifications allow APIE to produce and test approved U.S. Military devices. In fiscal 2006, API Electronics was listed on the Qualified Manufacturer’s List (QML) as a certified member. The QPL and QML consist of a supplier base that has successfully demonstrated their products meet the specified performance, quality, and reliability levels via the U.S. Department of Defense (DoD) product qualification program. API Electronics will join the select suppliers meeting the exacting criteria (design, fabrication, assembly and test processes) required to be QPL/QML listed.

API Electronics has instituted a cost-effective sales and marketing program. Catalogs, brochures, line cards, and product lists are augmented by its website describing API Electronics and its capabilities. API Electronics seeks to improve its product sales in overseas markets through an increased emphasis on that part of its domestic direct sales force and improved communication with overseas sales representatives and distributors.

Principal Markets in which API Electronics Competes

API Electronics’ customers are located primarily in the United States. The United States, United Kingdom and Canada are the markets in which API Electronics competes.

The geographical breakdown of revenue for API Electronics (where its customers are located) for the year ended May 31, 2006 is as follows (000’s):

United States	$5,221	95%
Canada	$115	2%
United Kingdom	$172	3%

Total	$5,508	100%

New Products

In 2005, API Electronics’ Islip Transformer Division introduced a redesigned model of an Aircraft Radar Indication System using Liquid Crystal Display (LCD) technology. API Electronics has not introduced any other significant new products or services since that date.

Seasonality

API Electronics’ revenues and business are not, in general, seasonal.

Raw Materials

Raw materials required by API Electronics’ business consist primarily of silicon wafers. A broad market for silicon wafers exists worldwide, and the prices of silicon wafers have not historically been volatile.

Marketing Channels

API Electronics’ marketing channels consist primarily of the use of an in-house sales manager with a sales staff of two persons, and regional agents who act as independent contractors to API Electronics. API Electronics does not use any special sales methods such as installment sales.

Dependence on Patents, Licenses, Contracts and Processes

API Electronics is not dependent on patents, licenses, industrial contracts, commercial contracts, financial contracts, or new manufacturing processes in such a manner that such dependence would be material to API Electronics’ business or profitability.

Material Effects of Government Regulations

Except as noted below, government regulations of the United States and the State of New York related to environmental compliance, labor conditions, and government contracting are typical in API Electronics’ industry and do not have a material effect on API Electronics’ business. During the fiscal year ended May 31, 2003, API Electronics received certification that it is ISO 9001:2000. API Electronics believes it is also complaint under 9100:2001 but has not yet received certification. API Electronics has obtained certification under MIL-PRF-19500 (QML-19500) and is the process of obtaining MIL-PRF-38534 (QML-38534) certification. API Electronics is listed as a Qualified Source of Supply to the United States Defense Electronics Supply Centers (“DESC’s”). The United States Department of Defense regulates certification and qualification requirements of the DESC’s, while ISO certifications are granted by independent organizations. ISO certifications are recognized on a worldwide basis.

Backlog of Orders

API Electronics’ backlog as of May 31, 2006 was $3,156,932. As of May 31, 2005, API Electronics’ backlog was $4,415,043.

Filtran Group of Companies - Operations, Activities and Products

API acquired 100% of the stock of the Filtran Group of companies as of May 31, 2002. The companies included in the group were Filtran, Inc., Canadian Dataplex Ltd., Tactron Communications (Canada) Inc. and Filtran Limited. Canadian Dataplex Ltd., Tactran Communications (Canada ) Inc. and Filtran Limited were amalgamated under the name Filtran Limited as of June 1, 2003.

Filtran Limited was incorporated in 1969 to manufacture filters and transformers. Filters are frequency selective networks, usually consisting of a combination of capacitors and inductors or transformers. Widely used in telegraphy and telex networks that worked on the principle of frequency division multiplexing, these analog techniques devices have been superseded by digital transmission methods.

Approximately 26 years ago Filtran Inc. established itself in the US, initially in eastern Florida but relocated in Ogdensburg, N.Y., which is a one-hour drive from Ottawa. Filtran Limited located in Ottawa does the engineering, purchasing, and marketing and provides the overall administration for Filtran Inc. as well as manufacturing of all products for Canadian and European customers. Filtran Inc. is strictly a manufacturing facility for US customers.

Manufacturers of military, aerospace electronics, telecommunications equipment, computers and computer peripherals, process control equipment, power supplies, test equipment, medical devices and similar products use these products. The power rating of these specialty transformers ranges from microwatts in signal transformers to 2,000W - 3,000W for laminated power transformers. Filtran Group does not make the larger transformers of the type used in power distribution networks to cities, businesses or private homes.

Many changes have been made to Filtran Group’s product lines over the years. As linear power supplies have been superseded, in most instances, by switched mode designs, Filtran Group has developed a range of ferrite based transformers and inductors for high frequency applications and all the commonly used topologies. Similarly, signal transformers have become smaller and the pulse rate for most digital telecommunications systems has increased dramatically. Many newer products use a number of toroidal transformers or inductors in a miniature flat pack case. The Filtran Group’s products facilitate the power supply in end products such as army field radios and various types of telecommunications equipment.

Filtran was the first transformer manufacturer in Canada to produce surface mount devices (SMD’s). Millions of these are in use all over the world. Because of the coplanarity requirements of SMD’s the company has invested in automatic equipment to solder these under a blanket of dry nitrogen.

The main demand today for the Filtran Group’s products comes from military, aerospace, telecom, audio, video, voice / data, and transportation OEM’s. Filtran produces a wide variety of magnetic components over 85% of which are custom designed (build to print) for specific customer applications. Filtran has invested heavily in upgrading its engineering, quality control/test and manufacturing processes to support these markets and is now poised to grow significantly in the coming years.

Filtran Limited and Filtran Inc. have always been custom manufacturers, both building the product to the customer’s print or designing and then building to its specifications. The products include transformers of all kinds from small signal types to large laminated units weighing 50 lb. or more.

About 10 years ago, as part of its long-term growth plan, Filtran Limited acquired a local company called Canadian Dataplex Ltd., which was established 26 years ago. Canadian Dataplex Ltd. had engineering skills in the design and manufacturing of custom power supplies, which have now been integrated into the Filtran Group.

Filtran Group is ISO 9001-2000 certified, which enables it to design, manufacture and sell electronic components with the ISO 9001-2000 designation. This certification recognizes the product under one of the highest measure of quality standards for electronic components. This certification is an international measure and applies to products world-wide.

Filtran Group builds a wide variety of inductors (chokes) from small signal units up to heavy laminated devices. Filtran also designs and manufactures filters for use by others. Some of these operate at frequencies into the GHz region while others block the ripple from diesel generators delivering several hundred amps at frequencies of a few hundred Hz. Most filters are passive; i.e. they are formed by arrays of inductors and capacitors.

Principal Markets in which the Filtran Group Competes

Filtran’s customers are located primarily in the United States, the United Kingdom and Canada; however, it sells a limited amount of products to customers in a number of other countries.

The geographical breakdown of revenues for the Filtran Group for the year ended May 31, 2006 is as follows (000’s):

United States	$4,576	60%
Canada	915	12%
United Kingdom	1,525	20%
South America	153	2%
All Other	457	6%

Total	$7,626	100%

There are three major markets for Filtran’s products – military and defense, telecommunications companies and high-end equipment manufacturers.

The breakdown of revenues for the Filtran Group for the year ended May 31, 2006 by industry of end users is as follows (000’s):

High-end Equipment Manufacturers	$1,602	21%
Telecommunications Companies	534	7%
Military and Defense	5,490	72%

Total	$7,626	100%

1. Telecommunications Companies

All Canadian and US telecommunications equipment manufacturers are potential customers for the Filtran Group companies. Filtran also does business with telecommunications companies in Europe and Asia. In the past years, the high labor costs in Canada and the US excluded the Filtran Group from the high volume product sales. Since 2000, the Filtran Group has established the relationships to outsource the manufacturing of certain products to companies in Asia, particularly China, and labor costs are no longer a barrier for Filtran Group to compete for these orders.

2. High End Equipment Manufacturers

Filtran’s target customers for non-telecommunications products are high-end equipment manufacturers. There are an enormous variety of these high-end product equipment manufacturers in every major city in Canada and the US, which constitutes a large untapped market for Filtran Group who has always built products to “Best Commercial Standards”.

3. Military and Defense

The Filtran Group has aggressively pursued growth opportunities in the Military and Aerospace industry since 2002. In an effort to support these strategies, Filtran has invested in training, enhanced engineering and manufacturing process controls, added resources in the Quality Department and successfully obtained their ISO 9001:2000 certification at the Ogdensburg, NY manufacturing facility (Filtran Limited in Ottawa, Ontario has been ISO certified since 1999). To further support the Military and Aerospace industries, Filtran successfully applied for a Controlled Goods Certificate in the spring of 2005 from the Canadian Government, enabling Filtran to produce goods that carry a level of security. These investments and achievements have resulted in efficient, quality products that meet the high standards of the Military and Aerospace industry.

4. Major Customers

Harris Corporation, R.F. Communications Division	US

TT EMS	US & UK

Ameritherm	US

Star Headlight	US

Alstom Signaling	US & Brazil

Electronics 2000	UK & Europe

General Dynamics	UK & Canada

Sterne Medical	Canada

Wescan	Canada

Ross Video	Canada

The volume of business provided to the Filtran Group by these customers equals about 80% of total sales. No single customer represents more than 40% of total sales.

For the fiscal years ended May 31, 2006, 2005 and 2004 Harris Corporation represented approximately 47%, 35% and 30.6%, respectively, of total Filtran’s sales and also represented 24.9%, 16.7% and 16%, respectively, our consolidated sales.

New Products

Due to the custom and proprietary nature of Filtran Group’s products, Filtran Group has not introduced any significant new products or services in the past eighteen months; however, in fiscal year 2005, Filtran Group has designed, developed and produced over 150 new parts for both new and existing customers.

Seasonality

The revenues and business of the Filtran Group are not, in general, seasonal.

Raw Materials

The primary raw materials required by Filtran Group’s business consist of cores, bobbins, wire, lamination, tapes (polyamide, polyfilm, masking, copper, glasscloth, antistatic), epoxy, solder tips, varnish, metal plates, PVC insulation, diodes, and circuit boards. Filtran Group’s purchasing policies require the companies to find alternate sources for materials; however, some materials have a single source supplier due to customer specifications or unique construction requirements. Most of Filtran Group’s raw material suppliers are located in the US. These materials are readily available. The lead time for ordering manufactured materials has decreased to 4 to 6 weeks from up to 24 months during the technology boom of the late 1990s. The prices for these materials are relatively stable.

Marketing Channels

Filtran’s principal markets are the US, United Kingdom and Canada. Filtran also sells products in a large number (over 30) of European and Asian countries. Filtran primarily sells directly to customers but also uses independent sales representatives and distributors and uses its website as a sales channel. Filtran uses a performance based compensation system for its direct sales force and independent representatives that focus on increasing sales and market share to targeted accounts. Filtran has two internal sales representatives. Filtran does not use any special sales methods such as installment sales.

Dependence on Patents, Licenses, Contracts and Processes

Filtran Group is not dependent on patents, licenses, industrial contracts, commercial contracts financial contracts, or new manufacturing processes in such a manner that such dependence would be material to Filtran Group’s business or profitability.

Material Effects of Government Regulations

Government regulations of the US, the State of New York, the Province of Ontario and Canada related to environmental compliance and labor conditions are typical in Filtran Group’s industry and do not have a material effect on Filtran Group’s business.

Backlog of Orders

Filtrans’ backlog as of May 31, 2006 was $4,729,390. Filtran’s backlog as of May 31, 2005 was $4,018,861.

TM Systems - Operations, Activities and Products

TM Systems manufactures highly engineered products and systems for defense and aerospace applications. TM System’s advanced electronic, electromechanical systems and engineered materials are mission-critical, standard equipment on a wide range of military platforms. TM Systems provides equipment and services that are purchased by military contractors for use by many countries, military forces and governments.

TM Systems supplies the defense sector with naval aircraft landing and launching equipment — including Visual Landing Aids (VLA) and the Stabilized Glide Slope Indicator (SGSI) — flight control and signaling systems, radar systems alteration, data communication and test equipment as well as aircraft ground support equipment.

Principal Markets in which TM Systems Competes

TM Systems’ principal market is the military/defense industry. TM Systems acts as a Prime Contractor or Subcontractor to this market and realizes 100% of its sales revenue from this market. Its customers are all US companies, most of which have foreign subsidiaries and divisions. TM Systems sells products to these companies and their foreign subsidiaries and divisions for use in products that are sold in many countries.

TM’s System’s customers are located primarily in the United States; however, it sells a limited amount of products to customers in other countries.

The geographical breakdown of revenues for TM Systems (where the customers are located) for the year ended May 31, 2006 is as follows (000’s):

United States	$2,328	98%
Other	47	2%

Total	$2,375	100%

New Products

TM Systems has not introduced any significant new products or services since the June 1, 2004, the beginning of its 2005 fiscal year.

Major Customers

NASSCO (National Steel & Shipbuilders)

NORTHRUP GRUNMAN

BAE SYSTEMS

NAWC (Navel, Air, Warfare Center)

US Military

For the fiscal years ended May 31, 2006, 2005 and 2004, NASSCO represented approximately 43%, 37% and 42%, respectively, of TM’s sales, and also represented 7%, 9% and 11%, respectively, of our consolidated sales.

Seasonality

TM Systems’ revenues and business are not, in general, seasonal.

Raw Materials

TM Systems purchases most of its raw materials on a purchase order basis from a number of vendors. Although TM Systems tries to have alternative supply sources for all necessary materials, some materials and services have a single source supplier. If any subcontractors or vendors are unable to provide these materials in the future, the relationships with TM Systems’ customers could be seriously affected and its revenues, financial condition and cash flows could be severely damaged. Although TM Systems seeks to reduce its dependence on sole and limited source suppliers both for services and for materials, disruption or financial, operational, production or quality assurance difficulties at any of these sources could occur and cause delivery problems.

Market Channels

TM Systems’ marketing channels consist primarily of the use of an in-house sales manager with a one-person sales staff, and regional agents who act as independent contractors to TM Systems. TM Systems does not use any special sales methods such as installment sales.

Dependence on Patents Licenses, Contracts and Processes

TM Systems is not dependent on patents, licenses, industrial contracts, commercial contracts, financial contracts, or new manufacturing processes in such a manner that such dependence would be material to the company’s business or profitability.

Material Effects of Government Regulations

Except as noted below, government regulations of the US and the State of New York related to environmental compliance, labor conditions, and government contracting are typical in TM Systems industry and do not have a material effect on the company’s business. While TM Systems complies with many of the ISO requirements, it is not ISO-9002 certified.

TM Systems sells its products to the military/defense industry, which is subject to the business risks of changes in governmental appropriations (Department of Defense) and changes in national defense policies and priorities. All of TM Systems’ contracts with prime US Government contractors contain customary provisions permitting termination at any time, at the convenience of the US Government or the prime contractors upon payment to the company for costs incurred plus a reasonable profit. If the company experiences significant reductions or delays in procurements of its products by the US Government, or terminations of government contracts or subcontracts, its operating results could be materially and adversely affected. Certain contracts are also subject to price renegotiation in accordance with US Government sole source procurement provisions.

US and international military program sales, follow-on procurement, contract continuance, and future program awards, upgrades and spares support are subject to: US and international military budget constraints and determinations; US congressional and international legislative body discretion; US and international government administration policies and priorities; changing world military threats, strategies and missions; competition from foreign manufacturers of platforms and equipment; NATO country determinations regarding participation in common programs; changes in US and international government procurement timing, strategies and practices; and the general state of world military readiness and deployment.

Backlog of Orders

TM Systems backlog as of May 31, 2006 was $2,043,977. TM Systems backlog as of May 31, 2005 was $1,919,278.

Keytronics, Inc. - Operations, Activities and Products

API acquired 100% of the stock of the Keytronics Inc. on April 28, 2006.

The primary industries served include the military, aerospace electronics, telecommunications equipment, computers and computer peripherals, process control equipment, power supplies, test equipment, medical devices and similar products use these products.

Keytronics designs and manufacturers a wide variety of power transformers, charging chokes, reactors, magnetic amplifiers, pulse transformers (radar and scr), telephone coupling transformers, switching transformers, isolation transformers, ferro resonant transformers, current transformers and saturable reactors.

Keytronics also manufactures electronic equipment, including power supplies, battery chargers, power converters, hot blade rope cutters and a wide variety of special purpose electronic assemblies including capacitor modules and medical electronics.

Principal Markets in which the Keytronics Inc. Competes

Keytronics’ customers are located primarily in the US, however, it sells a limited amount of products to customers in a number of other countries.

Major Customers

BAE Systems	US

DFAS Columbus	US

Lockheed Martin	US

Smith Industries Aerospace	US

Ametek	US

Raytheon	US

Honeywell	US

The volume of business provided to Keytronics by these customers equals about 80% of total sales. BAE Systems represents approximately 50% of Keytronics total sales.

New Products

Due to the custom and proprietary nature of Keytronics’ products, Keytronics has not introduced any significant new products or services in the past twelve months.

Seasonality

The revenues and business of Keytronics is not, in general, seasonal.

Raw Materials

The primary raw materials required by Keytronics’ business consist of cores, bobbins, wire, lamination, tapes (polyamide, polyfilm, masking, copper, glasscloth, antistatic), epoxy, solder tips, varnish, metal plates, PVC insulation, diodes, and circuit boards. Keytronics’ purchasing policies require it to find alternate sources for materials; however, some materials have a single source supplier due to customer specifications or unique construction requirements. Most of Keytronics’ raw material suppliers are located in the US. These materials are readily available. The lead time for ordering manufactured materials has decreased to 4 to 6 weeks from up to 24 months during the technology boom of the late 1990s. The prices for these materials are relatively stable.

Marketing Channels

Keytronics’ marketing channels consist primarily of the use of an in-house sales manager whose principle focus in the US market. Keytronics’ does not use any special sales methods such as installment sales.

Dependence on Patents, Licenses, Contracts and Processes

Keytronics’ is not dependent on patents, licenses, industrial contracts, commercial contracts financial contracts, or new manufacturing processes in such a manner that such dependence would be material to Keytronics’ business or profitability.

Material Effects of Government Regulations

Government regulations of the United States and the State of New York related to environmental compliance, labor conditions, and government contracting are typical in Keytronics’ industry and do not have a material effect on Keytronics’ business.

Backlog of Orders

Keytronics’ backlog as of May 31, 2006 was $1,019,833.

National Hybrid Group of Companies – Operations, Activities and Products

National Hybrid, Inc. (NHI) was founded in 1974 to respond to the military/aerospace market’s critical and growing need for reliable, high-performance microcircuits. In 1999 Pace Technology, Inc. (Pace) opened. Pace is a related company, which possesses a state of the art automated low-cost production facility (together NHI and Pace are referred to as National Hybrid Group). National Hybrid Group has maintained a focus on designing and manufacturing increasingly complex, cost-effective, high-reliability microcircuits such as 1553 data bus products, solid state power controllers, opto-couplers, high-density multi-chip modules and custom hybrid-microcircuits. National Hybrid Group has identified and developed products for niche opportunities in the industrial / process control market. In support of its goals and objectives National Hybrid Group continues to develop products that maximize its potential as a sole source supplier in the military/aerospace market.

National Hybrid Group’s expertise includes analog and digital designs as well as application specific integrated circuits and gate-array implementations. Extensive in-house simulation, prototype testing and analysis facilities allow National Hybrid Group to develop products for both standard and custom applications with heightened reliability.

National Hybrid Group leads the avionics industry in key military communications technologies and manufacturers state of the art components. National Hybrid Group has developed the world’s smallest complete Mil-Std-1553 communications terminal. National Hybrid Group has recently introduced COTS (commercial off the shelf) circuit board implementations that allow customers to bring their products to market in a more timely fashion with a minimum of hardware design.

National Hybrid Group’s products are designed into the most advanced airborne platforms worldwide, including the C-17 Globemaster III and C-130J Hercules aircraft, AH-64 Apache helicopter, F-15, F-16, F-18, F-22, and EF2000 fighter aircraft programs, among others.

National Hybrid Group is headquartered in a 20,000 sq. ft. facility in Ronkonkoma, New York, adjacent to the Long Island MacArthur Airport. National Hybrid Group’s hybrid microcircuit manufacturing capabilities in Ronkonkoma, New York are state of the art. National Hybrid’s Islip, New York facility will be used for warehousing and manufacturing. The 13,500 sq. ft. Pace Technology facility located in Largo, Florida is an automated high volume production plant that augments the production capability of the New York facilities. Advanced statistical engineering processes and analyses are employed by National Hybrid Group in the production process to optimize test times, improve reliability of components and production yield.

National Hybrid Group has clean room and comprehensive test facilities with full environmental screening capabilities. The stringent requirements of military and aerospace quality have been certified by the applicable agencies. Teams routinely perform design reviews, self-audits, and comprehensive error analyses at National Hybrid Group plants to insure high quality.

National Hybrid Group has been recognized by many customers as a key supplier. Rockwell Collins named NHI a top preferred supplier for both 2005 and 2006. In 2006 NHI was recognized as Commodity Supplier of the Year by Rockwell Collins.

National Hybrid Group’s principal markets consist of the government and military as well as commercial aerospace and industrial controls. During the year ended December 31, 2006 National Hybrid Group customers included Raytheon, Boeing, Lockheed Martin, BAE, Honeywell and Rockwell Collins. The focus of National Hybrid Group’s growth strategy is to continue to develop cost-effective products to meet the needs of these and other key customers for high performance micro-circuits.

National Hybrid Group has implemented a sales and marketing program. National Hybrid Group has an in-house sales staff of three. Catalogs, brochures and data sheets are supplemented by the website describing National Hybrid Group, its products and capabilities. National Hybrid Group seeks to improve its product sales in overseas markets through the increased emphasis on sales management and improved communication with overseas sales representatives and distributors.

Principal Markets in which National Hybrid Group Competes

National Hybrid Group’s customers are located primarily in the United States. The Mil-Std-1553 micro-circuit \products are sold worldwide to a large customer base.

The geographical breakdown of revenue for National Hybrid Group (where its customers are located) for the calendar year ended December 31,2006 is as follows (000’s):

United States	$9,496	67%

Europe	$4,750	33%

Total	$14,246	100%

New Products

In 2006 National Hybrid Group completed development of a low voltage transmitter/receiver chip for the military market that will be packaged for both surface mount and thru-hole technology. In addition National Hybrid Group completed and introduced a plastic ball grid array (PBGA) complete Mil-Std-1553 terminal that is the smallest and most cost effective in the world. A commercial off the shelf (COTS) Mil-Std-1553 PMC (PCI Mezzanine Card) was completed and introduced to compete in the computer circuit board market.

Seasonality

National Hybrid Group’s revenues and business are not, in general, seasonal.

Raw Materials

Raw materials required by National Hybrid Group’s business consist of primarily silicon wafers and ceramic packages. A broad market for both these commodities exists worldwide, and the prices have not been historically volatile.

Marketing Channels

National Hybrid Group sells its products worldwide. Marketing channels consist primarily of the use of National Hybrid Group sales and marketing personnel both in the US and Europe. Independent sales representatives are utilized to work closely with customers at the point of sale.

Dependence on Patents, Licenses, Contracts and Process

National Hybrid Group is not dependent on patents, licenses, industrial contracts, financial contracts, or new manufacturing processes in such a manner that such dependence would be material to its business or profitability. However, National Hybrid Group does patent features of certain of the products it develops.

Research and Development

New product research and development at National Hybrid Group relates to four main areas: (1) Application Specific Integrated Circuits (ASICS) used in our MIL-STD-1553/1760 communications products; (2) Plastic Packages for 1553/1760 terminals; (3) Plastic Packages for 1553/1760 Transceivers; and (4) Hermetically Sealed Optical Couplers for use in harsh environments. Such research and development is primarily engaged in when a customer has requested a product from National Hybrid Group which National Hybrid Group does not then manufacture. Such new products are generally of the same type as products that National Hybrid Group has produced in the past.

Material Effects of Government Regulations

Except as noted below, government regulations of the United States and the States of New York and Florida related to environmental compliance, labor conditions, and government contracting are typical in National Hybrid Group’s industry and do not have a material effect on National Hybrid Group’s business.

National Hybrid’s quality system has been audited and its ISO 9001 (2000) certification has been renewed effective November 1, 2006. ISO certifications are granted by independent auditing organizations such as Underwriters Laboratories. ISO certifications are recognized on a worldwide basis.

National Hybrid have been audited by the United States Department of Defense and certified to MIL-PRF-38534. This certification is required to supply the highest reliability level microcircuits to the military market. National Hybrid is listed as a qualified Source of Supply to the United States Defense Electronics Supply Centers (“DESC’s”).

Backlog of Orders

National Hybrid Group’s backlog as of December 31, 2006 was $5,789,125.

Revenue Breakdown

Set forth below is a breakdown of  the Company’s revenues by business and by geographical market (where the customer is located) for the fiscal years ended May 31, 2006, May 31, 2005 and May 31, 2004.

For the fiscal years ended May 31, 2006, May 31, 2005 and May 31, 2004

Revenues by Category of Activity:

	2006	2005	2004
API Electronics Activities	$5,508,000	$3,713,000	$2,375,000
Filtran Group Activities	$7,626,000	$6,012,000	$5,760,000
TM Systems Activities	$2,375,000	$2,822,000	$3,143,000
Keytronics Activities	$123,000	—	—

Total Revenues	$15,634,000	$12,547,000	$11,278,000

Revenues by Geographic Market:

United States	$12,200,000	$9,629,000	$8,934,000
Canada	$1,105,000	$836,000	$944,000
United Kingdom	$1,712,000	$1,659,000	$1,058,000
South America	$147,000	$160,000	$201,000
All Other	$470,000	$263,000	$141,000

Total Revenues	$15,634,000	$12,547,000	$11,278,000

Research and Development, Patents and Licenses

During the last three fiscal years ended May 31, 2006, 2005 and 2004, the Company did not spend material amounts of money on research and development activities, and did not have formal research and development policies.

Competition

We are engaged in an industry that is highly competitive and characterized by technological change and cyclical cycles. In each of our product lines, we face significant competition from large semiconductor and electronic component companies to small specialized firms, and other companies. Many of these companies have substantially greater capital resources, industry presence, name recognition, research and development staffs, facilities and experience at developing and manufacturing these products.

We believe that the major competitive factors in our markets are strong customer relationships, a reputation for quality, a record of successful past delivery performance, a staff with distinctive technical competencies and competitive prices. Our failure to compete effectively with respect to any of these or other factors could have a material adverse effect on our business, prospects, financial condition or operating results.

Some of the Company’s current major competitors include Microsemi Corporation (NASDAQ National Market Symbol “MSCC”), Semtech Corp. (NASDAQ: “SMTC”), International Rectifier Corp. (NYSE: “IRF”), Knox Semiconductor, National Hybrid, Aeroflex Incorporated, and Skyworks Solutions. The Filtran Group and Keytronics have numerous and similar competitors. Some of Filtran Group’s current major competitors include Pulse Engineering, a division of Technitrol (NYSE:TNL), Midcom Inc., Bel Fuse, Inc. (NASDAQ:BELFA and NASDAQ:BELFB), ATC Frost Magnetics, Inc. and Halo Electronics. TM Systems also has various competitors, including EMW, Leatherwood, S&W. The major competitors of National Hybrid Group include Data Device Corporation, Aeroflex Incorporated (NASDAQ:ARXX), Holt Integrated Circuits, GE Fanuc Embedded Systems, SBS Technologies, Inc. (NASDAQ:SBSE) and Excalibur Systems. We or any of our subsidiaries may not be able to compete successfully in the future and competitive pressures may harm our financial condition and/or operating results.

Description Of Property

Our executive offices are located in leased facilities at 505 University Avenue, Suite 1400, Toronto, Ontario, Canada M5G 1X3. We occupy approximately 2,500 square feet at such facilities. Our Chief Executive Officer operates out of this office. We lease these facilities from an entity controlled by our Chief Executive Officer for an annual rental of $60,000.

We have seven manufacturing facilities located in Endicott, NY, Hauppauge, NY, Ottawa, ON, Ogdensburg, NY, Largo, FL, Ronkonkoma, NY and Islip, NY.

APIE owns outright, without any major encumbrances, a 15,000 square foot manufacturing facility in Hauppauge, New York. The productive capacity of this manufacturing facility is sufficient to meet its present needs and its needs in the foreseeable future. All of APIE’s products are produced at this manufacturing facility, which is located at 375 Rabro Drive, Hauppauge, New York 11788.

The executive offices for Filtran Limited are located at 229 Colonnade Road, Ottawa, Ontario K2E 7K3. Filtran Limited owns the facility and there are no outstanding mortgages on the property. The facility is approximately 16,000 square feet and it is used to manufacture electronic components comprised primarily of: transformers, filters, inductors and power supplies. We believe that the capacity of this manufacturing facility is sufficient to meet the present needs of Filtran Limited and its needs in the foreseeable future.

The executive office for Filtran Inc. is located at 102 Ford Street, Bldg 5A, Ogdensburg,

NY 13669. Filtran Inc. has a lease to own agreement with the City of Ogdensburg for the facility. Filtran Inc. has financed the “purchase” of this facility. As of May 31, 2006, the outstanding principal balance on the note evidencing such financing was $NIL. The loan is secured by a mortgage on the property. The facility is approximately 16,500 square feet and it is used to manufacture electronic components comprised primarily of: transformers, filters and inductors. We believe that the capacity of this manufacturing facility is sufficient to meet the present needs of Filtran Inc. and its needs in the foreseeable future.

TM Systems, Inc. uses the facilities of API Electronics in Hauppauge, New York and of Keytronics in Endicott, New York for its manufacturing operations. We believe that these plants are sufficient to meet the present needs of TM Systems and the needs of TM Systems for the foreseeable future.

Keytronics owns an approximately 10,500 square foot manufacturing facility at 707 North Street, Endicott, NY, 13760-5011. In addition, Keytronics leases another 15,000 square feet of adjoining space in Endicott, NY. The annual rent for this facility is $60,764. The leased facility is primarily used to design and manufacture electronic components. We believe the capacity of these facilities is sufficient to meet the present and foreseeable future needs of Keytronics.

National Hybrid Group leases a 20,000 square feet joint executive office and manufacturing facility in Ronkonkoma, NY, a 20,000 square foot warehouse and manufacturing facility in Islip, NY and a 13,500 square foot manufacturing and testing facility in Largo, FL. The Ronkonkoma and Islip facilities are leased for annual rent of $132,000 and $50,000 respectively. National Hybrid, Inc. has the option to buy these facilities at the end of these leases. The annual rent for facility in Largo, FL is $94,644. We believe that the capacity of these facilities is sufficient to meet the present and foreseeable future needs of the National Hybrid Group.

As of the date of this prospectus we do not have any other material plans to construct, expand, or improve our facilities or the facilities of our subsidiaries.

Employees

Immediately following the acquisition of National Hybrid Group, the Company had approximately 345 employees including employees at National Hybrid Group. None of our employees are subject to a collective bargaining agreement.

Legal Proceedings

There are no material legal proceedings to which we are a party or to which our property is subject, nor to the best of management’s knowledge are any material legal proceedings contemplated.

MARKET PRICE OF OUR STOCK

Our common stock (the stock of Rubincon Ventures Inc.) qualified for quotation in the OTCBB under the symbol RBCV in November 2005. Effective November 7, 2006, with our change of name, we changed our symbol and our common stock began trading under the symbol APIO. The OTCBB is operated by NASDAQ. Prior to November, 2005 there was no established trading market for our common stock. There was one trade of our common stock in November 2005 at a price of $1.20. There were no other trades until March 7, 2006. None of the shares of our subsidiaries are publicly traded.

The following table sets forth the reported high and low bid prices of our common shares for each quarter as reported by NASDAQ for the fiscal periods indicated (the common stock commenced trading on the OTCBB in November 2005 but only one trade was reported from November 2005 until March 7, 2006). Such over-the-counter market quotations are based on high and low bid prices and reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions. During August 2005, we completed a four-for-one common stock split and during October 2005, we completed a second four-for-one common stock split. The bid prices set forth below reflect the bids subsequent to both stock splits. The below bid prices were obtained from otcbb.com and stockwatch.com.

	Period	High Bid		Low Bid
	Fourth Quarter (until 3/29/07)		$4.64		$2.70
	Third Quarter (2/28/07)		$3.14		$1.93
Fiscal 2007	Second Quarter (11/30/06) First Quarter (8/31/06)	$ $	2.75 2.85	$ $	1.86 2.35
Fiscal 2006	Fourth Quarter (3/7/06 to 5/31/06)		$3.06		$1.10
			N/A		N/A

The price of our common stock on April 2, 2007 as reflected by the last trade of that day was $3.165.

STOCKHOLDER AND RELATED STOCKHOLDER MATTERS

Holders

As of April 2, 2007 we had 49 shareholders of record and 55,970,402 shares of our common stock were outstanding. We cannot accurately estimate the total number of beneficial holders of our common stock because a portion of our common stock is held by agents in street name. Because the conversion of the API common shares for our common stock or Exchangeable Shares is still in process, we do not know the effect this will have on the number of holders of our stock. As of April 2, 2007, Nanotronics Sub had 12 stockholders of record unaffiliated with us holding 11,717,030 Exchangeable Shares. As of April 2, 2007, the shareholder’s list for API showed shareholders holding 57,330 API common shares (equivalent to 573,300 shares of our common stock) who have not elected to obtain either our common stock or Exchangeable Shares.

Nanotronics Sub may still issue a maximum of 573,300 shares of our common stock in connection with the Business Combination. If former holders of common shares of API who are Canadian residents request to receive Exchangeable Shares instead of shares of our common stock, Nanotronics Sub will not issue our common shares to those former holders of API common shares. However, given that the Exchangeable Shares were structured to be the equivalent, to the extent practicable, of our shares, whether or not API common shares are converted to Exchangeable Shares or our common stock will have little affect on us. For example, through the share of our special voting stock held by the Trustee and issued to the Trustee in connection with the Plan of Arrangement, the holders of Exchangeable Shares (other than us and our subsidiaries) will have the number of votes equal to the number of our shares of common stock that are exchangeable for the Exchangeable Shares on all matters on which holders of our common stock can vote.

The following table sets forth as at April 2, 2007, the name and address and the number of shares of our common stock (assuming for such purposes that the Exchangeable Shares and the Exchangeable Shares or common stock issued or to be issued in the Business Combination for API common shares all constitute outstanding shares of our common stock), beneficially owned by (i) each person known by us to be the beneficial owner of more than five percent (5%) of our common stock, (ii) each director and each named executive officer and (iii) all officers and directors as a group, are as follows. The total number of shares of our common stock as of April 2, 2007 (assuming that the Exchangeable Shares issued and the Exchangeable Shares or our common stock to be issued in the Business Combination for API common shares all constitute outstanding shares of our common stock) including 4,250,270 shares sold in a Regulation S offering and in the process of being issued is 72,511,002.

Name and Address of Beneficial Owner	Number of Our Shares of Common Stock Beneficially Owned (1)(2)	Percentage of Our Shares of Common Stock Beneficially Owned (3)

Donald A. Wright 2655 Camino Del Rio North Suite 450 San Diego, CA 92108 (5)	175,930	0.24%

Phillip DeZwirek 505 University, Suite 1400 Toronto Ontario Canada M5G 1X3 (6)	9,611,740	12.81%

Jason DeZwirek 505 University, Suite 1400 Toronto Ontario Canada M5G 1X3 (7)	8,786,780	11.71%

Thomas Mills 375 Rabro Drive Hauppauge, NY 11788 (8)	388,250	0.54%

Claudio Mannarino 229 Colonnade Road Ottawa, Ontario K2E 7K3 (9)	-0-	0.0%

Arnold Markowitz 229 Colonnade Road Ottawa, Ontario K2E 7K3 (10)	-0-	0.0%

Martin Moskovits 1431 Portesuello Santa Barbara, CA 93105 (11)	100,000	0.14%

All Officers and Directors as a group	16,450,920	21.19%

(1)	All shares are owned directly and beneficially by the shareholder indicated and such shareholder has sole voting, investment and dispositive power, unless otherwise indicated. Includes both our common stock and Exchangeable Shares of Nanotronics Sub convertible into our common stock. Does not include Exchangeable Shares owned by us or our subsidiaries.

(2)	Management knows of no other stockholder having five percent (5%) or more of the outstanding shares of our common stock, the Exchangeable Shares or API common shares (considered on a post-conversion basis), taken as a single class, other than those parties included in this chart.
(3)	Computed by dividing the number of shares beneficially held by each stockholder, including his Exchangeable Shares and shares of common stock underlying options exercisable within 60 days, by the sum of (i) the total number of issued and outstanding shares of our common stock, plus (ii) the total number of issued and outstanding Exchangeable Shares (other than Exchangeable Shares owned by us and our affiliates) plus (iii) shares of common stock underlying such shareholder’s options exercisable within 60 days plus (iv) API common shares (considered as if they had been converted into our common stock or Exchangeable Shares) plus (v) 4,250,270 shares sold pursuant to a Regulation S offering but not yet issued.
(4)	For purpose of this calculation, Exchangeable Shares are treated as the same as our common shares and unconverted common shares of API Electronics are treated as Exchangeable Shares.
(5)	Donald A. Wright became a director of Rubincon in February 2006. Mr. Wright holds options to purchase 25,000 shares of our common stock, all of which are vested. Mr. Wright’s shareholdings listed above reflect all these options. Mr. Wright shares voting and investment power on such 150,930 shares with his wife.
(6)	Phillip DeZwirek became our Chairman, Chief Executive Officer and Treasurer and a director of ours on the effective date of the Business Combination. Includes 2,611,780 Exchangeable Shares held of record by Can-Med Technology, Inc. d/b/a Green Diamond Oil Corp. (“Green Diamond Corp.”). Mr. Phillip DeZwirek is the President of Green Diamond Corp., and holds a 50% equity interest in Icarus Investments Corp., which in turn holds a 50.01% equity interest in Green Diamond Corp. Mr. Phillip DeZwirek directly holds 4,499,960 Exchangeable Shares. Also includes 2,500,000 shares of our common stock underlying options exercisable within 60 days held of record by Phillip DeZwirek.

(7)	Jason DeZwirek became our Secretary and a director of ours on the effective date of the Business Combination. Includes 2,611,780 Exchangeable Shares held of record by Green Diamond Corp. Mr. Phillip DeZwirek, Mr. Jason DeZwirek’s father, is the President of Green Diamond Corp., and Mr. Jason DeZwirek holds a 50% equity interest in Icarus Investments Corp., which in turn holds a 50.01% equity interest in Green Diamond Corp. Mr. Jason DeZwirek directly holds 3,675,000 Exchangeable Shares. Also includes 2,500,000 shares of our common stock underlying options exercisable within 60 days held of record by Jason DeZwirek.
(8)	Thomas Mills became our President and Chief Operating Officer and a director of ours on the effective date of the Business Combination. Includes 388,250 shares of common stock. Mr. Mills also holds options to purchase 100,000 shares of common stock, which vest ratably over a five year period commencing in December 27, 2007. These options are not included in the foregoing chart.
(9)	Claudio Mannarino is our Chief Financial Officer and Vice President. Mr. Mannarino holds options to purchase 75,000 shares of common stock, which vest ratably over a five year period commencing in December 27, 2007. These options are not included in the foregoing chart.
(10)	Arnold Markowtiz is General Manager of our Filtran Group. Mr. Markowtiz holds options to purchase 75,000 shares of common stock, which vest ratably over a five year period commencing in December 27, 2007. These options are not included in the foregoing chart.
(11)	On February 14, 2007, we and Mr. Moskovits entered into an employment agreement defining the terms and conditions of Mr. Moskovits’ employment as our Chief Technology Officer. Mr. Moskovits employment will commence on May 1, 2007 or such earlier date as the parties may agree. Mr. Moskovits holds options to purchase 1,100,000 shares of our stock of which 100,000 are vested. Options to purchase 200,000 shares vest on June 29, 2007 and an additional 200,000 options vest on each of June 29, 2008 and June 29, 2010. The balance of the options vest upon the occurrence of certain milestones.

SHARES ELIGIBLE FOR FUTURE SALE

We cannot predict the effect, if any, that market sales of Shares or the availability of Shares for sale will have on the market price prevailing from time to time. As described below, a number of Shares will not be available for sale in the public market after this offering due to legal restrictions on resale. However, sales of shares of our common stock in the public market after the restrictions lapse, or the perception that these sales may occur, could cause the market price of our common stock to decline.

As of April 2, 2007, 55,970,402 shares of our common stock were outstanding and 11,717,030 Exchangeable Shares were outstanding and not held by our affiliates. In addition, as of such date, there were shares of API Electronics Group Corp. outstanding that can be converted into either 573,300 shares of our common stock or Exchangeable Shares. A registration statement is on file with the SEC for our common stock exchangeable for the Exchangeable Shares. As of April 2, 2007, 11,325,920 shares of our common stock and Exchangeable Shares and warrants and options to purchase 6,325,000 shares of our common stock were held by our affiliates, as such term is defined in Rule 144 of the Securities Act. The common stock held by such affiliates, the common stock such affiliates will receive upon exchange of the Exchangeable Shares and the exercise of their warrants and options will be restricted under Rule 144 and will be subject to volume limitations upon sale, unless such shares are included in an effective registration statement. As of April 2, 2007, we had outstanding stock options held by employees and third-party consultants who are not affiliates for the purchase of an aggregate of 400,000 shares of common stock.

The 5,000,000 shares of common stock being sold in this offering are freely tradable without restriction or further registration under the Securities Act, unless the shares are purchased by affiliates of our Company, as that term is defined in Rule 144 of the Securities Act. Except for 20,000 shares issued privately in February 2006, all remaining shares of common stock outstanding were (i) issued and sold by us in private transactions more than two years ago and are eligible for public sale if registered under the Securities Act, or sold in accordance with Rule 144 thereunder, (ii) were sold pursuant to an effective registration statement and are freely tradeable or (iii) were issued in connection with the Business Combination and are freely tradeable, except, in each case, to the extent such shares are held by affiliates.

Eligibility of Restricted Shares For Sale In The Public Market

Rule 144

In general, under Rule 144, a person or persons whose shares are aggregated who has beneficially owned restricted securities for at least one year, including the holding period of any holder who is not an affiliate, and who files a Form 144 with respect to this sale, is entitled to sell within any three-month period a number of shares of common stock that does not exceed the greater of:

•	1% of the then outstanding shares of our common stock, or approximately 559,670 shares; and

•	the average weekly trading volume during the four calendar weeks preceding the date of which notice of the sale is filed on Form 144.

Sales under Rule 144 are also subject to restrictions relating to manner of sale and the availability of current public information about us.

Rule 144(k)

        A person who is not deemed to have been our affiliate at any time during the 90 days immediately preceding a sale and who has beneficially owned his or her shares for at least two years, including the holding period of any prior owner who is not an affiliate, is entitled to sell these shares of common stock pursuant to Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information or notice requirements of Rule 144. Affiliates must always sell pursuant to Rule 144, even after the applicable holding periods have been satisfied.

Registration Rights

Pursuant to the subscription agreements for the 5,000,000 shares of our common stock purchased by the Armen Investments LLC and James H. Batmasian, these stockholders have been granted certain registration rights, including the rights to have their 5,000,000 shares of common stock registered on Form S-1 and piggyback registration rights with respect to the 5,000,000 shares of our common stock that they purchased. We have filed this Prospectus in connection with such registration rights.

Dividends

Since our inception, we have not paid any dividends on our common stock. We have no limit on our ability to pay dividends on our common stock but do not anticipate that we will pay dividends in the foreseeable future. Nanotronics Sub has not and does not intend to pay any dividends on its common stock. Dividends on Exchangeable Shares will only be paid to the extent that dividends, if any are paid on our common stock.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of November 30, 2006:

•	on an actual basis;

•	on a pro forma basis to give effect to the January 25, 2007 acquisition of National Hybrid, Group as if the acquisition had occurred as of November 30, 2006.

You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and related notes which are included elsewhere in this prospectus. See also “Description of Our Share Capital and Nanotronics Sub’s Share Capital” for a description of Exchangeable Shares and the conversion rights of the remaining API Electronics Group Corp. common shares.

	As of November 30, 2006
	Actual	Pro forma including National Hybrid Group
	(in thousands)	(in thousands) (unaudited)
Cash and cash equivalents	$4,547	$597

Marketable securities	$24	$24
Long-term debt	603	6,603
Capital leases payable	15	15
Stockholders equity:
Common Stock, par value $0.001 per share, 200,000,000 shares authorized, 48,939,342 shares issued and outstanding, actual; 200,000,000 shares authorized 48,939,342 shares issued and outstanding, pro forma	49	49
Special voting stock ($0.001 par value), 1 share authorized, 1 share outstanding, actual; 1 share authorized, 1 share outstanding, pro forma	—	—
Additional paid-in capital	15,999	15,999
Accumulated deficit	(3,115)	(3,115)
Accumulated other comprehensive income	819	819
Total stockholders’ equity	13,752	13,752
Total Capitalization	$17,705	$7,755

SUMMARY FINANCIAL INFORMATION

Pro Forma Financial Statements

Accounting Treatment

On January 25, 2006 the Company purchased all of the capital stock of National Hybrid, Inc. and Pace Technology, Inc. (collectively, “National Hybrid Group”) from the Estate of Benedict G. Pace.

The unaudited pro forma combined consolidated financial statements of the Company have been prepared by management after giving effect to the acquisition of National Hybrid Group by the Company. The unaudited pro forma combined consolidated balance sheet has been presented as of November 30, 2006 and gives effect to the transaction as if it occurred on that date. The unaudited pro forma combined consolidated statement of operations for the year ended May 31, 2006 gives effect to the transaction as if occurred on June 1, 2005 and the unaudited pro forma combined consolidated statement of operations for the six months ended November 30, 2006 gives effect to the transaction as if it occurred on June 1, 2006.

The unaudited pro forma combined consolidated balance sheet has been constructed from the unaudited balance sheet of the Company as of November 30, 2006 prepared in accordance with U.S. generally accepted accounting principles and the combined audited balance sheet of National Hybrid Group as of December 31, 2006 prepared in accordance with U.S. generally accepted accounting principles.

The unaudited pro forma combined consolidated statement of operations for the year ended May 31, 2006 has been constructed using the following:

•	Audited statement of operation for the year ended May 31, 2006 of the Company

•	Unaudited consolidated statement of operations for the twelve months ended June 30, 2006 of National Hybrid Group

The unaudited pro forma combined consolidated statement of operations for the six months ended November 30, 2006 has been constructed using the following:

•	Unaudited statement of operation for the six months ended November 30, 2006 of the Company

•	Unaudited consolidated statement of operations for the six months ended December 31, 2006 of National Hybrid Group

The unaudited pro forma combined consolidated financial statements should be read in conjunction with the audited consolidated financial statements of the Company for the years ended May 31, 2006, 2005 and 2004 and the unaudited financial statements for the six months ended November 30, 2006 and 2005 of the Company and the audited financial statements for the years ended December 31, 2006 and 2005 and the unaudited financial statements for the six months ended December 31, 2006 of National Hybrid Group.

The unaudited pro forma combined consolidated financial statements are prepared for illustrative purposes only and, are not necessarily indicative of the financial position which would have resulted if the transaction had actually occurred on November 30, 2006.

API Nanotronics Corp.

Pro Forma Combined Consolidated Balance Sheet

As of November 30, 2006

(Unaudited)

	November 30, 2006 API Nanotronics	December 31, 2006 National Hybrid Group	Combined	Adjustments		API Nanotronics Pro Forma
	(note 1)	(note 1)		(note 2)
ASSETS

Current
Cash and cash equivalents	$4,547,489	$2,296,334	$6,843,823	$(2,296,334	)b	$597,489
				(9,750,000	)b
				(300,000	)b
				100,000	b
				6,000,000	d
Marketable securities	24,088	1,145,667	1,169,755	(1,145,667	)b	24,088
Accounts receivable, less doubtful accounts	1,816,464	1,425,615	3,242,079	—		3,242,079
Inventories	4,973,323	5,599,508	10,572,831	—		10,572,831
Prepaid expenses and other current assets	338,845	362,161	701,006	(100,000	)b	601,006

	11,700,209	10,829,285	22,529,494	(7,492,001)		15,037,493

Fixed assets, net	3,615,827	89,507	3,705,334	4,727,886	c	8,433,220
Deferred income taxes	23,308	—	23,308	—		23,308
Goodwill	1,130,906	—	1,130,906	—		1,130,906
Intangible assets, net	939,987	—	939,987	—		939,987

	$17,410,237	$10,918,792	$28,329,029	$(2,764,115)		$25,564,914

Liabilities and Shareholder’s Equity

Current
Bank indebtedness	$673,444	$—	$673,444	—		$673,444
Accounts payable and accrued expenses	2,283,837	1,227,196	3,511,033	—		3,511,033
Deferred revenue	19,850	—	19,850	—		19,850
Current portion of long-term debt	304,749	—	304,749	—		304,749
Current portion of capital leases	11,757	—	11,757	—		11,757

	3,293,637	1,227,196	4,520,833	$—		4,520,833

Deferred income taxes	63,300	—	63,300	927,481	c	990,781
Long term debt, net of current portion	298,070	—	298,070	6,000,000	d	6,298,070
Capital leases payable, net of current portion	3,465	—	3,465	—		3,465

	3,658,472	1,227,196	4,885,668	$6,927,481		11,813,149
Commitments

Shareholders’ equity
Common stock	48,939	2,000	50,939	(2,000	)a	48,939
Special voting stock	—	—	—	—		—
Additional paid-in capital	15,998,854	—	15,998,854	—		15,998,854
Treasury stock, at cost	—	(706,990)	(706,990)	706,990	a	—
Retained earning	—	10,428,494	10,428,494	(10,428,494	)a	—
Non-controlling interest in (deficit) equity	—	(31,908)	(31,908)	31,908	a	—
Accumulated deficit	(3,114,714)	—	(3,114,714)	—		(3,114,714)
Accumulated other comprehensive income	818,686	—	818,686	—		818,686

	$13,751,765	$9,691,596	$23,443,361	$(9,691,596)		$13,751,765

	$17,410,237	$10,918,792	$28,329,029	$(2,764,115)		$25,564,914

API Nanotronics Corp.

Pro Forma Combined Consolidated Statement of Operations

For the Twelve Months Ended May 31, 2006

(Unaudited)

	May 31, 2006 API	June 30, 2006 National Hybrid Group	Adjustments		API Nanotronics Pro Forma
	(note 1)	(note 1)	(note 2)
Revenue, net	$15,634,093	$13,837,115	$2,210,749	f	$31,681,957
Cost of revenues	11,460,467	8,284,773	1,648,081	f	22,027,296
			42,989	f	—
			590,986	c	—

Gross profit	4,173,626	5,552,342	(71,307)		9,654,661

Operating expenses
Business development	14,296	—	—		14,296
Research and development	—	—	—		—
Selling expenses	1,176,171	1,150,270	18,006	f	2,344,447
General and administrative	2,108,318	2,129,435	312,751	f	4,550,504

	3,298,785	3,279,705	330,757		6,909,247

Operating income (loss)	874,841	2,272,637	(402,064)		2,745,414

Other (income) expenses
Other (income) expenses	(110,798)	(10,789)	(5,471	)f	(127,058)
Interest expense	46,091	(34,012)	720,000	d	732,676
			597	f
Loss on foreign currency transactions	117,472	—	—		117,472

	52,765	(44,801)	715,126		723,090

	822,076	2,317,438	(1,117,190)		2,022,324

Income taxes	105,475	—	342,193	e	533,525
			85,857	f

Net income (loss)	$716,601	$2,317,438	$(1,545,240)		$1,488,799

Basic earnings (loss) per common share	$0.03				$0.06

Diluted earnings (loss) per common share	$0.03				$0.05

Weighted average shares outstanding
Basic	26,073,060				26,073,060

Diluted	28,542,540				28,542,540

API Nanotronics Corp.

Pro Forma Combined Consolidated Statement of Operations

For the Six Months Ended November 30, 2006

(Unaudited)

	November 30, 2006 API Nanotronics	December, 31, 2006 National Hybrid Group	Adjustments		API Nanotronics Pro Forma
	(note 1)	(note 1)	(note 2)
Revenue, net	$8,033,331	$6,458,400	—		$14,491,731
Cost of revenues	6,118,067	3,479,373	295,493	c	9,892,933
					—

Gross profit	1,915,264	2,979,027	(295,493)		4,598,798

Operating expenses
Business development	—	—	—		—
Research and development	58,760	—	—		58,760
Selling expenses	2,296,105	613,038	—		2,909,143
General and administrative	545,657	897,836	—		1,443,493

	2,900,522	1,510,874			4,411,396

Operating income (loss)	(985,258)	1,468,153	(295,493)		187,402

Other (income) expenses
Other (income) expenses	(15,006)	(44,278)	—		(59,284)
Interest expense	—	(41,993)	360,000	d	318,007
Loss on foreign currency transactions	(140,249)	—	—		(140,249)

	(155,255)	(86,271)	360,000		118,474

	(830,003)	1,554,424	(655,493)		68,928
Income taxes (benefit)	(213,553)	—	305,637	e	92,084

Net income (loss)	$(616,450)	$1,554,424	$(961,129)		$(23,155)

Basic earnings (loss) per common share	(0.02)				(0.00)

Diluted earnings (loss) per common share	(0.02)				(0.00)

Weighted average shares outstanding
Basic	33,474,641				33,474,641

Diluted	33,474,641				33,474,641

1.	REPORTING CURRENCY

The unaudited pro forma combined consolidated financial statements are expressed in US dollars, to be consistent with the reporting currency.

2.	PRO FORMA ADJUSTMENTS AND ASSUMPTIONS

The unaudited pro forma combined consolidated financial statements incorporate the following pro forma assumptions and adjustments:

a)	National Hybrid Group’s historic retained earnings, common stock and additional paid-in capital have been eliminated upon consolidation. Because the Company has acquired both National Hybrid Inc. and Pace Technology, Inc., non-controlling interest of variable interest entity has been eliminated from the pro forma financial statements.

b)	In accordance with the purchase agreement, the Company purchased all the capital stock of National Hybrid Group from the Estate of Benedict Pace for the purchase price of $9,750,000. The acquisition did not include National Hybrid Group’s cash and cash equivalents on hand and marketable securities at the date of latest period financials as of December 31, 2006. During the period ended November 30, 2006 the Company paid $100,000 to the Estate of Benedict Pace to extend negotiations under the non-binding Letter of Intent which is included in the prepaid expenses and other current assets. At closing this $100,000 will be deducted from the purchase price. The estimated acquisition costs for National Hybrid Group is $300,000.

c)	The purchase price allocation related to the National Hybrid Group acquisition, included a step up in fixed assets of $4,727,886. The Company has estimated depreciation on a straight line basis estimating that 75% of the step up value will be amortized over 10 years and 25% over 5 years. Deferred income tax has been calculated on the step up in fixed asset value net of tax base.

d)	On January 24, 2007 Can-Med Technology, Inc., d/b/a Green Diamond Oil Corp., an affiliated company of Phillip DeZwirek and Jason DeZwirek whom are also officers and directors of the Company, loaned $6,000,000 to the Company. It is a 61 month loan at 12% simple interest. Interest is payable semi-annually. The loan is pre-payable by the Company at any time without penalty. Upon default the interest rate increases to 15% and the interest becomes cumulative. Initially the loan is unsecured, but if it is not repaid in full within 90 days, the lender has the right to have the loan secured with substantially all of the Company’s assets and the assets of its subsidiaries. Interest expense has been calculated on the pro forma statement of operations.

e)	Represents the income tax payable on National Hybrid Group’s net income less pro forma adjustments at the Company’s effective tax rate of 34%.

f)	The results of operations for the eleven months ended April 30, 2006 for Keytronics, Inc. of $ 107,939 have been added to the pro forma financial statements to reflect the acquisition of Keytronics had it occurred on June 1, 2005. The amortization for the eleven months ended April 30, 2006 attributable to the step up in value of certain assets of Keytronics at the date of acquisition have been added to the pro forma financial statements.

3.	EARNINGS PER SHARE

The Company’s basic pro forma earnings (loss) per share was calculated based on the net income (loss) and the weighted average number of shares outstanding during the reporting period. The combined entity’s financial statements are prepared as if the transaction had been completed at the beginning of the period.

All outstanding options as of November 30, 2006, representing 6,225,000 additional shares, have been excluded from the computation of diluted pro forma earnings (loss) per share as they are anti-dilutive due to the losses generated.

Selected Historical Financial Data

The following financial information includes historical information for the Company as of and for each of the years ended May 31, 2002 through 2006 and the six month periods ended November 30, 2006 and 2005. We derived the annual historical information from the audited consolidated financial statements of API as of and for each of the years ended May 31, 2006, 2005 and 2004 as included in this prospectus. The data as of and for the six months ended November 30, 2006 and 2005 was derived from the unaudited consolidated financial statements for the six month periods ended November 30, 2006 and 2005 and, in the opinion of management, includes all adjustments, consisting solely of normal and recurring adjustments, that are considered necessary for the fair presentation of the results of the interim periods. We derived the annual historical information from the audited consolidated financial statements of API as included in Form 20-F as filed with the Security and Exchange Commission as of and for each of the years ended May 31, 2003 and 2002. Such statements included a footnote which reconciled the financial statements presented in accordance with US GAAP.

The information below is only a summary and should be read in conjunction with API’s audited and unaudited historical consolidated financial statements and related notes contained in this prospectus and the audited consolidated financial statements of API as included in API’s Form 20-F. The historical results included below and elsewhere in this document are not indicative of the future performance of the Company.

	(Unaudited)				For the years ended May 31,
	Six months ended November 30, 2006		Six months ended November 30, 2005		2006 (4)(5)		2005		2004		2003 (1)(2)		2002
Revenues, net	$8,033,331		$8,244,179		$15,634,093		$12,547,551		$11,278,187		$8,253,541		$2,903,120

Cost of revenues	6,118,067		6,098,472	(8)	11,460,467		9,352,592	(8)	8,876,482	(8)	6,432,775	(8)	2,255,841

Gross profit	1,915,264		2,145,707		4,173,626		3,194,959		2,401,705		1,820,766		647,279

Operating expenses	2,900,522		1,565,747	(8)	3,298,785		2,958,988	(8)	3,033,495	(8)	3,734,650	(8)	1,578,378

Operating income (loss)	(985,258)		579,960		874,841		235,971		(631,790)		(1,913,884)		(931,099)

Other (income) expenses	(155,255)		(49,574)		52,765		53,665		(32,893)		18,473		(38,098)

Income tax (benefit)	(213,553)		16,471		105,478		(118,700)		(54,066)		(63,729)		16,642

Net income (loss) before cumulative effect of change in accounting principle	(616,450)		613,063		716,598		301,006		(544,831)		(1,868,628)		(909,643)

Cumulative effect for change in accounting principle	—		—		—		—		(48,531)		—		—

Net income (loss)	$(616,450)		$613,063		$716,598		$301,006		$(593,362)		$(1,868,628)		$(909,643)

Basic earnings (loss) per common share:
Earnings (loss) per share before cumulative effect of change in accounting principle	$(0.02	)(6)	$0.02	(3)	$0.03	(3)	$0.01	(3)	$(0.02	)(3)	$(0.11	)(3)	$(0.09	)(3)
Cumulative effect of change in accounting principle	—		—		—		—		(0.00	)(3)	—		—

Basic earnings (loss) per common share	$(0.02	)(6)	$0.02	(3)	$0.03	(3)	$0.01	(3)	$(0.02	)(3)	$(0.11	)(3)	$(0.09	)(3)

Weighted average number of common shares outstanding (000’s) – basic	33,475	(6)	25,098	(3)	26,073	(3)	25,352	(3)	23,390	(3)	17,780	(3)	10,740	(3)

Diluted earnings (loss) per common share:
Earnings (loss) per share before cumulative effect of change in accounting principle	$(0.02	)(6)	$0.02	(3)	$0.03	(3)	$0.01	(3)	$(0.02	)(3)	$(0.11	)(3)	$(0.09	)(3)
Cumulative effect of change in accounting principle	—		—		—		—		—		—		—

Diluted earnings (loss) per common share	$(0.02	)(6)	$0.02	(3)	$0.03	(3)	$0.01	(3)	$(0.02	)(3)	$(0.11	)(3)	$(0.09	)(3)

Weighted average number of common shares outstanding (000’s) – diluted	33,475	(6)	25,098	(3)	28,542	(3)	26,528	(3)	23,390	(3)	17,780	(3)	10,740	(3)

	(Unaudited) As at November 30,		As at May 31,
Balance Sheet Data	2007 (6)		2006 (4)(5)		2005		2004		2003 (2)		2002 (1)
Working capital	$8,343,272		$4,812,859		$4,109,557		$3,081,804		$2,247,091		$2,151,265
Total assets	$17,410,237		14,106,302		12,652,828		11,185,134		13,546,790		8,538,351
Long-term debt (including current portion) and capital leases payable	618,041		583,034		120,031		174,643		2,931,687		2,371,831
Shareholders’ equity	13,751,765	(7)	10,205,787	(7)	9,510,777	(7)	8,629,790	(7)	8,332,339	(7)	4,477,763	(7)

(1)	On May 31, 2002, API acquired the assets of the Filtran Group of companies. The assets are first reflected in the May 31, 2002 year-end and the operations for the year ended May 31, 2003 are first reflected in the May 31, 2003 year-end.
(2)	On February 6, 2003, API acquired the assets of TM System II Inc. The assets are first reflected in the May 31, 2003 year-end and their operations for the period from February 3, 2003 to May 31, 2003 are first reflected in that year-end.
(3)	All API share numbers have been adjusted 10 to 1 to reflect the effects of the Business Combination.
(4)	On August 29, 2005, API acquired certain assets of Sensonics, Inc. The assets are first reflected in the May 31, 2006 year-end and their operations for the period from August 29, 2005 to May 31, 2006 are first reflected in that year-end.
(5)	On April 27, 2006, API acquired the assets of Keytronics, Inc. The assets are first reflected in the May 31, 2006 year-end and their operations for the period from April 27, 2006 to May 31, 2006 are first reflected in that year-end.
(6)	On November 6, 2006 the Company and API engaged in the Business Combination. The Business Combination is treated as a reverse acquisition, and API was considered the acquirer for accounting purposes, notwithstanding the form of the transaction.
(7)	API has not paid cash dividends on its common stock during its history and does not anticipate paying cash dividends in the near future.
(8)	Comparative figures have been reclassified to conform to the current period presentation. The Company reclassified $158,514, $210,439, $207,275 and $107,235 of amortization expense attributable to the amortization of customer contracts from operating expenses to cost of revenues for the six months interim period ended November 30, 2005 and for the years ended May 31, 2005, 2004 and 2003, respectively.

MANAGEMENT DISCUSSION AND ANALYSIS

Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Company

Accounting Treatment

For accounting purposes the acquisition of API by Rubincon was considered a reverse acquisition, an acquisition transaction where the acquired company, API, was considered the acquirer for accounting purposes, notwithstanding the form of the transaction. The primary reason the transaction was treated as a purchase by API rather than a business combination was because Rubincon was a shell company at the time of the Business Combination.

Consequently, reverse takeover accounting was applied to the transaction. No additional goodwill or intangible assets was recognized on completion of the transaction. The capital structure, including the number and type of shares issued, appearing in the consolidated balance sheet reflects that of the legal parent, Rubincon (now known as API Nanotronics Inc.), including the shares issued to affect the reverse takeover. The assets, liabilities and dollar amounts attributed to share capital are those of API. The financial statements of the Company, API Nanotronics, will present a continuation of API’s financial statements. Consequently, references below to actions taken by the Company prior to November 6, 2006 were taken at that time by API.

Overview

The Company is a North American based company focused on the manufacture of specialized electronic components and microelectronic circuits. The corporate office of the Company is located in Toronto, Canada. Overviews of its subsidiaries are discussed below:

•

API Electronics, Inc. of Hauppauge, New York (“API Electronics”) is a leading designer and manufacturer of power transistors, small signal transistors, tuning diodes, hybrid circuits, resistor/capacitor networks, diodes, and other critical elements with precisely defined functional capabilities for advanced military, industrial, commercial, automotive and medical applications. API Electronics is a leading supplier of defense electronic components to the U.S. Department of Defense and its subcontractors as well as having a strong commercial user base. In March, 2004, the Company purchased certain assets of Islip Transformer & Metal Co. Inc. (“Islip”), a private company that supplies critical systems and components to the U.S. Department of Defense. In August 2005, the Company purchased certain assets of Sensonics, Inc. (“Sensonics”), a private company that supplies components to the U.S. Department of Defense. These acquisitions further augment the Company’s in-demand components and systems for both government and corporate clients.

•

The Filtran Group (“Filtran Group”) comprised of Filtran Inc. of Ogdensburg, New York and Filtran Limited of Ottawa, Ontario, Canada, is a leading global supplier of superior quality electronic components to major producers of communications equipment, military hardware, computer peripherals, process control equipment and instrumentation. In business since 1969, Filtran Group is ISO 9001:2000 registered and offers off-the-shelf and custom designed products and regularly ships components to clients in more than 34 countries. The Company acquired Filtran Group in May 2002. The acquisition broadened the Company’s product offerings for current and potential customers as well as providing synergies in the areas of engineering and technological capabilities.

•

TM Systems II Inc. of Hauppauge, New York (“TM II”), in business for over 30 years, supplies the defense sector with naval landing and launching equipment, flight control and signaling systems, radar systems alteration, data communication and test equipment as well as aircraft ground support equipment. The Company acquired TM II in February 2003 thereby expanding the Company’s core-military and defense-related electronics business.

•

In April 2006, the Company acquired Keytronics Inc (“Keytronics”) of Endicott, New York, a manufacturer of a wide variety of power transformers, reactors, magnetic amplifiers, power supplies and converters and numerous special purpose electronic assemblies, including capacitor modules and medical electronics.

•

In January 2007, the Company acquired the stock of the National Hybrid Group, which consists of National Hybrid, Inc. and Pace Technology, Inc. The National Hybrid Group is a developer and manufacturer of 1553 data bus products, solid state power controllers, opto-controllers, high density multi-chip modules and custom hybrid micro-circuits for the military/aerospace market and the industrial process control market.

The Company’s business strategy has been to strengthen its leadership position for its components through continued emphasis on technological advances, operational efficiencies, cost reductions, competitiveness and acquisitions.

The Company’s objectives are to seek long-term stable growth for all of its operating segments (API Electronics, Filtran Group, TM II, Keytronics and National Hybrid Group) through continuous capital investment, employing today’s production methods and technologies and by demanding uncompromising quality control.

Trends in Our Industry and Business

API Electronics believes that new orders should increase as a result of the $489B military budget approved by the U.S. Congress. API Electronics has spent more than $400,000 on upgrades to its Hauppauge, New York facility in the past few years. In addition it has also put in place its ISO 9000-2000 system and, on June 1, 2005, received military certification from the Defense Logistics Agency as a certified manufacturer of silicon high power transistor devices in accordance with the requirements of MIL-PRF-19500M.

Filtran Group’s main market is military subcontractors with a strong demand for filters, power supplies, transformers and inductors. Filtran Group has outsourced the manufacturing of certain products to China and is working closely with its Chinese manufacturers to maintain quality control and decrease the cost of production. Filtran Group is aggressively pursuing growth strategies with the hiring of additional sales persons in the United States, setting up a nationwide sales representative network, and a product catalogue. Filtran Group has also developed a synergistic partnership with API Electronics targeting the military relay market.

TM II’s customer base consists primarily of various U.S. government departments, including the U.S. Navy, as well as numerous domestic and foreign corporations. The U.S. government has recently approved significant funds for ongoing defense and homeland security. TM II believes that new domestic orders should increase as a result of this development. Furthermore, foreign country demand may also increase in response to global terror concerns. TM II’s Stabilized Glide Slope Indicator (SGSI) is an electro-hydraulic-optical landing system and designed for use on air capable and amphibious assault ships. Increasing operational readiness will require the Navy to be independent of land-based command centers. Furthermore, political conflicts have led to a reduction of land-bases available in certain foreign countries.

Operating Revenues

Operating revenues of the Company are derived from the sales of electronic components and systems, specifically semiconductors, transformers, inductors, filters and mission critical systems. The principle markets for these products are the government and military, commercial equipment, and other replacement parts.

Semiconductor Revenues

The Company currently serves a broad group of customers with the following category of semiconductor products: Varactor tuning diodes, specialty suppressor diodes for the relay market, custom microelectronic hybrid circuits, small-signal transistors, silicon rectifiers, zener diodes, high-voltage diodes, and resistor/capacitor networks. These products facilitate the power supply in end products such as missiles, the space shuttle, F-15, F-16 fighter planes and B-1 bombers.

Magnetic & Power Supply Revenues

Revenues are derived from the manufacturing of electronic transformers, inductors, filters and power supplies. The main demand today for these products come from the military, aerospace, telecom, audio, video, voice, voice/data, and transportation OEM’s.

Mission Critical System Revenues

The principle market for these products is the military/defense industry. These highly engineered products and systems include, naval aircraft landing and launching equipment, Visual Landing Aids (VLA) and Stabilized Glide Slope Indicators (SGSI), flight control and signaling systems, radar systems alteration, data communication and test equipment, aircraft ground support equipment, Aircraft Radar Indication Systems using Liquid Crystal Display (LCD) technology and other mission critical systems and components.

Operating Expenses

Operating Expenses consist of business development, selling expenses, general and administrative.

Cost of Goods Sold

Cost of Goods Sold primarily consists of costs that we incur to design, manufacturer, test and ship the product. These costs include:

•	The cost of raw materials, including freight, direct labor and tooling required to design and build the parts.

•	The cost of testing (labor & equipment) the products throughout the manufacturing process and final testing before the parts are shipped to the customer.

•	The cost of shipping and handling the products shipped to the customer.

Selling, general and administrative expense

Selling, general and administrative expenses include:

•	Compensation and benefit costs for all employees, including sales and customers service, sales commissions, executive, legal, finance and human resource personnel.

•	Compensation related to stock-based awards to employees and directors.

•	Professional services, for accounting, legal, tax, information technology and public relations fees.

•	Rent and related expenses.

Other Income (Expense)

Other income and (expense) consists of:

•	Interest income on cash, cash equivalents and marketable securities.

•	Interest expense on notes payable, operating loans and capital leases.

•	Gain or losses on disposal of property and equipment.

•	Gain or loss on foreign currency transactions.

Key Operating Data

The Company’s management uses a number of data to measure the growth of the business and operating performance. The key measure for growth is sales backlog figures:

	As of November 30		As of August 31,		As of May 31,
Backlog by Segment Company	2006	2005	2006	2005	2006	2005	2004
API Electronics	$2,815,386	$3,578,732	$2,948,865	$3,930,889	$3,156,932	$4,415,043	$1,925,753
Filtran Group	$3,538,744	$3,108,317	$4,050,165	$3,613,582	$4,729,390	$4,018,861	$2,475,711
TM II	$2,202,240	$1,346,609	$1,335,195	$1,467,642	$2,043,977	$1,919,278	$2,862,470
Keytronics	$979,132	N/A	$949,495	N/A	$1,019,833	N/A	N/A

Overall	$9,535,502	$8,033,658	$9,283,720	$9,013,113	$10,950,132	$10,353,182	$7,263,934

The Company’s backlog figures represent confirmed customer purchase orders that the Company has not shipped at the time the figures were calculated, which have a delivery date within a 12 month period. Filtran Group’s backlog figures will also be affected by the US/Canadian exchange rate.

The key measure for performance is Gross Margin by Segment.

	Six Months ended November 30,			Three Months ended August 31,			Fiscal Year
Gross Margin by Segment Company	2006	2005	2006 vs. 2005 % Change	2006	2005	2006 vs. 2005 % Change	2006	2005	2004	2006 vs. 2005 % Change	2005 vs. 2004 % Change
API Electronics	33.7%	27.0%	+6.7%	27.4%	22.1%	+5.3%	34.4%	32.8%	16.6%	+1.6%	+16.2%
Filtran Group	18.4%	27.6%	-9.2%	18.2%	26.8%	-8.6%	21.0%	23.6%	19.3%	-2.6%	+4.3%
TM II	27.2%	43.6%	-16.4%	20.6%	27.0%	-6.4%	25.2%	26.8%	27.6%	-1.6%	-0.8%
Keytronics	16.6%	N/A	N/A	31.5%	N/A	N/A
Overall	23.8%	26.0%	-2.2%	22.9%	23.7%	-0.8%	26.7%	25.5%	21.3%	+1.2%	+4.2%

The Company’s gross margin represents the excess of operating revenues less cost of goods sold. Cost of goods sold contains direct material, labor and manufacturing overhead costs. Gross margins are further discussed under results of operations.

Acquisition of Keytronics, Inc.

On April 27, 2006, the Company acquired all of the common shares of Keytronics, Inc. Keytronics, Inc. is a designer and manufacturer of electronic components for major producers of communications equipment, military hardware, computer peripherals, process control equipment and instrumentation.

Acquisition of the Filtran Group

Effective May 31, 2002, the Company acquired the Filtran Group of companies, consisting of Filtran, Inc., Filtran Limited, Canadian Dataplex Limited and Tactron Communications (Canada) Limited, the holding company for Filtran Limited. Canadian Dataplex, Tactron Communications (Canada) Limited and Filtran Limited were amalgamated under the name Filtran Limited as of June 1, 2003. The Filtran Group of companies are suppliers of electronic components (primarily inductors, transformers and filters) for customers in the communications, computer, instrumentation and process control industries, with manufacturing facilities in the United States and Canada.

Acquisition of Assets of TM Systems, Inc.

Effective February 6, 2003, the Company through its wholly-owned subsidiary, TM Systems, acquired the assets of TM Systems, Inc., a manufacturer of naval landing and launching equipment, flight control and signaling systems, radar systems alteration, data communication and test equipment, and aircraft ground control equipment for military use. As part of the asset purchase, TM Systems assumed the leases for two facilities operated by TM Systems, Inc., one located in Albertson, New York and the other in Bridgeport, Connecticut. The Company no longer leases either facility.

Acquisitions of National Hybrid, Inc. and Pace Technology, Inc.

On January 25, 2007, the Company acquired all the stock of the National Hybrid Group. National Hybrid Group, which consists of National Hybrid, Inc. and Pace Technology, Inc. and is a developer and manufacturer of 1553 data bus products, solid state power controllers, opto-controllers, high density multi-chip modules and custom hybrid micro-circuits for the military/aerospace market and the industrial process control market.

The Company’s business strategy has been to strengthen its leadership position for its components through continued emphasis on technological advances, operational efficiencies, cost reductions, competitiveness and acquisitions.

The Company’s objectives are to seek long-term stable growth for all of its operating segments (API Electronics, Filtran Group, TM II, Keytronics and National Hybrid Group) through continuous capital investment, employing today’s production methods and technologies and by demanding uncompromising quality control.

Business Combination

On May 8, 2006 Rubincon Ventures Inc. as API Nanotronics was formerly known (“Rubincon”), entered into a combination agreement contemplating a Plan of Arrangement with API Electronics Group Corp. (“API”). Rubincon is a Delaware corporation and API is an Ontario corporation. Rubincon formed an Ontario subsidiary, RVI Sub, Inc. now known as API Nanotronics Sub, Inc., to facilitate the Plan of Arrangement. On November 6, 2006 Rubincon and API completed the transaction contemplated by the Plan of Arrangement. We refer to this transaction in this prospectus as the “Business Combination.” The combined companies now operate under the name “API Nanotronics Corp.” .

Pursuant to the court approved Plan of Arrangement API Nanotronics Sub, Inc. became the sole shareholder of API, and each holder of the 2,825,406 outstanding API common shares was granted the right to receive for each API common share, 10 shares of API Nanotronics common stock, or if a Canadian shareholder elects, 10 API Nanotranics Sub, Inc. exchangeable shares. Each API Nanotronics Sub, Inc. exchangeable share is exchangeable into one share of API Nanotronics common stock at the option of the holder. The API Nanotronics Sub, Inc. exchangeable shares may be converted into API Nanotronics common stock at the option of API Nanotronics ten years from the date of the combination of Rubincon and API or sooner under certain circumstances. In addition, pursuant to the Plan of Arrangement, outstanding options of API were converted into options of API Nanotronics adjusted to reflect the aforementioned ten-for-one exchange ratio.

For accounting purposes the acquisition of API by Rubincon was considered a reverse acquisition, an acquisition transaction where the acquired company, API, is considered the acquirer for accounting purposes, notwithstanding the form of the transaction. The primary reason the transaction was treated as a recapitalization by API rather than a purchase of API by Rubincon was because Rubincon was a shell company. As reported in its Form 10-QSB for the quarter ended October 31, 2006, (the final quarterly filing requirement for Rubincon under its prior year end of January 31, 2006), Rubincon had cash of approximately $4,200,000, other assets of approximately $117,000 and liabilities of approximately $187,000.

In conjunction with this reverse acquisition, Rubincon changed its year end from January 31 to May 31, the year-end of API. Assets, liabilities and equity of the Company continue to be that of the operating company, API, as adjusted for the cash, other assets and liabilities of Rubincon. No additional goodwill or intangible assets were recognized on completion of the transaction. The capital structure, including the number and type of shares issued, appearing in the consolidated balance sheet reflects that of the legal parent, Rubincon, now known as API Nanotronics, including the shares issued to affect the reverse acquisition for the period after the consummation of the Plan of Arrangement and the capital structure of API modified by the 10 for 1 exchange ratio in the Plan of Arrangement for the period prior to the consummation of the Plan of Arrangement.

Results of Operations for the Six Months Ended November 30, 2006 and 2005

The following discussion of results of operations is a comparison of the Company’s six month periods ending November 30, 2006 and November 30, 2005.

Operating Revenue

	Six months ended November 30,
Sales by Subsidiary	2006	2005		% age Change
API Electronics	$2,214,819		$2,588,833	-14.4%
Filtran Group	$3,808,514		$3,794,662	+0.4%
TM II	$1,087,659		$1,860,684	-41.5%
Keytronics	$922,339	$	N/A	N/A

	$8,033,331		$8,244,179	-2.6%

Overall, the Company recorded a small decrease in sales for the six months ended November 30, 2006 as total sales revenue decreased by 2.6% over the same period in 2005. This decrease resulted from markedly decreased sales at API Electronics and TM II that were not offset by the slight increase in sales at the Filtran Group and the inclusion of Keytronics sales revenues in 2006.

API Electronics sales revenues decreased by 14.4% in the six months ended November 30, 2006 over the same period in 2005 and this decrease was attributed primarily to the Islip sales revenue decrease in the second quarter compared to the same quarter last year, for mission critical systems, primarily Radar Indicators and Counter Measure Control Electronics for US Military helicopters.

Filtran Group sales revenue increased by $13,852 or 0.4% in the six months ended November 30, 2006 over the corresponding period in 2005.

TM II recorded sales revenue levels in the six months ended November 30, 2006 that were 41.5% less than 2005. The decrease was attributed primarily to decreased progress billings on the US Navy Stabilized Glide Scope Indicators (SGSI) and on Visual Landing Aids (VLA) sold to Avondale Shipyards (Northrop Grumman).

Keytronics was acquired on April 27, 2006. The $922,339 reflects the company’s first full two quarters of operational revenues since the acquisition.

The Company’s electronic products are sold through operations in Canada and the US to several countries around the world.

Geographical Information

	Six months ended November 30,
	2006		2005
	Revenue	Capital Assets, Intangible Assets, Goodwill and Other	Revenue	Capital Assets, Intangible Assets, Goodwill and Other
United States	$6,681,905	$4,318,949	$6,536,888	$2,850,765
Canada	546,629	1,367,771	634,044	2,571,324
United Kingdom	754,873	—	1,012,710	—
All Other	49,924	—	60,537	—

	$8,033,331	$5,686,720	$8,244,179	$5,422,089

The Company saw United States sales increase by 2.2% from $6,536,888 for the six months ended November 30, 2005 to $6,681,905 for the six months ended November 30, 2006. Canadian sales decreased by 13.8% from $634,044 for the six months ended November 30, 2005 to $546,629 for the six months ended November 30, 2006 and UK sales decreased by 25.5% from $1,012,710 for the six months ended November 30, 2005 to $754,873 for the six months ended November 30, 2006 mainly as a result of reduced sales to a UK distributor and a reduction in power supply sales to a United Kingdom military subcontractor. The decrease in non-United States sales accounts for the decrease in sales for the six months ended November 30, 2006 from the prior period in 2005.

The US Department of Defense and its subcontractors accounts for a significant amount of the Company’s sales revenue as follows:

	Six months ended November 30,
	2006	2005
Revenue
U.S. Department of Defense	20%	21%
U.S. Department of Defense subcontractors	48%	50%

Operating Expenses

Cost of Goods Sold and Gross Margin

	Six months ended November 30,
Gross Margin by Segment Company	2006	2005	% age Change
API Electronics	33.7%	27.0%	+6.7%
Filtran Group	18.4%	27.6%	-9.2%
TM II	27.2%	43.6%	-16.4%
Keytronics	16.6%	N/A %	N/A %
Overall	23.8%	26.0%	-2.2%

The Company’s overall gross margin was 23.8% of sales for the six months ended November 30, 2006, a decrease from the 26.0% gross margin for the six months ended November 30, 2005. Accordingly, the overall cost of sales was 76.2% for the six months ended November 30, 2006 compared to 74.0% for the six months ended November 30, 2005. The Company expects gross margins to show improvement in the second half of fiscal 2007.

API Electronics posted a gross margin improvement by 6.7% for the six months ended November 30, 2006 to the 33.7% level. This increase is attributed to stronger gross margins on continued operational efficiencies.

Filtran Group saw their gross margin decrease to 18.4% for the six months ended November 30, 2006 from the 27.6% gross margin for the six months ended November 30, 2005. The decrease was attributed largely to the introduction of a new power supply product launch and some temporary inefficiencies in their electronic filter manufacturing. Filtran Group expects gross margins to improve in the second half of fiscal 2007.

TM II’s gross margin decreased by 16.4% to 27.2% for the six months ended November 30, 2006 from the prior period in 2005 due to the large reduction of sales in the first quarter. TM II expects margins to remain at current levels in fiscal 2007.

The major components of cost of sales for the six months ended November 30 are as follows:

	2006	% age of sales	2005	% age of sales
Materials Used	$2,616,365	32.6%	$2,670,373	32.4%
Manufacturing Labor	$1,203,506	15.0%	$1,276,673	15.5%
Manufacturing Overhead	$2,298,196	28.6%	$2,151,426	26.1%

	$6,118,067	76.2%	$6,098,472	74.0%

As a percentage of sales, for the six months ended November 30, 2006 materials used percentage increased slightly compared to the six months ended November 30, 2005. The six months ended November 30, 2006 labor percentage reasonably in line with the six months ended November 30, 2005. The six months ended November 30, 2006 manufacturing overhead percentage increased by 2.5%, mainly due to costs associated with a new product launch at Filtran Group and as a result of lower sales volumes at TM Systems.

Selling Expenses

Selling expenses decreased to $545,657 for the six months ended November 30, 2006 from $616,194 for the six months ended November 30, 2005. As a percentage of sales, selling expenses were 6.8% for the current period, a decrease from the 7.2% posted for the six months ended November 30, 2005. The Company expects selling expenses to remain at current levels in fiscal 2007.

The major components of selling expenses are as follows:

	Six months ended November 30,
	2006	% age of sales	2005	% age of sales
Payroll Expense – Sales	$257,153	3.2%	$246,330	3.0%
Commissions Expense	$158,408	2.0%	$238,404	2.9%

The overall decrease in selling expenses was attributed to commission expenses related to TM’s sales decrease from long-term contract revenue. Payroll expense increased modestly by $10,823 as compared to the six months ended November 30, 2005.

Business Development

The Company did not incur any business and development expense decreased for the six months ended November 30, 2006, a decrease from $13,939 incurred during the six months ended November 30, 2005 as a result of the elimination of investor relation expenditures.

General and Administrative Expenses

General and administrative expenses increased to $2,296,105 for the six months ended November 30, 2006 from $935,614 incurred during the six months ended November 30, 2005. An increase of $1,030,167 is due to stock-based compensation of which $888,360 relates to the new options issued shares under the Plan of Arrangement for the then existing API options. In addition, approximately $210,000 of the increase is due to the addition of Keytronics’ operations in the current fiscal year. As a percentage of sales, for the six months ended November 30, 2006 general and administration expenses were 28.6%, an increase of 17.3% over the percentage for the six months ended November 30, 2005. The Company expects general and administrative expenses to increase in fiscal 2007 as the result of the April 26, 2006 Keytronics acquisition and the Rubincon merger.

The major components of general and administrative expenses are as follows:

	Six months ended November 30,
	2006	2005	$ Change
Officer Salary	$1,023,981	$104,750	$919,231
Rent and Management Fees	$95,171	$91,674	$3,497
Professional Services	$146,845	$151,196	$-4,351
Office Salary	$198,009	$118,502	$79,507
Consultants	$191,983	$52,983	$139,000

Officer salaries expense increased to $1,023,981 for the six months ended November 30, 2006 from $104,750 for the six months ended November 30, 2005 – an increase of $919,231 largely due to the stock-based compensation on exchangeable shares in the amount of $888,360.

Rent and management fees increased slightly for the six months ended November 30, 2006 in the amount of $3,497 to $95,171.

Professional services include legal, accounting, audit and taxation services decreased for the six months ended November 30, 2006 to $146,845 from $151,196 for the six months ended November 30, 2005, an decrease of 2.9%.

Consulting expenses increased to $191,983 for the six months ended November 30, 2006 from $52,983 for the six months ended November 30, 2005 due to stock option expense amortized on stock options granted to consultants.

Research and Development Expenses

Research and development increased to $58,760 for the six months ended November 30, 2006 (2005 – $0).

Office salary increased to $198,009 for the six months ended November 30, 2006 from $118,502 for the six months ended November 30, 2005 largely as a result of Keytronics’ inclusion of operations in 2006.

Operating Income (Loss)

The Company posted an operating loss for the six months ended November 30, 2006 of $985,258 compared to operational income of $579,960 for the six months ended November 30, 2005. The decrease in operating income is mainly attributed to non-cash stock-based compensation expense of $1,030,167 (2005 - $0), lower sales volumes at TM Systems II and Keytronics and an increase in cost of goods sold at Filtran Group due to a power supply product launch and operational inefficiency in the manufacturing of electronic filters that affected the first half of the fiscal year.

Other Income And Expense

Other income was $155,255 for the six months ended November 30, 2006 compared to other income of $49,574 for the six months ended November 30, 2005.

Foreign currency translation gains increased from $16,210 in the six months ended November 30, 2005 to $140,249 for the six months ended November 30, 2006.

Income Taxes

The Company and its subsidiaries have non-capital losses of approximately $415,000 to apply against future taxable income. The losses will expire as follows: $28,000 in 2009, $21,000 in 2010, $303,000 in 2011, and $63,000 in 2012.

Net Income (Loss)

The Company incurred a net loss for the six months ended November 30, 2006 of $616,450 compared to net income of $613,063 for the six months ended November 30, 2005. The decrease in operating income is primarily attributed to non-cash stock based compensation expense of $1,030,167 (2005 - $0), lower sales volumes at TM Systems II and API Electronics and an increase in cost of goods sold at Filtran Group due to a power supply product launch and operational inefficiency in the manufacturing of electronic filters that affected the first half of the year.

Liquidity and Capital Resources

Six Months Ended November 30, 2006 compared to the Year Ended May 31, 2006

Liquidity

At November 30, 2006, the Company had cash reserves of $4,547,489 compared to $946,680 at May 31, 2006. The increase is largely due to the net cash of $3,329,660 acquired from the Plan of Arrangement. In addition, the Company had marketable securities of $24,088 at November 30, 2006 compared to $41,598 at May 31, 2006.

As at November 30, 2006, the Company’s working capital was sufficient to meet the Company’s current requirements.

Inventory increased 8.1% from $4,599,616 at May 31, 2006 to $4,973,323 at November 30, 2006. This increased resulted because management increased production to meet anticipated future sales demand. Accounts receivable increased 1.4% from $1,791,569 at May 31, 2006 to $1,816,464 at November 30, 2006. Accounts payable increased 14.7% to $2,200,837 at November 30, 2006 from $1,918,117 at May 31, 2006.

Long-term debt (current and long-term portion) increased from $545,303 at May 31, 2006 to $602,819 at November 30, 2006.

Total assets increased to $17,386,929 at November 30, 2006 from $13,692,302 at May 31, 2006. The increase resulted primarily from the Plan of Arrangement and the increase in inventory.

Operating, Investing and Financing Activities

Cash generated (used) in operating activities increased to $515,589 for the six months ended November 30, 2006 compared to $352,373 for the six months ended November 30, 2005. Cash from operating activities increased to $515,589 as a result of reporting a net loss for the six month period ending November 30, 2006 of $616,450 offset by non-cash expenses of $1,282,702 and a change in operating assets and liabilities which utilized cash in the amount of $150,663.

Investing activities for the six months ended November 30, 2006 consisted of the purchase of capital assets of $160,488 (2005 - $75,231), the purchase of marketable securities of $0 (2005 - $86,288) and proceeds from the sale of marketable securities $0 (2005 -$ 269,792).

The Plan of Arrangement resulted in the Company acquiring net cash of $3,296,383, net of transaction costs (2005 – $0). In addition for the six months ended November 30, 2006 financing activities included the issuance of common stock with proceeds of $60,000 (2005 – $0), the purchase and retirement of common stock of $57,000 (2005 - $1,497,566), bank indebtedness advances, net of repayments, of $160,936 (2005 – -$3,256) and long-term debt repayments of $57,516 (2005 - $40,971).

Capital Resources

The Company’s subsidiary API Electronics has a working capital line of credit of $500,000. At November 30, 2006, API Electronics had borrowed $400,147 (May 31, 2006 - $340,147) against this line. The credit is secured by all of its assets pursuant to a general security agreement and is guaranteed by Chief Operating Officer of the Company. The bank indebtedness is due on demand and bears interest at US prime plus 1%. The line is subject to annual renewal on April 14, 2007.

The Company’s subsidiary Filtran Limited has a line of credit of $902,000 (Cdn$1,000,000). At November 30, 2006, Filtran Limited had borrowed $273,297 (May 31, 2006 - $172,367). The interest rate on any borrowed funds is charged at Canadian prime. The agreement also allows Filtran to lease capital purchases at Canadian prime plus 1% up to $33,000. The lender has a general security agreement and a first collateral mortgage on Filtran’s assets and building. The line is subject to annual renewal on May 31, 2007.

The Company’s subsidiary Keytronics has a working capital line of credit of $125,000. At November 30, 2006, Keytronics has not borrowed against this line. This credit is secured by all Keytronics’ assets pursuant to a general security agreement. This line charges prime plus 1 % for borrowings.

The Company is not committed to any significant capital expenditures at present.

The Company believes that cash flows from operations, funds available under its credit facilities and other sources of cash will be sufficient to meet its anticipated cash requirements.

Results of Operations - Year Ended May 31, 2006 Compared to the Year Ended May 31, 2005

The following discussion of results of operations of the Company is a comparison of the Company’s two fiscal year periods May 31, 2006 and May 31, 2005.

Operating Revenue

Sales by Subsidiary	2006	2005	% age Change
API Electronics	$5,508,887	$3,712,734	+48.4%
Filtran Group	$7,626,637	$6,012,306	+26.9%
TM II	$2,375,028	$2,822,511	-15.9%
Keytronics	$123,541	$—	N/A

	$15,634,093	$12,547,551	+24.6%

Overall, the Company recorded strong sales growth in 2006 as total sales revenue increased by 24.6% over 2005.

API Electronics sales revenues increased by 48.4% in 2006 and this was attributed primarily to the Islip sales revenue increase of $1,991,000 for mission critical systems, primarily Radar Indicators and Counter Measure Control Electronics for US Military helicopters. API Electronics expects 2007 sales revenue to increase by 6-8% over the 2006 level as demand continues to be strong and the recent military certification MIL-PRF-19500M adds benefit.

Filtran Group saw sales revenue increase by 26.9% in 2006. The increase was attributed primarily to an increase of approximately $1,785,000 in sales revenue from a US military subcontractor. The products that saw the increased demand were the electronic filters that are assembled in military radios. Filtran Group expects sales revenue to grow a further 5% in 2007.

TM II recorded sales revenue levels in 2006 that were 15.9% less than 2005. The decrease was attributed primarily to decreased progress billings on the US Navy Stabilized Glide Scope Indicators (SGSI). TM II expects sales revenue growth levels to remain relatively flat in 2007.

Keytronics was acquired on April 27, 2006. The $123,541 reflects slightly more than one month’s sales revenue. Keytronics projects for annual revenue to be in the range of $2,000,000 to $2,200,000 in 2007.

The Company’s electronic products are sold through operations in Canada and the US to several countries around the world.

Geographical Information

	May 31, 2006		May 31, 2005
	Revenue	Capital Assets, Intangible Assets, Goodwill and Other	Revenue	Capital Assets, Intangible Assets, Goodwill and Other
United States	$12,199,898	$3,467,797	$9,629,218	$3,300,532
Canada	1,104,713	2,540,978	836,335	2,347,700
United Kingdom	1,712,629	—	1,659,463	—
South America	147,009	—	159,936	—
All Other	469,844	—	262,599	—

	$15,634,093	$6,008,775	$12,547,551	$5,648,232

The Company saw United States sales increase by 26.7% from $9,629,218 in 2005 to $12,199,898 in 2006 as a result of increased sales to the US Department of Defense and US Department of Defense subcontractors, Canadian sales increased by 32.1% from $836,335 in 2005 to $1,104,713 in 2006 as a result of increased demand from the commercial product industry and the relocation of a UK customer to Canada, and UK sales increased by 3.2% from $1,659,463 in 2005 to $1,712,629 in 2006.

The US Department of Defense and its subcontractors accounts for a significant amount of the Company’s sales revenue as follows:

	2006	2005
Revenue
U.S. Department of Defense	25%	12%
U.S. Department of Defense subcontractors	40%	39%

Operating Expenses

Cost of Goods Sold and Gross Margin

Gross Margin by Segment Company	2006	2005	% age Change
API Electronics	34.4%	32.8%	+1.6%
Filtran Group	21.0%	23.6%	-2.6%
TM II	25.2%	26.8%	-1.6%
Overall	26.7%	25.5%	+1.2%

The Company’s overall gross margin was 26.7% of sales in 2006 and a slight increase from the 25.5% gross margin posted in 2005. Accordingly, the overall cost of sales was 73.3% in 2006 compared to 74.5% in 2005. The Company expects gross margins to show improvement in 2007.

API Electronics posted a gross margin improvement by 1.6% in 2005 to the 34.4% level. This increase is attributed to the ongoing integration of the Islip and Sensonics acquisitions. The integration saw decreases in the labor force and a reduction of duplicated activities and expenses. API Electronics expects gross margins to continue to improve in 2007 as integration of operation continues.

Filtran Group saw their gross margin decrease to 21.0% in 2006 from the 23.6% margin posted in 2005. The decrease was attributed to a 3% increase in material costs largely due to increases in the prices for steel, copper, and petrochemicals. Filtran Group expects gross margins to increase in 2007 as they continue to expend efforts to improve operational efficiencies.

TM II’s gross margin saw a slight decrease of 1.6% to 25.2% in 2006. TM II expects margins to remain at current levels in 2007.

The major components of Cost of Sales are as follows:

	2006	% age of sales	2005	% age of sales
Materials Used	$4,738,517	30.3%	$3,773,911	30.1%
Manufacturing Labor	$2,653,129	17.0%	$2,377,026	19.0%
Manufacturing Overhead	$3,871,906	24.8%	$2,927,716	23.3%
Other	$196,915	1.2%	$273,939	2.1%

	$11,460,467	73.3%	$9,352,592	74.5%

As a percentage of sales, the 2006 Materials Used percentage was reasonably in line with the percentage in 2005. The 2006 Labor percentage decreased by 2.0% over 2005 as a result of a lower labor cost mix associated with the increased Islip product sales revenues. The 2006 Manufacturing Overhead percentage increased by 1.5% primarily as a result of tooling costs associated with new product lines and increased shop supplies.

Selling Expenses

Selling expenses increased to $1,176,171 for the year ended May 31, 2006 from $1,124,522 for the year ended May 31, 2005. As a percentage of sales the 2006 selling expenses came in at 7.5%, a decrease from the 8.9% posted in 2005. The Company expects selling expenses to remain at current levels in 2007.

The major components of Selling Expenses are as follows:

	2006	% age of sales	2005	% age of sales
Payroll Expense – Sales	$447,667	2.9%	$467,238	3.7%
Commissions Expense	$444,604	2.9%	$351,586	2.8%

The overall increase in selling expenses was attributed to higher sales revenue in 2006. As a percentage of sales, the 2006 Commission expense was reasonably in line with the comparative percentage of sales in 2005. Payroll Expense – Sales decreased as a result of the departure of the sales manager at API Electronics Inc. in the second quarter of 2006.

Business Development

Business and development expense decreased to $14,296 in 2006 from $43,131 in 2005 as a result of reduced investor relation expenditures. The Company expects business development expenses to increase in 2007 as the result of the Rubincon merger.

General and Administrative Expenses

General and administrative expenses increased to $2,108,318 for 2006 from $1,791,335 incurred during 2005. As a percentage of sales, the 2006 general and administration expenses were 13.5% and this was a decrease over the 14.3% posted in 2005. The Company expects general and administrative expenses to increase in 2007 as the result of the Rubincon merger.

The major components of General and Administrative Expenses are as follows:

	2006	2005	$ Change
Officer Salary	$198,677	$225,950	$11,477
Rent and Management Fees	$183,364	$183,364	$0
Professional Services	$302,204	$206,361	$95,843
Office Salary	$259,074	$225,950	$33,124
Depreciation and amortization	$391,890	$370,662	$21,228

Officer salaries expense decreased to $198,677 in 2006 from $225,950 in 2005 – A decrease of 12.1% due to departure of a sales employee.

Rent and management fees remained the same in 2006 compared to 2005 at an amount of $183,364.

Professional services include legal, accounting, audit and taxation services. The 2006 expense increased to $302,204 from $206,361 in 2005 as a result of increased audit fees for 2006 combined with an under-provision for fees in 2005.

Office salary increased to $259,074 in 2006 from $225,950 in 2005 as a result of the Canadian operation’s wages being translated to US at a higher exchange rate in 2006.

Depreciation and amortization increased to $391,890 in 2006 from $370,662 in 2005 as a result of assets acquired during the year and depreciation expense related to Canadian assets being translated to US at a higher exchange rate in 2006.

Operating Income

The Company posted operating income for the year ended May 31, 2006 of $874,841 an improvement over the operating income of $235,971 for the year ended May 31, 2005. The increase in operating income is attributed to higher sales volumes and gross margins.

Other Income And Expense

Other income was $110,798 for the year ended May 31, 2006 compared to other income of $20,688 for the year ended May 31, 2005. The components in 2006 were investment income in the amount of $29,338 and a gain of sale of marketable securities of $81,460. The components in 2005 were investment income in the amount of $21,079 and a loss on sale of marketable securities of $391.

Foreign currency translation losses increased from $46,304 in 2005 to $117,242 as a result of a weaker US dollar relative to the Canadian dollar.

Interest expense for the Company saw an increase from $28,049 in 2005 to $46,091 in 2006. The increase was attributed to higher debt levels following the Sensonics and Keytronics acquisitions in 2006.

Income Taxes

The provision for income taxes was an expense in the amount of $105,478 in 2006 compared to a recovery in the amount of $118,700 in 2005. The effective tax rate for 2006 was 12.8% and for 2005 -65.0%. The effective tax rate of 12.8 percent differs form the statutory rate of 34 percent due to non-deductible expenses, changes in the valuation allowance and other insignificant items. The Company and its subsidiaries have non-capital losses of approximately $415,000 to apply against future taxable income. The losses will expire as follows: $28,000 in 2009, $21,000 in 2010, $303,000 in 2011, and $63,000 in 2012.

Net Income

The Company earned net income for the year ended May 31, 2006 of $716,598 compared to net income of $301,006 for year ended May 31, 2005.

Results of Operations - Year Ended May 31, 2005 Compared to the Year Ended May 31, 2004

The following discussion of the results of operations of the Company is a comparison of the Company’s two fiscal year periods ended May 31, 2005 and 2004.

Operating Revenue

Sales by Subsidiary	2005	2004	% Change
API Electronics	$3,712,734	$2,375,239	+56.3%
Filtran Group	$6,012,306	$5,759,835	+4.4%
TM Systems	$2,822,511	$3,143,113	-10.2%

Overall	$12,547,551	$11,278,187	+11.3%

The Company recorded strong sales growth in 2005 as total sales revenue increased by 11.3% over 2004.

API Electronics’ sales revenues increased by an impressive 56.3% in 2005. This was attributed primarily to the Islip acquisition in March 2004 adding significantly to 2005 sales revenue. Islip product sales revenue in 2005 was $879,771 compared to $66,625 for fiscal 2004.

Filtran Group saw sales revenue increase by 4.4% in 2005. The increase was attributed to increased demand for its filter and power supply products in the military defense sector.

TM II recorded sales revenue levels in 2005 that were 10.2% less than 2004. The decrease was attributed primarily to the timing of TM II’s sales as demand and orders for TM II’s products continued to be strong.

The Company’s electronic products are sold through operations in Canada and the US to several countries around the world.

Geographical Information

	May 31, 2005		May 31, 2004
	Revenue	Capital Assets, Intangible Assets, Goodwill and Other	Revenue	Capital Assets, Intangible Assets, Goodwill and Other
United States	$9,629,218	$3,300,532	$8,933,612	$3,426,193
Canada	836,335	$2,347,700	944,039	$2,436,782
United Kingdom	1,659,463	—	1,057,691	—
South America	159,936	—	201,465	—
All Other	262,599	—	141,380	—

	$12,547,551	$5,648,232	$11,278,187	$5,862,975

The Company saw United States sales increase by 7.8% from $8,933,612 in 2004 to $9,629,218 in 2005, Canadian sales decreased by 11.4% from $944,039 in 2004 to $836,335 in 2005, and UK sales increased by 56.9% from $1,057,691 in 2004 to $1,659,463 in 2005. Sales to South America decreased by 20.6% from $201,465 in 2004 to $159,936 in 2005 and sales to other countries increased by 85.7% from $141,380 in 2004 to $262,599 in 2005.

Sales to the US have increased due largely on the Company’s focus on the military market. The strong demand in this sector of the US economy has created growth opportunities for all the Company’s divisions and as a result has yielded significant revenue growth and a strong order backlog. Similarly, sales to the UK increased mainly due to one customer expediting a large order and another whose annual demand has continually increased.

The US Department of Defense and its Subcontractors accounts for a significant amount of the Company’s sales revenue as follows:

	2005	2004
Revenue
U.S. Department of Defense	12%	17%
U.S. Department of Defense subcontractors	39%	40%

Operating Expenses

Cost of Goods Sold and Gross Margin

Gross Margin by Segment Company	2005	2004	% Change
API Electronics	32.8%	16.6%	+16.2%
Filtran Group	23.6%	19.3%	+4.3%
TM II	26.8%	27.6%	-0.8%
Overall	25.5%	21.3%	+4.2%

The Company’s overall gross margin was 25.5% of sales in 2005, which represents a substantial increase from the 21.3% gross margin in 2004. Accordingly, the overall cost of sales was 74.5% in 2005 compared to 79.7 in 2004.

API Electronics posted a gross margin improvement by 16.6% in 2005 to 32.8%. This increase was attributed to substantially higher sales revenues, improved manufacturing efficiencies, and more profitable sales mix in 2005 including products related to the Islip acquisition. API Electronics had a substantial increase in its hybrid and diode sales supplied for the US military. Also, the Islip acquisition introduced significant radio signal indicator assembly sales.

Filtran Group saw its gross margin increase to 23.6% in 2005 from the 19.3% margin posted in 2004. The increase was attributed to a more profitable sales mix and improved manufacturing efficiencies. Filtran introduced a program called “Lean Manufacturing and Continuous Improvement.” The result was substantial productivity gains, and a reduction in costs and defects. Filtran also saw increased demand for its Harris filters in the telecommunication section in 2005. In addition, sales of DC-to-AC power supplies increased to General Dynamics UK for the UK Bowman project.

TM II’s gross margin saw a slight decrease of 0.8% to 26.8% in 2005.

The major components of Cost of Sales were as follows:

	2005	% of sales	2004	% of sales
Materials Used	$3,773,911	30.1%	$3,766,825	33.4%
Manufacturing Labor	$2,377,026	19.0%	$2,283,916	20.3%
Manufacturing Overhead	$2,927,716	23.3%	$2,390,769	21.2%
Other	$273,939	2.1%	$434,972	3.8%

Total	$9,352,592	74.5%	$8,876,482	78.7%

As a percentage of sales, each of the 2005 Manufacturing Labor and 2005 Manufacturing Overhead were reasonably in line with their comparative percentage of sales in 2004. The 2005 Materials Used percentage improved significantly over 2004 as a result of efficiencies and quality control in the manufacturing process.

Selling Expenses

Selling expenses increased to $1,124,522 for the year ended May 31, 2005 from $843,308 for the year ended May 31, 2004. As a percentage of sales the 2005 selling expenses came in at 8.9%, which represented an increase of 1.4% over selling expenses of 7.5% posted in 2004.

The major components of Selling Expenses were as follows:

	2005	% of sales	2004	% of sales
Payroll Sales	$467,238	3.7%	$401,058	3.6%
Commissions	$351,586	2.8%	$99,921	0.9%

The overall increase in Selling Expenses was attributed to higher sales revenue in 2005.

As a percentage of sales, the 2005 Payroll Sales was reasonably in line with its comparative percentage of sales in 2004. Commissions expense increased in 2005 as a result of recent acquisitions (TM Systems and Islip) whereby commissions were payable at specific percentages on certain sales orders.

General and Administrative Expenses

General and administrative expenses decreased to $1,791,335 for 2005 from $2,119,099 incurred during 2004. As a percentage of sales, the 2005 general and administration expenses were 14.2%, an improvement over the 18.8% posted in 2004.

The major components of General and Administrative Expenses were as follows:

	2005	2004	$ Change
Officer Salaries	$225,950	$303,453	$(77,503)
Rent and Management Fees	$183,364	$178,228	$5,136
Professional Services	$206,361	$286,855	$(80,494)
Office Salaries	$225,950	$209,271	$16,679
Depreciation and amortization	$370,662	$403,986	$(33,324)

Officer salaries expense decreased to $225,950 in 2005 from $303,453 in 2004. This was attributed primarily to the retirement of an individual at Filtran Group in 2005.

Rent and management fees increased slightly to $183,364 in 2005 from $178,228 in 2004 – an increase of 2.9%.

Professional services include legal, accounting, audit and taxation services. The 2005 expense was $206,361 which was a slight improvement from the 2004 expense amount of $286,855. The decrease was attributed to a large settlement of old legal fees in the amount of $34,392 in 2004 and in general a more concerted effort to perform more services in-house in 2005.

Office salaries increased to $225,950 in 2005 from $209,271 in 2004 - an increase of 8.0%.

Depreciation and amortization decreased to $370,662 in 2005 from $403,996 in 2004 as the result of some assets becoming fully depreciated in 2005 while having a full year depreciation in 2004.

Operating Income (Loss)

The Company posted operating income (loss) for the year ended May 31, 2005 of $235,971 an increase over the operating income (loss) of ($631,790) for the year ended May 31, 2004. The increase was attributed to an improved gross margin in 2005, higher sales revenue in 2005 and compensation expense for warrants modified in 2004 in the amount of $202,437.

Other Income and Expense

Other income during the quarter was an income amount of $20,688 for the year ended May 31, 2005 compared to other income of $123,279 for the year ended May 31, 2004. The major components in 2005 were investment income in the amount of $21,079 and a loss on sale of marketable securities of $391.

The major components in 2004 were the gain on settlement of debt in the amount of $39,000, the gain on sale of marketable securities of $45,795, and investment income in the amount of $40,941 and miscellaneous expense of $2,457.

Interest expense relates to interest on long-term debt and the Company had a decrease from $85,063 in 2004 to $28,049 in 2005. The decrease was attributed to lower debt levels in 2005.

Loss on foreign currency transactions increased in 2005 to $46,304 from $5,323 in 2004.

Income Taxes

The provision for income taxes was a recovery of $118,700 in 2005 compared to a recovery of $54,066 in 2004. The effective tax rate for 2005 was (65.0)% (2004 – (9.0%). The effective tax rate of (65) percent differs from the statutory rate of 34 percent due to nondeductible expenses, changes in the valuation allowance and other insignificant items. The Company and its subsidiaries have non-capital losses of approximately $1,354,000 to apply against future taxable income. The losses will expire as follows: $94,000 in 2009, $796,000 in 2010, $272,000 in 2011, and $192,000 in 2012.

Net Income (Loss)

The Company had net income for the year ended May 31, 2005 of $301,006 compared to a net loss of $593,362 for year ended May 31, 2004.

Liquidity and Capital Resources

Year Ended May 31, 2006 compared to the Year Ended May 31, 2005

Liquidity

At May 31, 2006, the Company had cash reserves of $946,680 compared to $1,513,130 as at May 31, 2005. In addition, the Company had marketable securities of $41,598 at May 31, 2006 (2005 - $336,355).

At May 31, 2006 working capital totaled $4,812,859 compared to $4,109,557 at May 31, 2005. The current ratio at May 31, 2006 was 2.7:1 compared to 2.6:1 at May 31, 2005. The quick ratio (which excludes inventory and prepaid expenses from current assets) was 0.97:1 at May 31, 2006 – a slight decrease from the 1.29:1 posted at May 31, 2005.

As at May 31, 2006, the Company’s working capital was sufficient to meet the Company’s current requirements.

Inventory increased 41.1% from $3,258,856 as at May 31, 2005 to $4,599,616 as at May 31, 2006. This was a result of increased production to meet sales demand and the April 2006 acquisition of Keytronics that added over $525,000 in inventory. Accounts receivable increased 25.5% from $1,427,395 as at May 31, 2005 to $1,791,569 as at May 31, 2006. This increase is consistent with the 24.6% increase in year over year sales. Accounts payable increased 32.2% to $1,918,117 at May 31, 2006 from $1,450,502 as at May 31, 2005. The increase is attributed primarily to increased production and purchasing to meet sales demand. Deferred revenue decreased 81% from $643,028 at May 31, 2005 to $119,850 as at May 31, 2006. The decrease is attributed to fewer progress amounts billed on current projects at May 31, 2006.

Long-term debt (current and long-term portion) increased from $33,005 at May 31, 2005 to $545,303 at May 31, 2006 as a result of debt assumed in the acquisitions of Keytronics and Sensonics. Capital leases payable (current and long-term portion) decreased from $87,026 at May 31, 2005 to $37,731 at May 31, 2006.

The debt to equity ratio (total debt to total shareholders’ equity) increased to 0.38 as at May 31, 2006 compared to 0.33 as at May 31. 2005.

Total assets increased to $14,106,302 at May 31. 2006 from $12,652,828 as at May 31, 2005. The increase is primarily attributed to the acquisition of Keytronics.

Operating, Investing and Financing Activities

Cash generated (used) in operating activities decreased to $539,270 for year ended May 31, 2006 compared to $1,113,944 for the year ended May 31, 2005. The decrease was attributed primarily to increased inventory levels to support increased demand and a reduction in deferred revenues on percentage of completion contracts as the Company earned those revenues in 2006.

Investing activities in 2006 consisted of the purchase of capital assets of $139,321 (2005 - $333,960), the business acquisition of Keytronics in the amount of $953,753 (2005 - $Nil), the purchase of marketable securities of $86,288 (2005 - $458,318), and the proceeds on sale of marketable securities of $494,953 (2005 - $79,240).

Financing activities in 2006 consisted of the issuance of common stock with proceeds of $1,000,000 (2005 - $1,056,000), the purchase and retirement of common stock of $1,497,566 (2005 - $723,289), bank indebtedness advances of $149,271 (2005 - $199,758), long-term debt repayments of $40,122 (2005 - $33,120), and repayments of obligations under capital leases of $45,337 (2005 - $21,492).

Capital Resources

The Company’s subsidiary API Electronics has a working capital line of credit of $500,000. At May 31, 2006 API Electronics had borrowed $340,147 (2005 - $167,000) against this line. The credit is secured by all of its assets pursuant to a general security agreement and is guaranteed by Chief Operating Officer of API. The bank indebtedness is due on demand and bears interest at US prime plus 1%. The line is subject to annual renewal on April 14, 2007.

The Company’s subsidiary Filtran Limited has a line of credit of $907,000 (Cdn$1,000,000). At May 31, 2006, the corporation had borrowed $172,367 (2005 - $175,090). The interest rate on any borrowed funds is charged at Canadian prime. The agreement also allows Filtran to lease an asset at Canadian prime plus 1% up to $33,000. The lender has a general security agreement and a first collateral mortgage on Filtran’s assets and building. The line is subject to annual renewal on May 31, 2007.

The Company is not committed to any significant capital expenditures at present.

The Company believes that cash flows from operations, funds available under its credit facilities and other sources of cash will be sufficient to meet its anticipated cash requirements.

Contractual Obligations and Other Commercial Commitments

The following table identifies the contractual obligations of the Company as at May 31, 2006.

	Total	Less Than 1 year	1 to 3 years	4-5 years	After 5 Years
Capital Lease Obligations	$41,795	$37,704	$4,091	$—	$—
Promissory Notes and Loans	$545,303	$240,921	$245,200	$49,933	$9,249
Operating Leases	$126,122	$88,364	$37,758	$—	$—

Total Contractual Obligations	$713,220	$366,989	$287,049	$49,933	$9,249

Year Ended May 31, 2005 compared to the Year Ended May 31, 2004

Liquidity

At May 31, 2005, the Company had cash reserves of $1,513,130 compared to $634,058 as at May 31, 2004. In addition, the Company had marketable securities of $336,355 at May 31, 2005 (May 31, 2004 - $10,095).

At May 31, 2005 working capital totaled $4,109,557 compared to $3,081,804 at May 31, 2004. The current ratio at May 31, 2005 remained at the 2.58:1 ratio as at May 31, 2004. The quick ratio (which excludes inventory and prepaid expenses from current assets) was 1.29:1 at May 31, 2005 – an increase from the 0.86:1 posted at May 31, 2004.

As at May 31, 2005, the Company’s working capital was sufficient to meet the Company’s current requirements.

Inventory decreased a slight 0.1% from $3,262,983 at May 31, 2004 to $3,258,856 at May 31, 2005. Accounts receivable increased 38.8% from $1,028,508 at May 31, 2004 to $1,427,395 as at May 31, 2005. The increase is attributed to higher sales volume and a lower turnover rate in 2005. Accounts payable decreased 4.4% from $1,517,304 at May 31, 2004 to $1,450,502 at May 31, 2005. The decrease is attributed to the timing of payments. Deferred revenue increased 415.6% from $124,723 at May 31, 2004 to $643,028 at May 31, 2005. The increase was attributed to the increased orders in production.

Long-term debt (current and long-term portion) decreased from $174,643 at May 31, 2004 to $33,005 at May 31, 2005 as a result of significant reductions in principal on the mortgage payable which will be fully paid off in 2006.

The debt to equity ratio (total debt to total shareholders’ equity) increased slightly to 0.33 at May 31, 2005 compared to 0.30 at May 31, 2004 primarily as a result of the increased deferred revenue.

Total assets increased to $12,652,828 at May 31, 2005 from $11,185,135 at May 31, 2004. This is attributed primarily to the increase in cash, marketable securities and accounts receivable and an offsetting decrease in intangible assets through amortization.

Operating, Investing and Financing Activities

Cash generated (used) in operating activities increased to $1,113,944 for year ended May 31, 2005 compared to $650,906 for the year ended May 31, 2004. This was attributed to higher cash generated by operations and reduced investments in non-cash working capital.

Cash flows provided by (used in) investing activities consisted of the purchase of capital assets of $(333,960), proceeds on sales of marketable securities of $79,240, and the purchase of marketable securities of $(458,318) in 2005 and consisted of the business acquisition of Islip of $(50,000), purchase of capital assets of $(222,967), proceeds on the sale of capital assets in the amount of $104,439, and the proceeds on sale of marketable securities of $474,819 in 2004.

Cash flows provided by (used in) financing activities consisted of the proceeds on the issue of common shares of $1,056,000, the purchase and retirement of common shares of $(723,289), short-term borrowing advances of $199,758 and the repayment of long-term debt of $(54,612) in 2005 and consisted of the proceeds on the issue of common shares of $705,000, short term borrowing advances of $128,616, and long-term debt repayments of $(2,718,044) in 2004.

Capital Resources

The Company’s subsidiary, API Electronics, has a working capital line of credit of $500,000. At May 31, 2005, the corporation had borrowed $167,000 (2004 - $100,000) against this line. The credit is secured by all of its assets pursuant to a general security agreement. The bank indebtedness is due on demand and bears interest at prime plus 1%.

The Company’s subsidiary, Filtran Limited, has a line of credit of $796,000. At May 31, 2005, the corporation had borrowed $175,090 (2004 - $28,675). The credit is secured by a general security agreement and a first collateral mortgage on Filtran Limited’s asset and building. The bank indebtedness bears interest at prime.

The Company is not committed to any significant capital expenditures at present.

The Company holds cash and cash equivalents in Canadian currency. Two of the Company’s subsidiaries (TM Systems and API Electronics) hold cash and cash equivalents in US currency. The Company’s other group of subsidiaries (Filtran Group) holds cash and cash equivalents in US and Canadian currencies. Neither the Company nor any of its subsidiaries uses financial instruments for hedging.

The Company believes that cash flows from operations, funds available under its credit facilities and other sources of cash will be sufficient to meet its anticipated cash requirements.

Summary of Critical Accounting Policies and Estimates

The Company’s significant accounting policies are fully described in the notes to its consolidated financial statements. Some of the Company’s accounting policies involved estimates that required management’s judgment in the use of assumptions about matters that were uncertain at the time the estimate was made. Different estimates, with respect to key variables used for the calculations, or changes to estimates, could potentially have had a material impact on the Company’s financial position or results of operations. The development and selection of the critical accounting estimates are described below.

Principles of Consolidation

The consolidated financial statements include the accounts of API Nanotronics, together with its wholly owned subsidiaries, API Electronics, TM II, the Filtran Group and Keytronics. The Filtran Group consists of Filtran Limited and Filtran Inc. All significant inter-company transactions and balances are eliminated in consolidation.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand, bank balances and investments in money market instruments with original maturities of three months or less.

Marketable Securities

The Company’s investments in marketable equity securities are classified as available for sale. Securities available for sale are carried at fair value, with any unrealized holding gains and losses, net of income taxes, reported as a component of accumulated other comprehensive income (loss). Marketable equity and debt securities available for sale are classified in the balance sheet as current assets.

The cost of each specific security sold is used to compute realized gains or losses on the sale of securities available for sale.

Inventory

Raw materials are recorded at the lower of cost and net realizable value. Finished goods and work in process are stated at the lower of cost, which includes material, labor and overhead, and net realizable value. Cost is generally determined on a first-in, first-out basis.

Long-Lived Assets

The Company periodically evaluates the net realizable values of long-lived assets, principally identifiable intangibles and property and equipment, for potential impairment when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable, as determined based on the estimated future undiscounted cash flows. If such assets were considered to be impaired, the carrying value of the related assets would be reduced to their estimated fair value.

Fixed Assets

Fixed assets are recorded at cost less accumulated depreciation or amortization. Depreciation and amortization is provided using the following methods over the following periods:

Classification	Estimated Life (Years)
Straight line basis
Buildings	20
Computer equipment	3
Computer software	3
Furniture and fixtures	5
Machinery and equipment	5-10
Vehicles	3
Declining balance basis
Electronic manufacturing equipment	5-10

Gains and losses on depreciable assets retired or sold are recognized in the statement of operations in the year of disposal. Repairs and maintenance expenditures are expensed as incurred.

Computer Software Developed or Obtained For Internal Use

All direct internal and external costs incurred in connection with the development stage of software for internal use are capitalized. All other costs associated with internal use software are expensed when incurred. Amounts capitalized are included in property, equipment and leasehold improvements and are amortized on a straight-line basis over three years beginning when such assets are placed in service.

Goodwill and Intangible Assets

Goodwill and intangible assets result primarily from acquisitions accounted for under the purchase method. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”), goodwill and intangible assets with indefinite lives are not amortized but are subject to impairment by applying a fair value based test.

Goodwill is subject to an impairment test on at least an annual basis or upon the occurrence of certain events or circumstances. Goodwill impairment is assessed based on a comparison of the fair value of a reporting unit to the underlying carrying value of the reporting unit’s net assets, including goodwill. When the carrying amount of the reporting unit exceeds its fair value, the fair value of the reporting unit’s goodwill is compared with its carrying amount to measure the amount of impairment loss, if any.

Intangible Assets

Intangible assets that have a finite life are amortized using the following basis over the following period:

Classification	Estimated Life (Years)
Non-compete agreements	Straight line over 5 years
Customer contracts	Based on the revenue earned on the contracts

Long Lived Assets

The Company periodically evaluates the net realizable values of long-lived assets, principally identifiable intangibles and capital assets, for potential impairment when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable, as determined based on the estimated future undiscounted cash flows. If such assets were considered to be impaired, the carrying value of the related assets would be reduced to their estimated fair value.

Income Taxes

Income taxes are accounted for under Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes”. Under this method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial reporting and tax bases of assets and liabilities and available loss carry forwards. A valuation allowance is established to reduce tax assets if it is more likely than not that all or some portions of such deferred tax assets will not be realized.

Revenue Recognition

Contract Revenue

Revenue from contracts is recognized using the percentage of completion method. The degree of completion is determined based on costs incurred, excluding costs that are not representative of progress to completion, as a percentage of total costs anticipated for each contract. Provision is made for losses on contracts in progress when such losses first become known. Revisions in cost and profit estimates, which can be significant, are reflected in the accounting period in which the relevant facts become known.

Non-Contract Revenue

The Company recognizes non-contract revenue when it is realized or realizable and earned. The Company considers non-contract revenue realized or realizable and earned when it has persuasive evidence of an arrangement, delivery has occurred, the sales price is fixed or determinable, and collectibility is reasonably assured. Delivery does not occur until products have been shipped and risk of loss and ownership has transferred to the client.

Research and Development Expenses

Expenditures for research and development are expensed as incurred.

Deferred Revenue

The Company defers revenue should payment be received in advance or the service or product being shipped or delivered (See Contract Revenue and Non-Contract Revenue above.)

Stock-Based Compensation Plans

Effective June 1, 2006, the Company adopted the provisions of SFAS 123R, requiring the Company to recognize expense related to the fair value of stock-based compensation awards. The Company elected to use the modified prospective transition method as permitted by SFAS 123R and, therefore, has not restated the financial results for prior periods.

The Company recognizes stock-based compensation expense in the consolidated statement of operations based on the awards that are expected to vest. Accordingly, we have adjusted stock-based compensation expense to reflect estimated forfeitures. SFAS 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. We estimate forfeitures based on historical experience.

SFAS 123R supercedes our previous accounting under Accounting Principals Boards Opinion No. 25 “Accounting for Stock Issued to Employees” for periods subsequent to May 31, 2006. In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107, which provides interpretive guidance in applying the provisions of SFAS 123R. The Company has applied the provisions of SAB 107 in our adoption of Statement 123(R).

The assumptions used in calculating the fair value of stock-based compensation awards involve inherent uncertainties and the application of management judgment. If factors were to change, and we used different assumptions, depending on the level of our future stock-based awards, our stock-based compensation expense in the future could be materially different from that reported or pro forma amounts reported. In addition, if our actual forfeiture rate varies significantly from our current estimate, the amount of stock-based compensation expense recognized in future periods will be affected.

Fair Value of Financial Instruments

The fair value of long-tem debt is primarily determined using quoted market prices as compared to the recorded value. The fair value of the remaining financial instruments including cash and cash equivalents, marketable securities, accounts receivable, accounts payable and accrued expenses, and short-tem borrowings approximate the carrying value due to the short-term nature of these instruments.

Foreign Currency Translation and Transactions

Foreign denominated assets and liabilities of the Company are translated into U.S. dollars at the prevailing exchange rates in effect at the end of the reporting period. Income statement accounts are translated at a weighted average of exchange rates which were in effect during the period. Translation adjustments that arise from translating the foreign subsidiary’s financial statements from local currency to U.S. currency are recorded in the other comprehensive income (loss) component of stockholders’ equity. Gains and loses from foreign currency transactions are recognized in the consolidated statements of operations.

Accounting Estimates

The preparation of these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Receivables and Credit Policies

Accounts receivable are uncollateralized customer obligations. Accounts receivable are stated at the amounts billed to the customer. Customer account balances with invoices over 90 days old are considered delinquent. Payments of accounts receivable are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoices. The carrying amount of accounts receivable is reduced by a valuation allowance that reflects management’s estimate of the amounts that will not be collected.

Advertising Costs

Advertising costs are expensed as incurred.

Concentration of Credit Risk

The Company maintains cash balances, at times, with financial institutions, which are in excess of amounts insured by the Federal Deposit Insurance Corporation (FDIC). Management monitors the soundness of these institutions and considers the Company’s risk negligible.

The Company may, at times, have a concentration of their customer receivables or revenue with a specific customer. Management monitors the concentration to assess its risk.

Earnings (Loss) per Common Share

Basic earnings (loss) per common share is computed by dividing income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per common share gives effect to all dilutive potential common shares outstanding during the period. The computation of diluted earnings (loss) per share does not assume conversion, exercise or contingent exercise of securities that would have an anti-dilutive effect on earnings.

Comprehensive Income (Loss)

Other comprehensive income (loss), which includes foreign currency translation adjustments and unrealized gains on marketable securities, is shown in the Statement of Changes in Stockholders’ Equity.

Effects of Recent Accounting Pronouncements

In September 2006, the FASB issued “Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (an amendment of FASB Statements No. 87, 88, 106, and 132R)”, which will require employers to fully recognize the obligations associated with single-employer defined benefit pension, retiree healthcare and other postretirement plans in their financial statements. Under past accounting standards, the funded status of an employer’s postretirement benefit plan (i.e., the difference between the plan assets and obligations) was not always completely reported in the balance sheet. Past standards only required an employer to disclose the complete funded status of its plans in the notes to the financial statements. SFAS No. 158 applies to plan sponsors that are public and private companies and nongovernmental not-for-profit organizations. The requirement to recognize the funded status of a benefit plan and the disclosure requirements are effective as of the end of the fiscal year ending after December 15, 2006, for entities with publicly traded equity securities, and at the end of the fiscal year ending after June 15, 2007, for all other entities. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. The Company does not expect that the adoption of SFAS No. 158 will have a significant impact on the consolidated results of operations or financial position of the Company.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” to eliminate the diversity in practice that exists due to the different definitions of fair value and the limited guidance for applying those definitions in GAAP that are dispersed among the many accounting pronouncements that require fair value measurements. SFAS No. 157 retains the exchange price notion in earlier definitions of fair value, but clarifies that the exchange price is the price in an orderly transaction between market participants to sell an asset or liability in the principal or most advantageous market for the asset or liability. Moreover, the SFAS states that the transaction is hypothetical at the measurement date, considered from the perspective of the market participant who holds the asset or liability. Consequently, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price), as opposed to the price that would be paid to acquire the asset or received to assume the liability at the measurement date (an entry price).

SFAS No. 157 also stipulates that, as a market-based measurement, fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability, and establishes a fair value hierarchy that distinguishes between (a) market participant assumptions developed based on market data obtained from sources independent of the reporting entity (observable inputs) and (b) the reporting entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). Finally, SFAS No. 157 expands disclosures about the use of fair value to measure assets and liabilities in interim and annual periods subsequent to initial recognition. Entities are encouraged to combine the fair value information disclosed under SFAS No. 157 with the fair value information disclosed under other accounting pronouncements, including SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” where practicable. The guidance in this Statement applies for derivatives and other financial instruments measured at fair value under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” at initial recognition and in all subsequent periods.

SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years, although earlier application is encouraged. Additionally, prospective application of the provisions of SFAS No. 157 is required as of the beginning of the fiscal year in which it is initially applied, except when certain circumstances require retrospective application. The Company is currently evaluating the impact of this statement on its results of operations or financial position of the Company.

In July 2006, the Financial Accounting Standards Board (“FASB”) has published FASB Interpretation No. 48 (“FIN No. 48”), Accounting for Uncertainty in Income Taxes, to address the noncomparability in reporting tax assets and liabilities resulting from a lack of specific guidance in FASB Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes, on the uncertainty in income taxes recognized in an enterprise’s financial statements. FIN No. 48 will apply to fiscal years beginning after December 15, 2006, with earlier adoption permitted. The adoption of FIN 48 is not expected to have a material effect on the Company’s financial condition or results of operations.

In February 2006, the FASB issued SFAS 155, “Accounting for Certain Hybrid Financial Instruments” - an amendment of FASB Statements No. 133 and 140, to simplify and make more consistent the accounting for certain financial instruments. Specifically, SFAS No. 155 amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, to permit fair value re-measurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for an a fair value basis. SFAS No. 155 amends SFAS No. 140, Accounting for the Impairment or Disposal of Long-Lived Assets, to allow a qualifying special-purpose entity (SPE) to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 applies to all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006, with earlier application allowed. The adoption of SFAS No. 155 is not expected to have a material effect on the Company’s financial condition or results of operations.

In May 2005, the FASB issued SFAS 154, Accounting Changes and Error Corrections. This new standard replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements . Among other changes, SFAS No. 154 requires that a voluntary change in accounting principle be applied retrospectively with all prior period financial statements presented on the new accounting principle, unless it is impracticable to do so. SFAS No. 154 also provides that a change in method of depreciating or amortizing a long-lived non-financial asset be accounted for as a change in estimate (prospectively) that was effected by a change in accounting principle, and correction of errors in previously issued financial statements should be termed a “restatement.” The new standard is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. Early adoption of this standard is permitted for accounting changes and correction of errors made in fiscal years beginning after June 1, 2005. The adoption of SFAS No. 153 did not have any affect on the Company’s financial statements.

On December 16, 2004, the FASB issued SFAS 153, Exchanges of Non-monetary Assets - An Amendment of APB Opinion No. 29 . SFAS No. 153 amends APB Opinion No. 29, Accounting for Non-monetary Transactions , which was issued in 1973. The amendments made by SFAS No. 153 are based on the principle that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for non-monetary exchanges of similar productive assets and replace it with a broader exception for exchanges of non-monetary assets that do not have “commercial substance.” Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. The provisions in SFAS No. 153 are effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS No. 153 did not have any affect on the Company’s financial statements.

In December of 2004, the FASB issued SFAS 123R Share Based Payments, which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods and services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. This statement is a revision of SFAS No. 123, Accounting for Stock-Based Compensation . This statement supersedes APB Opinion No. 25 Accounting for Stock Issued to Employees . Among other things, this statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is recognized over the period during which an employee is required to provide service in exchange for the award – the requisite service period (usually the vesting period). This statement is to be applied as of the beginning of the first interim or annual period that begins after December 15, 2005, but earlier adoption is encouraged. The Company adopted this standard effective June 1, 2006 using the modified prospective basis. See note 3 for further discussion of the impact on the Company’s financial statements and required disclosures resulting from the adoption of SFAS 123R.

On November 24, 2004, the FASB issued SFAS 151, Inventory Costs - An amendment of ARB No. 43, Chapter 4. SFAS No. 151 clarifies that abnormal amounts of idle facility expense, freight, handling costs and spoilage should be expensed as incurred and not included in overhead. Further, SFAS No. 151 requires that allocation of fixed production overheads to conversion costs should be based on normal capacity of the production facilities. The provisions in SFAS No. 151 are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Companies must apply the standard prospectively. The Company has determined that the adoption of this standard will have not have a material effect on the financial position and results of operations.

Off-Balance Sheet Arrangements

During 2006 and 2005, the Company did not use off balance sheet arrangements.

Share Capital

As of November 30, 2006 there were 43,939,342,342 shares of common stock of API Nanotronics Corp. issued and outstanding, warrants and stock options outstanding for 6,225,000 shares of common stock at exercise prices ranging from $0.464 to $2.06 with remaining average contractual lives of 5.07 years.

During the period ended August 31, 2006, API acquired and retired 30,000 common shares at a total cost of $57,000.

During the fiscal year 2006, 4,000,000 common shares of API were issued upon the exercise of stock options for proceeds of $1,000,000 plus $905,400 of additional paid in capital.

During the fiscal year 2005, 4,400,000 common shares of API were issued upon the exercise of stock options for proceeds of $1,056,000.

During the fiscal year 2004, 1,250,000 common shares of API were issued upon the exercise of warrants for proceeds of $705,000.

On February 17, 2005, the Board of Directors of API authorized API to purchase in open-market transactions up to 5% of the issued and outstanding common shares. During the year ended May 31, 2006, API acquired and retired 2,667,220 common shares at a total cost of $1,497,566. During the year ended May 31, 2005, API acquired and retired 1,397,350 common shares at a total cost of $723,289.

All the above members reflect the effect of the 10-for-1 conversion ratio of the Business Combination.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed to market risks related to changes in foreign currency and interest rates as discussed below. All amounts are in US dollars unless otherwise indicated.

Foreign Currency Risk

A substantial amount of our revenues and receivables are denominated in Canadian dollars. We translate revenue and the related receivable at the prevailing exchange rate at the time of the sale. Also, a substantial amount of our expenses and payables/bank operating loans are denominated in Canadian dollars. We translate expenses and the related payables at the prevailing exchange rate at the time of the purchase. Funds denominated in Canadian dollars are translated into US dollars at the rate in effect on the balance sheet date. Translation gains and losses resulting from variations in exchange rates, upon translation into US dollars, are included in results of operations for integrated operations. Our Canadian subsidiary, Filtran Limited, is a self-sustaining operation and it is translated at the current rates of exchange whereby all exchange gains and losses are accumulated in the foreign translation account on the balance sheet.

Any increase in the relative value of the Canadian dollar to the U.S. dollar results in increased revenue and increased expenses. A decrease in the relative value of the Canadian dollar to the US dollar would decrease sales revenue and decreased expenses.

Other income for the year ended May 31, 2006 included $117,472 of foreign exchange losses (2005 - $46,304 and 2004 - $5,323).

We do not use financial instruments for trading purposes and are not a party to any leverage derivatives. We do not engage in hedging transactions to manage our foreign currency risk.

Interest Rate Risk

We believe that we have limited exposure to changes in interest rates.

Long-term Debt Risk

At May 31, 2006, we had long-term debt of $545,303 (2005 $33,005). Substantially all of the debt is fixed rate debt and accordingly there is currently no significant impact on cash flows associated with its long-term debt.

Capital Leases Payable Risk

At May 31, 2006, we had capital leases payable of $37,731 (2005 $87,026). The debt underlying capital lease payable is fixed rate debt and accordingly there is currently no significant interest rate risk associated with its capital leases payable.

Short-Term Borrowings Risk

At May 31, 2006, we had a line of credit facilities in place for two of its subsidiaries (API Electronics Inc. $500,000; Filtran Limited $907,000 ($1,000,000 CDN). The total bank indebtedness at May 31, 2006 was $512,514 (2005 $342,090). The line of credit facilities are variable rate debt tied to the prime rates in the US and Canada respectively. Accordingly, we are subject to risk of the prime rate increases that would increase its interest expense. A hypothetical 1% increase in interest rates would result in an annual change in net income (loss) of approximately ($5,125) based on the May 31, 2006 bank indebtedness of $512,514.

Marketable Securities and Cash and Cash Equivalents Risk

We periodically hold cash equivalents consisting of investments in money market instruments with original maturities of three months or less. At May 31, 2006, the Company did not hold any cash equivalent investments (2005 - $1,250,311). This helps mitigate the risk of interest rate increases in its lines of credit. These cash equivalent investments are subject to interest changes and interest income will fluctuate directly with changes in interest rates. A hypothetical 1% increase in interest rates would result in an annual change in net income (loss) of approximately $9,467 based on the May 31, 2006 cash and cash equivalent balance of $946,680. The Company held marketable securities of $41,598 as of May 31, 2006 (2005 - $336,355). A hypothetical 10% market price increase would result in an annual change in net income (loss) of approximately ($4,160) based on the May 31, 2006 marketable securities balance of $41,598. A hypothetical 10% decrease in the market price of our marketable equity securities at May 31, 2006 would cause a corresponding 10% decrease in the carrying amounts of these securities or $4,160.

We do not enter into derivative instruments to manage interest rate exposure.

MANAGEMENT

Directors and Executive Officers

The following table sets forth as of April 2, 2007, the name, age, and position of each of our executive officers and directors and the term of office of each director.

Name	Age	Position Held	Term Commenced
Phillip DeZwirek	69	Chairman, Chief Executive Officer, Treasurer, and Director	2006
Donald Wright	69	Director	2006
Thomas Mills	62	President, Chief Operating Officer and Director	2006
Jason DeZwirek	36	Secretary and Director	2006
Claudio Mannarino	36	Chief Financial Officer	2006

Each director serves for a term of either (i) one year and until his or her successor is elected at our annual shareholders’ meeting or (ii) if such director was elected after our annual shareholders’ meeting for the relevant year, then until his or her successor is elected at our annual shareholders’ meeting and is qualified, and in all cases, subject to removal by our shareholders at anytime. Each officer serves, at the pleasure of the Board of Directors, for a term of one year or less, if appointed at a time other than the annual meeting of directors, and until his or her successor is elected at a meeting of the Board of Directors and is qualified.

API has the same officers and directors as we do and such officers and directors serve for the same terms for API as they do for us, provided that the annual shareholders meeting for API may occur at a different time than our annual shareholders meeting.

Set forth below is certain biographical information regarding each of our executive officers and directors.

Phillip DeZwirek

Phillip DeZwirek, age 69, became a director of ours and our Chairman, Chief Executive Officer and Treasurer on the effective date of the Business Combination, November 6, 2006. Mr. DeZwirek has held the positions of Chairman, Chief Executive Officer and Treasurer at API since May 2002. He also assumed the same positions with Nanotronics Sub and became a director of Nanotronics Sub on the effective date of the Business Combination. Mr. DeZwirek has been a director of API since September 2001. From September 2001 until November 2001 Mr. DeZwirek was the Chief Executive Officer and Treasurer of API. From November 2001 until May 2002, Mr. DeZwirek was the Vice-Chairman and Treasurer of API. Phillip DeZwirek was also the Chief Financial Officer of API from August 2001 until Claudio Mannarino assumed that position in 2004. Phillip DeZwirek has been a director, Chairman of the Board and the Chief Executive Officer of CECO Environmental Corp. (“CECO”) since August 1979 (NASDAQ-CECE). Mr. DeZwirek’s principal occupations during the past five years have been serving as Chairman of the Board and Chief Executive Officer of CECO; and serving as President of Can-Med Technology, Inc. d/b/a Green Diamond Oil Corp. (since 1990). Mr. DeZwirek has also been involved in private investment activities for the past five years.

Thomas W. Mills

Thomas W. Mills, age 61, became a director of ours and our President and Chief Operating Officer on the effective date of the Business Combination, November 26, 2006. He holds the same positions with Nanotronics Sub, TM Systems II and Keytronics. He has held those positions with API since August 31, 2001. Thomas W. Mills is also President and Chief Operating Officer of our wholly-owned subsidiary, API Electronics, Inc. He has worked within the electronics industry since 1967 and has specialized in semiconductors since 1969. His management career has spanned Production Control, Production/Manufacturing, Quality Control/Assurance and Program /Project Operation and Vice President of Operations. Mr. Mills, who has been with API Electronics, Inc. since 1981, holds an economics degree and has taken courses in Industrial Engineering. Mr. Mills has no other outside business activities.

Jason DeZwirek

Jason DeZwirek, age 36, became a director of ours and our Vice Chairman and Secretary on the effective date of the Business Combination, November 6, 2006. He holds the same positions with Nanotronics Sub as of the business combination. Jason DeZwirek has held those positions with API since May 31, 2002 and been a director of API since September 2001. From September 2001 until November 2001 Jason DeZwirek was Chairman, Executive Vice President, and Secretary of API. From November 2001 until May 2002, he was the Chairman, Chief Executive Officer and Secretary of API. Jason DeZwirek has been Vice President and a Director of CECO since February 1994 and the Secretary of CECO since February 20, 1998. He also serves as Vice President of Can-Med Technology, Inc. d/b/a Green Diamond Oil Corp. Mr. DeZwirek’s principal occupation since October 1999 has been as Founder and Chief Executive Officer of Kaboose Inc., a company that operates an online media company servicing the children’s and family markets. Kaboose’s common stock is listed in the Toronto Stock Exchange and trades under the symbol KAB. Mr. DeZwirek has also been involved in private investment activities for the past five years.

Donald A. Wright

Donald Wright, age 69, became a director of ours on February 15, 2006. Mr. Wright has been a principal of and real estate broker with The Phillips Group in San Diego, California, a company, which has been a real estate developer and apartment building syndicator since 1992. From November 1996 through January of 2005, Mr. Wright served as a real estate broker with Prudential Dunn Realtors in Pacific Beach, California. Since January 2005, he has been a real estate broker with One Source Realty GMAC. Mr. Wright has been a director of CECO since February 20, 1998. Mr. Wright has also been a member of the Audit Committee of CECO since February 20, 1998 and since January 1, 2002 has been a member of the Committee established to administer CECO’s stock option plan. Mr. Wright has not been an officer or director of any other reporting company.

Claudio A. Mannarino, B.Com, C.M.A.

Claudio Mannarino, age 36, became our Chief Financial Officer and Vice President of Finance on the effective date of the Business Combination, November 26, 2006. He holds the same positions with Nanotroncs Sub and has had the same positions at API since 2004. Mr. Mannarino has over 10 years of professional accounting and finance experience. He holds a Bachelor of Commerce Degree from the University of Ottawa and is a Certified Management Accountant.

Mr. Mannarino spent three years as Controller for two divisions of GTC Transcontinental, a Canadian publicly traded company on the Toronto Stock Exchange. After three years in roles with progressively more responsibility at GTC he joined a Project Management Company as a senior accountant, whose role centered on developing long-term business strategies and improving business practices.

In addition to his role at GTC, Mr. Mannarino started his own business in the construction industry in 1994, which he successfully grew and then sold in 1999.

Mr. Mannarino joined Filtran Group in April of 2000. From April, 2000 to 2004, he was controller and manager of human resources and IT at Filtran Group. He was named CFO and VP of Finance for API in 2004. His responsibilities include managing the financial reporting function for API, and the finance, human resource and IT departments of the Filtran Group. Mr. Mannarino has also gained experience in business acquisitions specifically related to due diligence activities and has carried out several cost reduction initiatives at Filtran Group. Mr. Mannario has no other outside business activities.

Significant Employees

Arnold Markowitz

Arnold Markowitz, 48, is General Manager at Filtran Group. Mr. Markowitz has over 20 years of specialized experience in sales and marketing of electronic components and corporate management of electrical and electronic component manufacturers. He graduated from New York University in 1981.

Martin Moskovits

Martin Moskovits, age 63, is becoming our Chief Technology Officer. On February 14, 2007, we and Mr. Moskovits entered into an employment agreement defining the terms and conditions of Mr. Moskovits’ employment as our Chief Technology Officer. Mr. Moskovits’ employment will commence on May 1, 2007 or such earlier date as the parties may agree. Mr. Moskovits is and has been for the past five years a professor of Physical Chemistry in the Chemistry and Biochemistry Department and Dean of the Division of Mathematical and Physical Sciences in the College of Letters and Sciences at the University of California Santa Barbara. Since March 15, 2006 Mr. Moskovits has been a nanotechnology consultant for us.

From 1981 through 1984 he was employed as an account executive and sales manager for Tec Electronics a data communications equipment manufacturer and distributor in New York. From 1984 through 1987 he was a territory manager for Tritech Electronics / Bittan Associates an electronic component distributor/representative in New Jersey. From 1988 through 1998 he was worldwide sales manager for Sussex Semiconductor a manufacturer of semiconductors in New Jersey and Florida. From 1999 through 2002 he was a principal in and General Manager of Edal Industries, a manufacturer of semiconductors and electronic assemblies in East Haven, Connecticut.

Mr. Markowitz joined Filtran Group joined in October 2002 as Director of New Business Development. He became General Manager in July 2004. Mr. Markowitz has no other outside business activities.

Miki Narui, B.A.Sc., P.Eng.

Miki Narui, age 38, is the Engineering Manager at Filtran, with over thirteen years experience in power electronics, specializing in magnetic component design at Bell Northern Research / Nortel Networks, and later at the Canadian division of Pulse Engineering Ltd as its design center manager.

She graduated from University of Toronto in 1991 with a Bachelor’s degree in Applied Science and Engineering with honours in Electrical Engineering. From 1991 to 1995, she was a Ph.D. candidate and a research and teaching assistant in the Power Systems and Devices Group at the University of Toronto, specializing in the modelling of high power vortex stabilized arc lamps and the accompanying power supplies.

Miki Narui joined the Filtran Group in May 2003. As the engineering manager, she is responsible for the development of all varieties of magnetic components and special purpose power supplies from initial quotation stage, to final production run. She supervises a team of four electrical designers, a manufacturing process engineer, a senior power supply designer, a mechanical designer/documentation controller, and a lab technician. Ms. Narui has no other outside business activities.

Significant Consulting Arrangement

Effective March 15, 2006, we entered into a consulting arrangement with Professor Martin Moskovits. Since 2000 Mr. Moskovits has been a Professor of Physical Chemistry in the Department of Chemistry and Biochemistry and Dean of the Division of Mathematical and Physical Sciences in the College of Letters of Sciences at the University of California Santa Barbara. We have engaged Mr. Moskovits to identify a nanotechnology acquisition or acquisitions for us. The consulting arrangement with Professor Moskovits is for a term of one year and is extendable upon the mutual agreement of the parties. The consulting agreement is terminable earlier by us upon the occurrence of certain events and by Professor Moskovits upon 60 days notice.

Family Relationships

Jason DeZwirek is Phillip DeZwirek’s son. There are no other family relationships between any two or more of the directors or officers, senior management members or significant employees named above or with any person under consideration for nomination as a director or appointment as an executive officer of ours. There are no arrangements or understandings with major shareholders, customers, suppliers or others, pursuant to which any person referred to above was selected as a director, officer or member of senior management.

CORPORATE GOVERNANCE MATTERS

Board of Directors

Our Board of Directors consists of four directors, Phillip DeZwirek, Donald Wright, Jason DeZwirek and Thomas Mills, and includes, one committee: an audit committee. Each director is subject to election at each annual meeting of stockholders. Our securities are quoted on the OTCBB. Our securities are not listed on a national securities exchange or quoted on an inter-dealer quotation system, as such terms are defined under the securities laws, that requires that a majority of the board of directors be independent. We have chosen to use the Nasdaq Marketplace Rules, which require that a majority of the board of directors be independent, to determine whether a director is independent. Our board has determined that our one of our directors, Donald Wright, is an “independent” director as defined in Rule 4200 of the Nasdaq Marketplace Rules. Three of our four directors, Phillip DeZwirek, Jason DeZwirek and Thomas Mills, are not “independent” directors as defined in Rule 4200 of the Nasdaq Marketplace Rules.

We do not have a compensation committee or a nominating committee. As such our directors perform the functions generally performed by such committees. Given the size of the Company and the level of compensation paid to our officers and directors, we believe that, at this time we do not need a separate standing compensation committee or nominating committee. As part of management’s determination of the Company’s needs after the Business Combination, our Board of Directors is in the process of evaluating what committees to establish and the duties and responsibilities any new committees will have.

Prior to the Business Combination, our Board of Directors consisted of Guy Peckham and Donald Wright. Mr. Peckham is no longer an officer or director of our Company. Our board of directors has determined that prior to the Business Combination, one of our directors, Donald Wright, was an “independent’ director as defined in Rule 4200 of the Nasdaq Marketplace Rules. Guy Peckham was not an “independent” director within the meaning of such rules.

Audit Committee

Our audit committee consists of Phillip DeZwirek, Donald Wright and Jason DeZwirek. Messrs. Phillip DeZwirek and Jason DeZwirek are not independent directors as defined in Rule 4200 of the Nasdaq Marketplace Rules. We do not have an audit committee chairman.

The audit committee reviews and recommends to the Board internal accounting and financial controls and accounting principles and auditing practices to be employed in the preparation and review of our financial statements. In addition, the audit committee has authority to engage public accountants to audit our annual financial statements and determine the scope of the audit to be undertaken by such accountants. We do not have an audit committee financial expert under the SEC rule implementing Section 4507 of Sarbanes-Oxley Act of 2002.

Special Loan Committee

We established a special loan committee with two members, Thomas Mills and Donald Wright, to approve the terms of our loan from Green Diamond, which entity is 50.1% owned by Icarus Investments Corp., which is owned 50% by Phillip DeZwirek and 50% by Jason DeZwirek (who are executive officers and directors). The special loan committee approved our loan from Green Diamond. That committee has no other authority.

Compensation Committee Interlocks and Insider Participation

        We do not have a standing compensation committee. Our Board of Directors performs the functions of a compensation committee and all of our directors have participated in the deliberations of the Board of Directors concerning executive officers’ and directors’ compensation. Our Board of Directors does not have a charter governing (i) the manner in which compensation is determined or (ii) related matters. Our Board of Directors is responsible for reviewing and approving compensation of our Chief Executive Officer, our President and out other executive officers. Additionally, the Board of Directors reviews and recommends to our Chief Executive Officer, President and the Board policies, practices and procedures relating to the compensation of managerial employees and the establishment and operation of employee benefit plans. The Board of Directors administers our equity incentive plan. The Board of Directors receives recommendations from our executive officers on compensation of executive officers, directors and managerial employees. We do not have any explicit policies on the type of recommendations that executive officers should make or the extent to which such recommendations will be relied upon. Our Board of Directors is not authorized to delegate its authority to determine the compensation of our executive officers and directors. We do not engage compensation consultants at this time. Three members of our Board of Directors are officers and/or employees of the Company and various subsidiaries of the Company: Phillip DeZwirek is our Chairman, Chief Executive Officer and Treasurer, Thomas Mills is our President and Chief Operating Officer and Jason DeZwirek is our Secretary. Phillip DeZwirek is the President, Thomas Mills is the Vice President and Jason DeZwirek is the Secretary of our subsidiaries Filtran Limited and Filtran, Inc. Thomas Mills is the President and a director and Phillip DeZwirek is the Secretary and a director of Keytronics. Jason DeZwirek is a director of Keytronics. Thomas Mills is the President and a director, Phillip DeZwirek is Executive Vice President and a director and Jason DeZwirek is the Secretary, Treasurer and a Director of TM Systems. Thomas Mills is the President and a director and Phillip DeZwirek is the Treasurer and a director of API Electronics, Inc. Jason DeZwirek is a director of API Electronics, Inc. Phillip DeZwirek is the Chairman, Chief Executive Officer, Treasurer and a director, Thomas Mills as the President, Chief Operating Officer and a director and Jason DeZwirek is the Secretary and a director of API Electronics Group Corp.

Guy Peckham, who was one of two members of our Board of Directors prior to the Business Combination, was our sole officer. Mr. Peckham participated in the deliberation of the Board of Directors concerning executive officers’ and directors’ compensation.

On January 24, 2007 we borrowed $6,000,000 from Can-Med Technology, Inc. d/b/a Green Diamond Oil Corp. (the “Green Diamond” or “Lender”) in order to fund our purchase of the stock of National Hybrid, Inc., a New York corporation, and Pace Technology, Inc., a Florida corporation, from the Estate of Benedict Pace, and to provide us with additional working capital. This loan is evidenced by a promissory note (the “Note”) in favor of the Lender. The Note bears interest at 12% per annum and with interest payable semi-annually. The principal amount of the Note is due five years and one month from the date on which it was made and may be prepaid at any time at our option without penalty.

The note is not presently secured. However, if the Note is not repaid within three months of the date when the Note was made, the Lender may request that the Company and any of its subsidiaries enter into security agreements or other documents to grant the Lender a security interest in the assets of the Company and such subsidiaries.

Phillip DeZwirek, a director and the Chairman, Chief Executive Officer and Treasurer of the Company, is the President of the Lender and holds a 50% equity interest in Icarus Investments Corp., which in turn holds a 50.1% equity interest in the Lender. Jason DeZwirek, a director and the Secretary of the Company, owns the other 50% of the equity of Icarus Investments Corp. The Lender owns 2,611,780 Exchangeable Shares. Phillip DeZwirek owns directly 4,499,960 Exchangeable Shares and a warrant to purchase 2,500,000 shares of our common stock. Jason DeZwirek owns directly 3,675,000 Exchangeable Shares and a warrant to purchase 2,500,000 shares of our common stock. Additionally, the shares owned by the Lender may be attributed to both Phillip DeZwirek and Jason DeZwirek.

The terms of the loan were approved by a special committee of the board of directors of the Company consisting of the directors not affiliated with the Lender, Thomas Mills and Donald Wright.

Since June 1, 2003 to the date of this prospectus, the Company has been involved in the following material transactions or series of similar transactions and the following proposed transactions or series of similar proposed transactions, in which the amount involved exceeds $60,000, and in which any director or executive officer, or any security holder who was known by the Company (at the time) to own of record or beneficially more than 5% of any class of API’s and now our common stock, or any member of the immediate family of any of the foregoing persons, has an interest.

API was a party to an oral agreement with Green Diamond a shareholder of API that is controlled by Jason DeZwirek, the Vice-Chairman, Secretary and a director of API, and Phillip DeZwirek, the Chairman, Chief Executive Officer, Treasurer and a director of API. For the fiscal year ended May 31, 2005, the agreement provided that Green Diamond. would provide executive office space, office equipment and supplies, telecommunications, personnel and management services to API for an annual fee of $180,000 (plus certain expenses). We have assumed API’s obligations under the oral agreement with Green Diamond.

From June 1, 2006 through July 31, 2006, API has paid Green Diamond $16,350 for such services. During the years ended May 31, 2006 and 2005, API paid Green Diamond $183,364 per year for such services. During the year ended May 31, 2004, API had entered into a written Management Services Agreement with Green Diamond. The Management Services Agreement provided that Green Diamond. would provide executive office space, office equipment and supplies, telecommunications, personnel and management services to the Company for an annual fee of $180,000, plus certain expenses. During the fiscal year ended May 31, 2004, API paid Green Diamond $178.228 for such services.

During the years ended May 31, 2006, 2005 and 2004, API paid Jason DeZwirek for consulting services $61,285, $57,154 and $53,623. These consulting services consisted of overseeing the financial and administrative operations of API.

During fiscal year 2006, API sold shares of CECO Environmental Corp. (“CECO”) it had previously acquired for a net gain of $81,460. These shares had been originally purchased and were later sold in open market transactions. Phillip DeZwirek and Jason DeZwirek serve as directors of CECO.

Phillip DeZwirek and Jason DeZwirek, both of whom are executive officers of the Company, are executive officers and directors of CECO a corporation whose common stock is traded on Nasdaq Global Market.

Jason DeZwirek, who is an executive officer of the Company, is an executive officer and director of Kaboose Inc., a corporation whose common stock is traded on the Toronto Stock Exchange.

Phillip DeZwirek and Jason DeZwirek are executive officers and directors of Green Diamond.

Indemnification of Directors and Officers

Our by-laws provide for mandatory indemnification for our officers and directors to the full extent provided by Delaware General Corporate Law. This Indemnification protection includes the right to be paid by us the expenses such officer or director incurs in defending a proceeding in advance of a final disposition of the matter. Our by-laws also provide for permissive indemnification for our employees and agents as authorized by our Board of Directors. We also are authorized to purchase insurance on behalf of an individual including a director, officer, employee, fiduciary or agent of ours for liabilities incurred whether or not we would have the power of obligation to indemnify such person under our bylaws.

Involvement in Certain Legal Proceedings

To the knowledge of management, during the past five years, no present or former director, executive officer or person nominated to become a director or an executive officer of ours:

(1)	filed a petition under the federal bankruptcy laws or any state insolvency law, nor had a receiver, fiscal agent or similar officer appointed by the court for the business or property of such person or for a business of which such person was an executive officer, or any partnership in which he was a general partner at or within two years before the time of such filings;

(2)	was convicted in a criminal proceeding or named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3)	was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

(4)	was found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Recommendation of Nominees to the Board of Directors

There have been no changes to the procedures by which security holders may recommend nominees to our Board of Directors.

EXECUTIVE COMPENSATION

Executive Compensation with Respect to Rubincon

Cash Compensation

Except for $15,000 paid to Rubincon’s former President, there was no cash compensation paid to any of our directors or executive officers during Rubincon’s fiscal year ended January 31, 2006.

The following table sets forth compensation paid or accrued by us for the last three years ended January 31, 2006 to Rubincon’s named executive officers:

SUMMARY COMPENSATION TABLE (2004, 2005 AND 2006)

Long Term Compensation

Annual Compensation				Awards	Payouts
(a) Name and Principal Position	(b) Year	(c) Salary and Bonus	(e) Other Annual Comp.($)	(f) Restricted Stock awards ($)	(g) Options (#)	(h) LTIP payouts ($)	(i) All other compensation ($)
Guy Peckham[1] President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and Director	2006	$15,000	-0-	-0-	-0-	-0-	-0-

Ted Reimchen Former Chief Executive Officer, President and Director	2004 2005 2006	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-

[1]

We paid Guy Peckham $5,000 per month for his services as our President. This arrangement became effective as of November 2005 and was formalized in a written agreement dated April 20, 2006. Mr. Peckham resigned as an officer and director of ours as of the effective date of the Business Combination.

Other than described above, Rubincon had no long term incentive plans for executive officers during the fiscal year ended January 31, 2006.

Bonuses And Deferred Compensation

None

Other Compensation

None

API Nanotronics Corp. 2006 Equity Incentive Plan

In connection with the closing of the Business Combination, our board of directors adopted the API Nanotronics Corp. 2006 Equity Incentive Plan. The plan provides for the award of incentive stock options and non-qualified stock options and grants of stock. The grants of stock can be made with or without restrictions. We will submit the plan to our stockholders for approval at the next annual meeting of stockholders.

Grants of non-qualified stock options and stock grants can be made to our employees, directors, consultants and other individuals who perform services for us. Grants of incentive stock options may only be made to our employees. The principal features of the plan are summarized below. The complete plan is filed as an exhibit to the registration statement of which this prospectus is a part.

The purpose of the plan is to advance the interests of the company and its stockholders by providing directors, consultants and those key employees of the company and its subsidiaries and affiliates, upon whose judgment, initiative and efforts the successful conduct of the business of the company largely depends, with additional incentive to perform in a superior manner. Another purpose of the plan is to attract and retain personnel of sufficient experience and ability to the service of the company, and to reward such individuals for achievement of corporate and individual performance goals.

Number of Shares of Our Common Stock Available Under the Plan

The plan as adopted provides for 15,000,000 shares that can be reserved for stock grants or for purchase pursuant to options. As part of the closing of the Business Combination, although we did not assume API’s stock option, options with respect to 5,800,000 non-qualified options were issued under the plan in exchange for previously outstanding options to purchase API common shares. The exchange ratio for the options was 10-to-1, which is the same as the exchange ratio for shares of our common stock exchanged for shares of API’s common stock in the Business Combination.

Following the closing of the Business Combination, a total of 9,200,000 shares remained available under the plan. The plan allows up to 15,000,000 incentive stock options to be granted. In connection with any change affecting our common stock by reason of stock split, stock dividend, stock combination or reclassification, recapitalization or merger, or similar event, the committee administering the plan may adjust appropriately the number of shares subject to outstanding options, the share prices of outstanding options, and any other revisions to outstanding options as such committee deems are equitably required. Subsequent to the Business Combination, the Company granted incentive options to purchase 500,000 shares to employees of the Company’s subsidiaries and non-qualified options to purchase 300,000 shares to a consultant.

Administration of the Plan

The compensation committee of the board of directors administers the plan, or if there is no such committee, the board of directors acts as the committee charged with the administration of the plan. The committee is authorized, subject to the provisions of the plan, to establish such rules and regulations as it deems necessary for the proper administration of the plan and to make whatever determinations and interpretations in connection with the plan it deems necessary or advisable with respect to plan participants. Subject to the limitations of the plan and the ultimate authority of the Board, the committee shall have the sole and complete authority to: (i) select participants, (ii) grant options in such forms and amounts as it shall determine, (iii) impose such limitations, restrictions and conditions upon such options as it shall deem appropriate, (iv) interpret the plan and adopt, amend and rescind administrative guidelines and other rules and regulations relating to the plan, (v) correct any defect or omission or reconcile any inconsistency in the plan or in any option granted hereunder and (vi) make all other determinations and take all other actions necessary or advisable for the implementation and administration of the plan. The Board may amend or modify the plan at any time, provided that such modification may not effect the right of a participant under an outstanding except as provided below with respect to a change of control of the company.

Stock Options and Awards Under the Plan

Under the plan, each option will vest and be exercisable at such time and to such extent as specified in the pertinent option agreement between us and the option recipient. However, no incentive stock options will be exercisable with respect to any shares of our common stock more than 10 years after the date of grant. All options or other awards are nontransferable except by will or the laws of descent and distribution.

Upon or in anticipation of our change in control, our board of directors may, in its discretion: (1) cause outstanding options to become immediately and fully vested and exercisable, at least seven days prior to the change of control transaction and to terminate immediately prior to the change of control; (2) cancel any outstanding option and other awards in exchange for an option to purchase common stock of any successor corporation or a similar award to the cancelled award issued by the successor corporation; or (3) cancel outstanding options in exchange for cash and/or other consideration equal to the amount by which the fair market value of the shares of stock subject to the option exceeds the option exercise price.

Executive Compensation with Respect to API

Summary of Compensation

The following table is a summary of compensation paid to the Named Executive Officers for API’s fiscal years ended May 31, 2006, 2005 and 2004.

		Annual Compensation					Long Term Compensation Awards
Name and Position of Principal	Fiscal Year- ending May 31	Salary		Bonus	Other Annual Compensation		Securities Underlying Options Granted (1)		All Other Compensation
Jason DeZwirek (2) Secretary, Director	2006 2005 2004		Nil Nil Nil	Nil Nil Nil	$ $ $	61,285 57,154 53,623	2,500,000 2,000,000 2,200,000	(3)	$ $ $	6,350 4,987 1,620

Phillip DeZwirek (4) Chairman, Chief Executive Officer, Treasurer	2006 2005 2004		Nil Nil Nil	Nil Nil Nil		Nil Nil Nil	2,500,000 2,000,000 2,200,000		$ $ $	183,364 183,364 178,228

Thomas W. Mills(5)(6) President, Chief Operating Officer	2006 2005 2004	$ $ $	130,000 111,800 111,800	$3,000 Nil Nil	$ $ $	16,035 14,340 16,116	Nil Nil Nil			Nil Nil Nil

Claudio Mannarino(7) Chief Financial Officer, Vice President	2006 2005 2004	$ $ $	81,441 65,802 55,333	$4,255 Nil Nil	$ $ $	3,320 2,388 2,201	Nil Nil Nil			Nil Nil Nil

Arnold Markowitz (8) General Manager of Filtran Group	2006 2005 2004	$ $ $	105,000 105,000 100,000	$7,500 Nil Nil		$2,500 Nil Nil	Nil Nil Nil			Nil Nil Nil

+

(1)	All option numbers have been adjusted to reflect the Business Combination. As a result of the Business Combination each option to purchase an API common share became an option to purchase 10 shares of our common stock at one-tenth the original option exercise price per share. The options were issued under a stock option plan that has been approved by our Board of Directors. That plan must be approved by our stockholders in order for employee holders to receive incentive options, which receive favourable tax treatment, and in order for directors, executive officers and holders of more than 10% of our common stock to claim certain exemptions from the short swing profit rules.

(2)	Jason DeZwirek was elected a Director and appointed Secretary and Executive Vice President of API on August 31, 2001. He continued as Secretary and additionally assumed the positions of Chairman and Chief Executive Officer at the end of the 2001 calendar year. In 2004 he became Vice-Chairman and resigned as Chief Executive Officer. Later that year he resigned as Vice Chairman. Amounts paid to Jason DeZwirek by API and labeled “Other Annual Compensation” were paid to him as consulting fees. API paid consulting fees of $6,350, $4,987 and $1,620 for the fiscal years ended May 31, 2006, 2005 and 2004 to Kaboose Inc., a company controlled by Mr. DeZwirek. Jason DeZwirek exercised the 200,000 options (equivalent to option to purchase 2,000,000 shares of our common stock) issued to him during 2005 on January 26, 2006. API issued options to purchase 250,000 common shares of API (equivalent to 2,500,000 shares of our common stock) to Jason DeZwirek on January 27, 2006. These options were originally exercisable for $4.61 per share with an expiration date of January 27, 2011. These 250,000 options were exchanged for options to issue 2,500,000 shares of our common stock for $0.461 per share in connection with the Business Combination.
(3)	These options were issued in January 8, 2004 and were subsequently cancelled for no additional consideration.
(4)	Phillip DeZwirek was elected a Director and appointed Treasurer, Chief Financial Officer and Chairman of API on August 31, 2001. He continued as a Director and was elected to the positions of Vice-Chairman, Chief Financial Officer and Treasurer at the end of the 2001 calendar year. Mr. DeZwirek again became the Chairman and Chief Executive Officer in 2004. API paid Green Diamond Oil Corp., a corporation of which Mr. DeZwirek is an officer, director and shareholder, $183,364, $183,364 and $178,228 in fiscal years 2006, 2005 and 2004, respectively, to cover all overhead costs and expenses of the Corporation’s executive office in Toronto, Ontario, Canada, including, but not limited to, rent, utilities, telephone, and secretarial and administrative support. All costs and expenses were invoiced by Green Diamond Oil Corp. Phillip DeZwirek exercised the 200,000 options (equivalent to options for 2,000,000 of our shares) issued to him during 2005 on January 26, 2006. API issued options to purchase 250,000 shares of common stock of API to Phillip DeZwirek on January 27, 2006. These options were originally exercisable for $4.61 per share with an expiration date of January 27, 2011. These 250,000 options were exchanged for options to issue 2,500,000 shares of our common stock for $0.461 per share in connection with the Business Combination.
(5)	Thomas Mills was elected a Director and appointed President of API on August 31, 2001.
(6)	Thomas Mills received the use of a company car, resulting in expenses of $16,035, $14,340 and $16,116 to API for the fiscal years ended May 31, 2006, 2005 and 2004.
(7)	Claudio Mannarino became Chief Financial Officer of API in 2004. Claudio Mannarino received a car allowance resulting in expenses of $3,320, $2,388 and $2,201 to API for the fiscal years ended May 31, 2006, 2005 and 2004, respectively.
(8)	Arnold Markowitz became general manager of the Filtran Group in July 2004. Prior to that he was its Director of New Business Development. He receives a car allowance resulting in expenses of $2,500 to API for the fiscal year ended May 31, 2006.

Prior Stock Option Plan of API

On August 1, 2003, the board of directors of API authorized a stock option plan (“2003 Option Plan”) for directors, officers, employees and consultants of API and its subsidiaries. The terms of the 2003 Option Plan restricted options granted, at any one point in time, to a maximum of 20% of the outstanding common shares. Also, no optionee could be granted options of more than 5% of the outstanding Common Shares at any one point in time. The maximum term of any option granted was five years. The 2003 Option Plan was approved by API stockholders at the Annual Meeting of Shareholders held on October 8, 2003. Each options outstanding under the 2003 Option Plan were exchanged for ten options to purchase shares of our common stock in the Business Combination. In connection with the exchange ratio the exercise price per share was reduced to 1/10 of the original exercise price.

Stock Options Granted to Directors and Officers

API issued options on 250,000 of API’s common shares to each of Jason DeZwirek and Phillip DeZwirek on January 27, 2006. These options had an original an exercise price of $4.61 per share with an expiration date of January 27, 2011. Each of Phillip DeZwirek and Jason DeZwirek exchanged the 250,000 options for 2,500,000 of our options with a strike price of $0.461 per share and the same expiration date.

Option Related Compensation

Except as described above, API did not have a long-term incentive plan during the financial years ended May 31, 2006, 2005 or 2004.

The following table describes the stock options granted to API’s named executive officers during the fiscal year ended May 31, 2006. API did not grant any stock appreciation rights during the year ended May 31, 2006.

Name	Number of Securities Underlying Options Granted (#)(1)	Percentage of Total Options Granted to Employees in Fiscal Year	Exercise of Base Price ($/Sh) (1)	Expiration Date	Grant Date Present Value ($)(2)
Phillip DeZwirek	2,500,000	50%	$0.461	January 27, 2011	$750,000

Jason DeZwirek	2,500,000	50%	$0.461	January 27, 2011	$750,000

(1)

API did not grant any options to other executive officers or employees during API’s fiscal year ended May 31, 2006. These options were issued on January 27, 2006. The number of securities underlying options have been adjusted to reflect that as a result of the Business Combination each option to purchase one common share of API became an option to purchase 10 shares of our common stock at a per share exercise price equal to one-tenth of the original exercise price.

(2)

We used the Black-Scholes option pricing model to estimate the grant date present value of the options set forth in this table. Our use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The real value of the options in this table depends upon the actual changes in the market price of API’s common stock during the applicable period. We made the following assumptions when calculating the grant date present values: the option will be exercised after five years, volatility of 80%, no annual dividend yield and a risk-free rate of return of 4.44% (the rate for 5 year U.S. Treasuries on the date of grant).

Aggregated Option

Exercises for the Fiscal Year Ended May 31, 2006

and Option Values as of May 31, 2006

Name	Shares Acquired on Exercise(1)	Value Realized(3)	Number of Securities Underlying Unexercised Options at 5/31/06(1)		Value of Unexercised In-The-Money Options at 5/31/06(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
	(#)	($)
Phillip DeZwirek	2,000,000	$422,000	2,500,000	0	$3,522,500	N/A
Jason DeZwirek	2,000,000	$422,000	2,500,000	0	$3,522,500	N/A
Thomas Mills	—	—	100,000	0	$127,000	N/A

(1)

API did not grant any stock appreciation rights during the year ending May 31, 2006 and had no stock appreciation rights outstanding during the year ending May 31, 2006. No other employees of API other than other listed above held options on API common shares during the year ended May 31, 2006. The number of securities underlying options have been adjusted to reflect that as a result of the Business Combination each option to purchase one common share of API became an option to purchase 10 shares of our common stock at a per share exercise price equal to one-tenth of the original exercise price.

(2)

Unexercised options were valued at the difference between (i) $1.87, the value of API common shares at May 31, 2006, fiscal year end, using the last trade price on the OTCBB as reported to globeinvestor.com and (ii) the option exercise price. The market price of the API common shares has been adjusted by multiply such price by  1/10 to adjust for the effect of the Business Combination.

(3)

Value realized was calculated by subtracting from (i) $0.46, the last trade price of API common shares on the date of exercise, January 26, 2006, (ii) the option exercise price of $0.25 per share, and multiplying the difference by 2,000,000, the number of shares received upon exercise. All number have been adjusted (the trade price, option exercise price and of shares received upon exercise) for the effect of the Business Combination by multiplying the trade price and the option exercise price by  1/10 and multiplying the number of shares by 10.

Compensation Of Directors

There are no standard arrangements for the compensation of our directors. There were no other arrangements pursuant to which any director of the Company was compensated during the Company’s fiscal year ended January 31, 2006. Nanotronics Sub has no standard or other arrangements for the compensation of its directors.

We pay Donald A. Wright a quarterly fee of $2,500 for his services as a director. Mr. Wright became a director in February 2006. His compensation arrangement became effective in March 2006. In March 2006, Mr. Wright received options to purchase 25,000 shares of our common stock.

We expect to compensate our directors in the future. At this time, other than with respect to Donald A. Wright, no decision has been made as to the appropriate compensation for directors.

Compensation of Directors of API During the Financial Year Ended May 31, 2006

No directors of API were compensated in cash by API or any of its subsidiaries during the financial years ended May 31, 2006, 2005 or 2004, for their services in their capacity as directors. Two of our directors were issued options to purchase shares of our common stock during the fiscal years ended May 31, 2006, 2005 and 2004, which are described above.

Employment Contracts And Termination Of Employment And Change In Control Arrangements

1.	We had a compensation agreement with Guy Peckham who was at the time we entered into the agreement, our sole officer. Pursuant to the agreement we paid Mr. Peckham $5,000 per month for his services as our President. Mr. Peckham resigned as an officer and director as of the effective date of the Business Combination. Other than our agreement with Mr. Peckham, prior to the effective date of the Business Combination, there were and of the date of this Prospectus there are no employment contracts or similar agreements between us and any executive officer listed above.

2.	There are no compensatory plans or arrangements, including payments to be received from us, with respect to any executive officer named above, which would in any way result in payments to any such person because of his resignation, retirement, or other termination of such person’s employment with us or its subsidiaries, or any change in control of us, or a change in the person’s responsibilities following a change in control of us.

Changes In Control

We know of no other arrangements, including the pledge by any person of our securities or the Exchangeable Shares of Nanotronics Sub, the operation of which may at a subsequent date result in a change of control of us.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions With Management And Others With Respect To API

Since June 1, 2003 to the date of this prospectus, API has been involved in the following material transactions or series of similar transactions and the following proposed transactions or series of similar proposed transactions, in which the amount involved exceeds $120,000, and in which any director or executive officer, or any security holder who was known by API (at the time) to own of record or beneficially more than 5% of any class of API’s common stock, or any member of the immediate family of any of the foregoing persons, has an interest.

API was a party to an oral agreement with Can- Med Technology, Inc. d/b/a Green Diamond Oil Corp., a shareholder of API that is controlled by Jason DeZwirek, the Vice-Chairman, Secretary and a director of API, and Phillip DeZwirek, the Chairman, Chief Executive Officer, Treasurer and a director of API. For the fiscal year ended May 31, 2005, the agreement provided that Green Diamond would provide executive office space, office equipment and supplies, telecommunications, personnel and management services to API for an annual fee of $180,000 (plus certain expenses). We have assumed API’s obligations under the oral agreement with Green Diamond.

From June 1, 2006 through July 31, 2006, API has paid Green Diamond $16,350 for such services. During the years ended May 31, 2006 and 2005, API paid Green Diamond Oil Corp. $183,364 per year for such services. During the year ended May 31, 2004, API had entered into a written Management Services Agreement with Green Diamond. The Management Services Agreement provided that Green Diamond would provide executive office space, office equipment and supplies, telecommunications, personnel and management services to the Company for an annual fee of $180,000, plus certain expenses. During the fiscal year ended May 31, 2004, API paid Green Diamond $178,228 for such services.

During the years ended May 31, 2006, 2005 and 2004, API paid Jason DeZwirek for consulting services $61,285, $57,154 and $53,623. These consulting services consisted of overseeing the financial and administrative operations of API.

During fiscal year 2006, API sold shares of CECO had previously acquired for a net gain of $81,460. These shares had been originally purchased and were later sold in open market transactions. Phillip DeZwirek and Jason DeZwirek serve as directors of CECO.

Certain of our bank debt of is guaranteed by Thomas W. Mills. See Note 17 to the Financial Statements of API included in this prospectus.

Transactions With Management And Others With Respect To API Nanotronics

On January 24, 2007 we borrowed $6,000,000 from Green Diamond in order to fund our proposed purchase of the stock of National Hybrid, Inc., a New York corporation, and Pace Technology, Inc., a Florida corporation, from the Estate of Benedict Pace, and to provide us with additional working capital. This loan is evidenced by a promissory note (the “Note”) in favor of the Lender. The Note bears interest at 12% per annum and with interest payable semi-annually. The principal amount of the Note is due five years and one month from the date on which it was made and may be prepaid at any time at our option without penalty. As of February 2, 2007, no prinicipal has been repaid nor any interest paid on the Note.

The Note is not presently secured. However, if the Note is not repaid within three months of the date when the Note was made, the Lender may require that the Company and any of its subsidiaries enter into security agreements or other documents to grant the Lender a security interest in the assets of the Company and such subsidiaries.

Phillip DeZwirek, a director and the Chairman, Chief Executive Officer and Treasurer of the Company, is the President of the Lender and holds a 50% equity interest in Icarus Investments Corp., which in turn holds a 50.1% equity interest in the Lender. Jason DeZwirek, a director and the Secretary of the Company, owns the other 50% of the equity of Icarus Investments Corp. The Lender owns 2,611,780 Exchangeable Shares. Phillip DeZwirek owns directly 4,499,960 Exchangeable Shares and a warrant to purchase 2,500,000 shares of our common stock. Jason DeZwirek owns directly 3,675,000 Exchangeable Shares and a warrant to purchase 2,500,000 shares of our common stock. Additionally, the shares owned by the Lender may be attributed to both Phillip DeZwirek and Jason DeZwirek.

The terms of the loan were approved by a special committee of the board of directors of the Company consisting of the directors not affiliated with the Lender, Thomas Mills and Donald Wright.

Except as disclosed above, there were no other material transactions, or series of similar transactions, during our fiscal years ended January 31, 2004, 2005 and 2006, or any present or currently proposed transactions, or series of similar transactions, to which we or Nanotronics Sub were or are to be a party, in which the amount involved exceeds $120,000, and in which any director or executive officer, or any security holder who is known by us to own of record or beneficially more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, has an interest.

Indebtedness Of Management With Respect To API Nanotronics, and API

None of the following persons: any director or executive officer of ours or API’s, respectively, or any security holder who is known by us or API to own of record or beneficially more than 5% of the common shares of our capital stock or the capital stock of API, respectively, or any member of the immediate family of any of the foregoing persons, or any corporation or organization (other than us or API’s or a subsidiary of ours or API’s) of which any director or executive officer of ours or API’s or nominee for director of ours or API’s is an executive officer or partner or is, directly or indirectly, the beneficial owner of ten percent or more of any class of equity securities, has been indebted to us or any of our subsidiaries or to API or any of API’s subsidiaries, with respect to us, since February 1, 2003 and with respect to API since June 1, 2003, in an amount in excess of $120,000.

The Company has no set policies or procedures with respect to related party transactions and they are dealt with on a case by case basis.

EXPERTS

The consolidated financial statements of API Electronics Group Corp. included in this Prospectus and in the Registration Statement have been audited by BDO Dunwoody LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The financial statements of Keytronics for the fiscal years ended September 30, 2005 and 2004 have been included in this prospectus and the registration statement in reliance upon the report of Thomas P. Curtain, Certified Public Accountant, independent auditors. The financial statements are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

The financial statements of the National Hybrid Group for the fiscal years ended December 31, 2006 and 2005 have been included in this prospectus and registration statement in reliance upon the report of WithumBrown+Smith, Professional Corporation, independent auditors. The financial statements, are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the common stock offered in this Prospectus is being passed upon for us by Sugar, Friedberg & Felsenthal LLP, Chicago, Illinois 60602.

WHERE YOU CAN FIND MORE INFORMATION

Prior to the Business Combination, API was a foreign private issuer that was a reporting company in the Unites States. API’s common shares were registered under Section 12 of the Securities Exchange Act. API filed annual reports on Form 20-F with the SEC. API also filed reports on Form 6-K with the SEC to disclose any information API filed with regulatory agencies or exchanges in Canada and any information or materials API distributed to its shareholders.

Since February 2000, the Company has been a reporting company filing periodic reports with the SEC. We remain a reporting company and continue to file reports with the SEC. We file Forms 10-KSB, 8-K and 10-QSB and proxy statements with the SEC.

The SEC allows us to “incorporate by reference” some information we file with it into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. We incorporate by reference the documents we have previously filed listed below and future filings we will make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (other than any portions of any such document that are not deemed “filed” under the Exchange Act in accordance with applicable SEC rules) until the offering of these shares is terminated:

•	Our Annual Report on Form 10-KSB for the year ended January 31, 2006, filed with the SEC on April 27, 2006

•

Our Current Reports on Form 8-K and Form 8-K/A which were filed with the SEC on February 8, 2006, February 21, 2006, February 28, 2006, March 10, 2006, March 24, 2006, March 28, 2006, March 29, 2006, April 24, 2006, May 9, 2006, May 30, 2006, July 20, 2006, September 26, 2006, November 9, 2006, December 1, 2006, December 22, 2006, January 24, 2007, January 25, 2007, January 30, 2007, February 12, 2007, February 15, 2007, March 5, 2007, April 3, 2007, and April 4, 2007

•	Our quarterly reports on Form 10-QSB for the quarters ended April 30, 2006, July 31, 2006, October 31, 2006 and November 30, 2006

•	The description of our common stock contained in our registration statement on Form 10-SB filed with the SEC on February 10, 2000

You may read and copy any materials API, Rubincon or we have filed with the SEC at the SEC’s Public Reference Room as 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We file and API and Rubincon filed reports with the SEC electronically. The SEC maintains an Internet site that contains annual reports, current reports, proxy and information statements and other information regarding issuers that file electronically, including the Company, with the SEC. The address for the SEC web site is www.sec.gov.

We have under construction an internet address of www.apinanotronics.com. Internet addresses of our subsidiaries are www.apielectronics.com, www.filtran.com, www.nationalhybrid.com and www.keytronics.com. We are not now posting our SEC filings on our web site. We did not post our SEC filings on our web sites because we provide electronic or paper copies of the reports we have filed with the SEC to persons who requested copies free of charge.

Any statement contained in this prospectus or in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other document, which is also incorporated by reference modifies or supersedes that statement.

The registration statement, including the exhibits and schedules filed therewith, and the documents incorporated by reference may be inspected free of charge at the public reference facilities maintained by the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC, Room 1580, 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates and from the SEC’s Internet site at http://www.sec.gov. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number. API Nanotronics Corp., 505 University Avenue, Suite 1400, Toronto, Ontario, Canada M5G 1X3 (416) 593-6543.

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

API Electronics Group Corp.

We have audited the consolidated balance sheets of API Electronics Group Corp. as of May 31, 2006 and 2005 and the consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended May 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of API Electronics Group Corp. at May 31, 2006 and 2005 and the results of its operations and its cash flows for each of the three years in the period ended May 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 23 to the consolidated financial statements, the Company restated total comprehensive income to include the cumulative translation adjustment for 2005 and 2004 and corrected diluted earnings per share for 2005.

As discussed in Note 16 to the consolidated financial statements, during fiscal 2004, the Company changed its method of accounting for the amortization of customer contracts.

/s/ BDO Dunwoody LLP

Toronto, Ontario

July 24, 2006 (except Note 22, as of November 6, 2006)

API Electronics Group Corp.

Consolidated Balance Sheets

(Expressed in U.S. Dollars)

	May 31, 2006	May 31, 2005
Assets

Current
Cash and cash equivalents	$946,680	$1,513,130
Marketable securities	41,598	336,355
Accounts receivable, less allowance for doubtful accounts of $82,475 and $46,802 in 2006 and 2005, respectively	1,791,569	1,427,395
Inventories	4,599,616	3,258,856
Deferred income taxes	40,400	76,000
Prepaid expenses	304,064	97,360

	7,723,927	6,709,096

Fixed assets, net	3,625,223	3,080,395
Deferred income taxes	373,600	295,500
Goodwill	1,137,166	997,611
Intangible assets, net	1,246,386	1,570,226

	$14,106,302	$12,652,828

Liabilities and Shareholders’ Equity

Current
Short-term borrowings	$512,514	$342,090
Accounts payable and accrued expenses	1,918,117	1,450,502
Deferred revenue	119,850	643,028
Deferred income taxes	85,400	85,400
Current portion of long-term debt	240,921	33,005
Current portion of capital leases payable	34,266	45,514

	2,911,068	2,599,539
Deferred income taxes	681,600	501,000
Long term debt, net of current portion	304,382	—
Capital leases payable, net of current portion	3,465	41,512

	3,900,515	3,142,051

Commitments and contingencies

Shareholders’ equity
Common stock, no par value, unlimited authorized shares at May 31, 2006 and 2005; 28,176,740 and 26,843,960 shares issued and outstanding at May 31, 2006 and 2005, respectively	11,408,989	10,756,496
Additional paid-in capital	309,255	1,459,314
Accumulated deficit	(2,498,264)	(3,214,862)
Accumulated other comprehensive income
Currency translation adjustment	946,859	503,329
Unrealized gain (loss) on marketable securities, net of tax	38,948	6,500

Total accumulated other comprehensive income	985,807	509,829

	10,205,787	9,510,777

	$14,106,302	$12,652,828

The accompanying summary of significant accounting policies and notes are an integral part of these financial statements.

API Electronics Group Corp.

Consolidated Statements of Operations

(Expressed in U.S Dollars)

	For the Years Ended May 31,
	2006	2005	2004
Revenues, net	$15,634,093	$12,547,551	$11,278,187
Cost of revenues	11,460,467	9,352,592	8,876,482

Gross profit	4,173,626	3,194,959	2,401,705

Operating expenses
Business development	14,296	43,131	71,088
Selling expenses	1,176,171	1,124,522	843,308
General and administrative	2,108,318	1,791,335	2,119,099

	3,298,785	2,958,988	3,033,495

Operating income (loss)	874,841	235,971	(631,790)

Other (income) expenses
Other (income) expense	(110,798)	(20,688)	(123,279)
Interest expense	46,091	28,049	85,063
Loss on foreign currency transactions	117,472	46,304	5,323

	52,765	53,665	(32,893)

Income (loss) before income taxes and cumulative effect of changes in accounting principle	822,076	182,306	(598,897)
Income taxes (benefit)	105,478	(118,700)	(54,066)

Net income (loss) before cumulative effect of change in accounting principle	716,598	301,006	(544,831)
Cumulative effect of change in accounting principle	—	—	(48,531)

Net income (loss)	716,598	301,006	(593,362)

Basic earnings (loss) per common share:
Earnings (loss) per share before cumulative effect of change in accounting principle	$0.03	$0.01	$(0.03)
Cumulative effect of change in accounting principle	—	—	—

Basic earnings (loss) per common share	$0.03	$0.01	$(0.03)

Diluted earnings (loss) per common share:
Earnings (loss) per share before cumulative effect of change in accounting principle	$0.03	$0.01	$(0.03)
Cumulative effect of change in accounting principle	—	—	—

Diluted earnings (loss) per common share (Revised)	$0.03	$0.01	$(0.03)

Weighted average shares outstanding:
Basic	26,073,060	25,352,210	23,392,270
Diluted	28,542,450	26,528,140	23,392,270

The accompanying summary of significant accounting policies and notes are an integral part of these financial statements.

API Electronics Group Corp.

Consolidated Statements of Shareholders’ Equity

(Expressed in U.S. Dollars)

	Common stock
	Number of shares	Amount	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive income (loss)	Total Shareholders’ equity
Balance, May 31, 2003	22,591,310	$9,515,297	$1,435,265	$(2,922,506)	$304,183	$8,332,239

Stock options issued for consulting services	—	—	25,000		—	25,000
Shares issued upon exercise of warrants	1,250,000	705,000	—		—	705,000
Warrants modified	—	—	202,437	—	—	202,437
Comprehensive income (loss):
Net income (loss)	—	—	—	(593,362)	—	(593,362)
Other comprehensive income (loss)
Currency translation adjustment	—	—	—	—	2,094	2,094
Unrealized gain (loss) on marketable securities	—	—	—	—	2,177	2,177
Recognized (gains) losses included in earnings	—	—	—	—	(45,795)	(45,795)

Total comprehensive income (loss) (Revised)				(593,362)	(41,524)	(634,886)

Balance, May 31, 2004	23,841,310	$10,220,297	$1,662,702	$(3,515,868)	$262,659	$8,629,790

Shares issued upon exercise of stock options	4,400,000	1,056,000		—	—	1,056,000
Stock options issued for consulting services		—	100	—	—	100
Shares repurchased and retired	(1,397,350)	(519,801)	(203,488)	—	—	(723,289)
Comprehensive income (loss):
Net income (loss)	—	—	—	301,006	—	301,006
Other comprehensive income (loss)
Currency translation adjustment	—	—	—	—	248,621	248,621
Unrealized gain (loss) on marketable securities	—	—	—	—	(52,818)	(52,818)
Recognized (gains) losses included in earnings	—	—	—	—	51,367	51,367

Total comprehensive income (loss) (Revised)				301,006	247,170	548,176

Balance, May 31, 2005	26,843,960	$10,756,496	$1,459,314	$(3,214,862)	$509,829	$9,510,777

Shares issued upon exercise of stock options	4,000,000	1,905,400	(905,400)	—	—	1,000,000
Shares repurchased and retired	(2,667,220)	(1,252,907)	(244,659)	—	—	(1,497,566)
Comprehensive income (loss):
Net income (loss)	—	—	—	716,598	—	716,598
Other comprehensive income (loss)
Currency translation adjustment	—	—	—	—	443,530	443,530
Unrealized gain (loss) on marketable securities	—	—	—	—	43,032	43,032
Recognized (gains) losses included in earnings	—	—	—	—	(10,584)	(10,584)

Total comprehensive income (loss)				716,598	475,978	1,192,576

Balance, May 31, 2006	28,176,740	$11,408,989	$309,255	$(2,498,264)	$985,807	$10,205,787

API Electronics Group Corp.

Consolidated Statements of Cash Flows

(Expressed in U.S. Dollars)

	For the Years Ended May 31,
	2006	2005	2004
Cash flows from operating activities
Net income (loss)	$716,598	$301,006	$(593,362)
Adjustments to reconcile net income (loss) to net cash provided by operating activities, excluding the net effects of acquisitions:
Depreciation and amortization	804,405	764,933	803,807
Deferred income taxes	81,738	(138,613)	(39,000)
Stock based compensation	—	15,100	10,000
Warrants modified	—	—	202,437
Gain on settlement of debt	—	—	(39,000)
Loss (gain) on sale of marketable securities	(81,460)	391	(45,795)
Write-down of marketable securities	—	50,976	—
Loss on sale of fixed assets	—	—	8,688
Cumulative effect of change in accounting principle	—	—	48,531
Change in operating assets and liabilities, excluding business acquisitions:
Accounts receivable	(71,028)	(349,342)	592,197
Inventories	(637,841)	75,866	(319,082)
Unbilled revenue	—	—	324,078
Prepaid expenses	(56,961)	(11,908)	(16,428)
Accounts payable	313,133	(108,887)	250,518
Deferred revenue	(529,314)	514,422	(536,683)

Net cash provided by operating activities	539,270	1,113,944	650,906

Cash flows from investing activities
Business acquisitions, net of cash acquired	(953,753)	—	(50,000)
Purchase of fixed assets	(139,321)	(333,960)	(222,967)
Proceeds from sale of fixed assets	—	—	104,439
Proceeds from sale of marketable securities	494,953	79,240	474,819
Purchase of marketable securities	(86,288)	(458,318)	—

Net cash provided by (used in) investing activities	(684,409)	(713,038)	306,291

Cash flows from financing activities
Proceeds from issuance of common stock	1,000,000	1,056,000	705,000
Purchase and retirement of common stock	(1,497,566)	(723,289)	—
Short-term borrowings advances (repayments)	149,271	199,758	128,616
Repayments of long-term debt	(40,122)	(33,120)	(2,694,451)
Repayment of obligations under capital leases	(45,337)	(21,492)	(23,593)

Net cash provided by (used in) financing activities	(433,754)	477,857	(1,884,428)

Effect of exchange rate changes on cash and cash equivalents	12,443	309	90

Net increase (decrease) in cash and cash equivalents	(566,450)	879,072	(927,141)
Cash and cash equivalents, beginning of year	1,513,130	634,058	1,561,199

Cash and cash equivalents, end of year	$946,680	$1,513,130	$634,058

The accompanying summary of significant accounting policies and notes are an integral part of these financial statements.

API Electronics Group Corp.

Notes to Consolidated Financial Statements

(Expressed in U.S. Dollars)

1. Nature of Business Operations

API Electronics Group Corp. (“the Company”) business focus is the manufacture and design of high reliability semiconductor and microelectronics circuits for military, aerospace and commercial applications. Through recent acquisitions, the Company has expanded its manufacturing and design of electronic components to include filters, transformers, inductors, and custom power supplies for land and amphibious combat systems, mission critical information systems and technologies, shipbuilding and marine systems, and business aviation.

2. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company (the legal parent), together with its wholly owned subsidiaries, API Electronics, TM Systems II, Inc., and the Filtran Group and Keytronics, Inc. All inter-company transactions have been eliminated in consolidation.

Reclassifications

Comparative figures have been reclassified to conform to the current period presentation.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand, bank balances and investments in money market instruments with original maturities of three months or less.

Marketable Securities

The Company’s investments in marketable equity securities are classified as available for sale. Securities available for sale are carried at fair value, with any unrealized holding gains and losses, net of income taxes, reported as a component of accumulated other comprehensive income (loss). Marketable equity and debt securities available for sale are classified in the balance sheet as current assets.

The cost of each specific security sold is used to compute realized gains or losses on the sale of securities available for sale.

Inventory

Raw materials are recorded at the lower of cost and net realizable value. Finished goods and work in process are stated at the lower of cost, which includes material, labor and overhead, and net realizable value. Cost is generally determined on a first-in, first-out basis.

Long-Lived Assets

The Company periodically evaluates the net realizable values of long-lived assets, principally identifiable intangibles and property and equipment, for potential impairment when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable, as determined based on the estimated future undiscounted cash flows. If such assets were considered to be impaired, the carrying value of the related assets would be reduced to their estimated fair value.

API Electronics Group Corp.

Notes to Consolidated Financial Statements

(Expressed in U.S. Dollars)

Fixed Assets

Fixed assets are recorded at cost less accumulated depreciation or amortization. Depreciation and amortization is provided using the following methods over the following periods:

Classification	Estimated Life (Years)
Straight line basis
Buildings	20
Computer equipment	3
Computer software	3
Furniture and fixtures	5
Machinery and equipment	5-10
Vehicles	3
Website development	3
Reducing balance basis
Electronic manufacturing equipment	5-10

Gains and losses on depreciable assets retired or sold are recognized in the statement of operations in the year of disposal. Repairs and maintenance expenditures are expensed as incurred.

Computer Software Developed or Obtained For Internal Use

All direct internal and external costs incurred in connection with the development stage of software for internal use are capitalized. All other costs associated with internal use software are expensed when incurred. Amounts capitalized are included in property, equipment and leasehold improvements and are amortized on a straight-line basis over three years beginning when such assets are placed in service.

Goodwill and Intangible Assets

Goodwill and intangible assets result primarily from acquisitions accounted for under the purchase method. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”), goodwill and intangible assets with indefinite lives are not amortized but are subject to impairment by applying a fair value based test.

Goodwill is subject to an impairment test on at least an annual basis or upon the occurrence of certain events or circumstances. Goodwill impairment is assessed based on a comparison of the fair value of a reporting unit to the underlying carrying value of the reporting unit’s net assets, including goodwill. When the carrying amount of the reporting unit exceeds its fair value, the fair value of the reporting unit’s goodwill is compared with its carrying amount to measure the amount of impairment loss, if any. The entire balance of the Company’s goodwill is contained in the Filtran reporting unit. Management has determined there is no impairment in goodwill as of May 31, 2006, 2005 and 2004.

Intangible assets that have a finite life are amortized using the following basis over the following period:

Classification	Estimated Life (Years)
Non-compete agreements	Straight line over 5 years
Customer contracts	Based on the revenue earned on the contracts

Income Taxes

Income taxes are accounted for under Statement of Financial Accounting Standards No. 109 Accounting for Income Taxes. Under this method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial reporting and tax bases of assets and liabilities and available loss carry forwards. A valuation allowance is established to reduce tax assets if it is more likely than not that all or some portions of such deferred tax assets will not be realized.

API Electronics Group Corp.

Notes to Consolidated Financial Statements

(Expressed in U.S. Dollars)

Revenue Recognition

Contract Revenue

Revenue from contracts is recognized using the percentage of completion method. The degree of completion is determined based on costs incurred, excluding costs that are not representative of progress to completion, as a percentage of total costs anticipated for each contract. Provision is made for losses on contracts in progress when such losses first become known. Revisions in cost and profit estimates, which can be significant, are reflected in the accounting period in which the relevant facts become known.

The Company warrants its products against defects in design, materials and workmanship generally for a period of one year. Based on historical information, the Company has determined that a warranty provision is not necessary as of May 31, 2006 and 2005.

Non-Contract Revenue

The Company recognizes non-contract revenue when it is realized or realizable and earned. The Company considers non-contract revenue realized or realizable and earned when it has persuasive evidence of an arrangement, delivery has occurred, the sales price is fixed or determinable, and collectibility is reasonably assured. Delivery does not occur until products have been shipped and risk of loss and ownership has transferred to the client.

Research and Development Expenses

Expenditures for research and development are expensed as incurred. During the years ended May 31, 2006, 2005 and 2004, the Company incurred $47,114, $37,398 and $24,775, respectively.

Stock-Based Compensation Plans

The Company accounts for employee stock-based compensation in accordance with Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees”, using an intrinsic value approach to measure compensation expense, if any. Under this method, compensation expense is recorded on the date of the grant only if the current market price of the underlying stock exceeds the exercise price. Options issued to non-employees are accounted for in accordance with SFAS 123, “Accounting for Stock-Based Compensation”, and Emerging Issues Task Force (“EITF”) Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods and Services”, using a fair value approach.

SFAS No. 123 established accounting and disclosure requirements using a fair value-basis method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS No. 123. Had the Company elected to recognize compensation cost based on fair value of the stock options at the date of grant under SFAS No. 123, such costs would have been recognized ratably over the vesting period of the underlying instruments and the Company’s net loss and net loss per common share would have increased to the pro forma amounts indicated in the table below.

API Electronics Group Corp.

Notes to Consolidated Financial Statements

(Expressed in U.S. Dollars)

The following table illustrates the effect on net income (loss) and income (loss) per share as if the Company had applied the fair value recognition provisions of SFAS No. 123.

	For the Years Ended May 31,
	2006	2005	2004
Net Income (Loss) as Reported	$716,598	$301,006	$(593,362)

Add: Total Stock-Based Employee Compensation Expense Included In Reported Net Income (Loss)	—	—	202,437

Deduct: Total Stock-Based Employee Compensation Expense Determined Under Fair Value Based Method	(1,500,000)	(905,400)	(1,687,254)

Pro Forma Net Loss Available to Common Stockholders	$(783,402)	$(604,394)	$(2,078,179)

Income (Loss) Per Share:
Basic, as reported	$0.03	$0.01	$(0.03)

Diluted, as reported	$0.03	$0.01	$(0.03)

Basic, pro forma	$(0.03)	$(0.02)	$(0.09)

Diluted, pro forma	$(0.03)	$(0.02)	$(0.09)

Options typically vest immediately and have a contractual life of 5 years. The pro forma results above are not intended to be indicative of or a projection of future results. The Company uses the Black-Scholes option pricing model to estimate the fair value at the date of grant of options using the following assumptions:

	2006	2005	2004
Risk free interest rate (%)	4.44	2	2 to 3.97
Expected volatility (%)	80	60 to 104	68
Expected life (in years)	5	3.583 to 5	0.37 to 4.667
Expected dividend yield (%)	0	0	0

Under FIN 44, variable accounting applies to certain option exchange and repricing situations. Generally, variable accounting applies whenever an optionee gives up an option with a high strike price and receives one with a lower strike price within six months.

Fair Value of Financial Instruments

The recorded and fair value of long-term debt is as follows:

	May 31, 2006		May 31, 2005
	Recorded Book Value	Fair Value	Recorded Book Value	Fair Value
Long-term debt	$545,303	$565,401	$33,005	$33,617

The fair value of long-tem debt was primarily determined using quoted market prices. The fair value of the remaining financial instruments including cash and cash equivalents, marketable securities, accounts receivable, accounts payable and accrued expenses, and short-tem borrowings approximate the carrying value due to the short-term nature of these instruments.

API Electronics Group Corp.

Notes to Consolidated Financial Statements

(Expressed in U.S. Dollars)

Foreign Currency Translation and Transactions

Foreign denominated assets and liabilities of the Company are translated into U.S. dollars at the prevailing exchange rates in effect at the end of the reporting period. Income statement accounts are translated at a weighted average of exchange rates which were in effect during the period. Translation adjustments that arise from translating the foreign subsidiary’s financial statements from local currency to U.S. currency are recorded in the other comprehensive income (loss) component of stockholders’ equity. Gains and loses from foreign currency transactions are recognized in the consolidated statements of operations.

Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Receivables and Credit Policies

Accounts receivable are uncollateralized customer obligations. Accounts receivable are stated at the amounts billed to the customer. Customer account balances with invoices over 90 days old are considered delinquent. Payments of accounts receivable are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoices. The carrying amount of accounts receivable is reduced by a valuation allowance that reflects management’s estimate of the amounts that will not be collected.

Advertising Costs

Advertising costs are expensed as incurred. During 2006, 2005, and 2004, advertising expense was $19,064, $12,966, and $24,437, respectively.

Concentration of Credit Risk

The Company maintains cash balances, at times, with financial institutions, which are in excess of amounts insured by the Federal Deposit Insurance Corporation (FDIC). Management monitors the soundness of these institutions and considers the Company’s risk negligible.

The Company may, at times, have a concentration of their customer receivables with a specific customer. At May 31, 2006 three customers accounted for approximately 33 percent of outstanding receivables (each customer accounting for approximately 10, 11 and 12 percent) and at May 31, 2005 two customers accounted for approximately 24 percent of outstanding receivables (each customer accounting for approximately 13 and 11 percent).

At May 31, 2004 two customers accounted for approximately 16 percent of outstanding receivables (each customer accounting for approximately 8 percent each).

The U.S. Department of Defense (directly and through subcontractors) accounts for approximately 65 percent, 51 percent, and 57 percent for 2006, 2005, and 2004, respectively, of the Company’s revenue. Management has determined that the Company is not economically dependent on this business as, if necessary; it could re-deploy resources to further service the commercial/industrial user.

Earnings (Loss) per Common Share

Basic earnings (loss) per common share is computed by dividing income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per common share gives effect to all dilutive potential common shares outstanding during the period. The computation of diluted earnings (loss) per share does not assume conversion, exercise or contingent exercise of securities that would have an anti-dilutive effect on earnings. (See Note 23)

Comprehensive Income (Loss)

Other comprehensive income (loss), which includes foreign currency translation adjustments and unrealized gains on marketable securities, is shown in the Statement of Changes in Stockholders’ Equity. (See Note 23)

API Electronics Group Corp.

Notes to Consolidated Financial Statements

(Expressed in U.S. Dollars)

Effects of Recent Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board (“FASB”) has published FASB Interpretation No. 48 (“FIN No. 48”), Accounting for Uncertainty in Income Taxes, to address the noncomparability in reporting tax assets and liabilities resulting from a lack of specific guidance in FASB Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes, on the uncertainty in income taxes recognized in an enterprise’s financial statements. FIN No. 48 will apply to fiscal years beginning after December 15, 2006, with earlier adoption permitted. The adoption of FIN 48 is not expected to have a material effect on the Company’s financial condition or results of operations.

In February 2006, the FASB issued SFAS 155, “Accounting for Certain Hybrid Financial Instruments” - an amendment of FASB Statements No. 133 and 140, to simplify and make more consistent the accounting for certain financial instruments. Specifically, SFAS No. 155 amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, to permit fair value re-measurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for an a fair value basis. SFAS No. 155 amends SFAS No. 140, Accounting for the Impairment or Disposal of Long-Lived Assets, to allow a qualifying special-purpose entity (SPE) to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 applies to all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006, with earlier application allowed. The adoption of SFAS No. 155 is not expected to have a material effect on the Company’s financial condition or results of operations.

In May 2005, the FASB issued SFAS 154, Accounting Changes and Error Corrections. This new standard replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements. Among other changes, SFAS No. 154 requires that a voluntary change in accounting principle be applied retrospectively with all prior period financial statements presented on the new accounting principle, unless it is impracticable to do so. SFAS No. 154 also provides that a change in method of depreciating or amortizing a long-lived non-financial asset be accounted for as a change in estimate (prospectively) that was effected by a change in accounting principle, and correction of errors in previously issued financial statements should be termed a “restatement.” The new standard is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. Early adoption of this standard is permitted for accounting changes and correction of errors made in fiscal years beginning after June 1, 2005.

On December 16, 2004, the FASB issued SFAS 153, Exchanges of Non-monetary Assets - An Amendment of APB Opinion No. 29. SFAS No. 153 amends APB Opinion No. 29, Accounting for Non-monetary Transactions, which was issued in 1973. The amendments made by SFAS No. 153 are based on the principle that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for non-monetary exchanges of similar productive assets and replace it with a broader exception for exchanges of non-monetary assets that do not have “commercial substance.” Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. The provisions in SFAS No. 153 are effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS No. 153 did not have any affect on the Company’s financial statements.

In December of 2004, the FASB issued SFAS 123R Share Based Payments which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods and services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. This statement is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. This statement supersedes APB Opinion No. 25 Accounting for Stock Issued to Employees. Among other things, this statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is recognized over the period during which an employee is required to provide service in exchange for the award – the requisite service period (usually the vesting period). This statement is to be applied as of the beginning of the first interim or annual period that begins after December 15, 2005, but earlier adoption is encouraged. The Company will adopt this standard effective June 1, 2006 using the modified prospective basis. The Company has determined that the affect of the adoption of this standard will be consistent with the affect shown on the pro forma disclosed under stock based compensation.

API Electronics Group Corp.

Notes to Consolidated Financial Statements

(Expressed in U.S. Dollars)

On November 24, 2004, the FASB issued SFAS 151, Inventory Costs - An amendment of ARB No. 43, Chapter 4. SFAS No. 151 clarifies that abnormal amounts of idle facility expense, freight, handling costs and spoilage should be expensed as incurred and not included in overhead. Further, SFAS No. 151 requires that allocation of fixed production overheads to conversion costs should be based on normal capacity of the production facilities. The provisions in SFAS No. 151 are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Companies must apply the standard prospectively. The Company has determined that the adoption of this standard will have not have a material effect on the financial position and results of operations.

3. Business Acquisitions

On March 31, 2004, the Company entered into an agreement to purchase certain assets of Islip Transformer & Metal Inc. Islip Transformer & Metal Co., Inc is a supplier of critical systems and components to the U.S. Department of Defense. The assets include certain Department of Defense contracts, the seller’s CAGE code, the right to use the seller’s name, all test fixtures, test equipment, plans, specifications and files relating to previous contracts performed, inventory and equipment. The consideration for the assets was $50,000 in cash plus 10% of the amount of confirmed orders received pursuant to the terms of the contract.

The Islip acquisition was made as the Company felt the product demand for Islip’s current and future generations of products would see significant growth potential over the years. In addition, Islip would be easily integrated into API Electronics, Inc. a subsidiary in Hauppague, NY enabling the Company to achieve significant cost savings and synergies, specifically in engineering and product quality. The Company also felt the acquisition would further strengthen the Company’s position in the defense sector, bringing additional complimentary product lines to the business.

The assets acquired at fair value, as at March 31, 2004 are as follows:

Inventory	$10,000
Machinery and equipment	39,000
Goodwill	1,000

Fair value of assets acquired	$50,000

The pro forma effects of this acquisition were immaterial.

The results of operations of each of the purchase acquisitions are included in the Company’s consolidated statements of operations from the date of each acquisition.

On August 29, 2005, the Company entered into an agreement to purchase certain assets of Sensonics, Inc. (“Sensonics”) Sensonics is a designer and manufacturer of electronic circuits and aircraft instrumentation. The assets include certain contracts, the seller’s CAGE code, the right to use the seller’s name, all test fixtures, test equipment, plans, specifications and files relating to previous contracts performed, inventory and equipment. The consideration for the assets was $200,000 payable solely from 25% of the Gross Profit earned by API Electronics Inc. on all orders or contracts received by it on or after August 29, 2005, for product previously manufactured or sold by Sensonics.

The assets acquired at fair value, as at August 29, 2005 were as follows:

Inventory	$49,000
Machinery and Equipment	35,000
Customer Contracts	116,000

Fair value of assets acquired	$200,000

On April 27, 2006, the Company acquired all of the common shares of Keytronics, Inc. for an aggregate purchase price of $1,369,236. Keytronics, Inc. is a designer and manufacturer of electronic components of major producers of communications equipment, military hardware, computer peripherals, process control equipment and instrumentation.The purchase price was satisfied through payment of cash in the amount of $1,169,236 and a $200,000 promissory note given. The Company also incurred legal costs in connection with the acquisition in the amount of $19,881 giving a total acquisition cost of $1,389,117.

API Electronics Group Corp.

Notes to Consolidated Financial Statements

(Expressed in U.S. Dollars)

The assets acquired at fair value, as at April 27, 2006 are as follows:

Cash	$235,364
Current assets	832,292
Fixed assets	527,064
Current Liabilities	(98,062)
Long-term Liabilities	(107,541)

Fair value of assets acquired	$1,389,117

The following unaudited pro forma summary presents the combined results of operations as if the Sensonics, Inc. and Keytronics, Inc. acquisition described above had occurred at June 1, 2004 and June 1, 2005 for the years ended May 31, 2005 and 2006, respectively, and does not purport to be indicative of the results of operations that would have occurred had the transaction been completed as of that date or of results that may occur in the future.

	May 31, 2006	May 31, 2005
Sales	$17,633,041	$15,024,368
Net Income	$848,017	$511,940

Net Income (Loss) per share – basic	$0.03	$0.02
Net Income (Loss) per share – diluted	$0.03	$0.02

4. Marketable Securities

Marketable securities, which are classified as available for sale, consisted of the following at May 31 and are included in current assets:

	Cost 2006	Market 2006	Cost 2005	Market 2005
Shares in Canadian venture issuers	$2,650	$41,598	$2,325	$11,679
Units in Canadian publicly traded income trust	—	—	238,759	235,905
Shares in U.S. publicly-traded issuer	—	—	88,771	88,771

	$2,650	$41,598	$329,855	$336,355

Gross unrealized holding gains and losses amounted to $38,948 and $-0-, respectively at May 31, 2006 and $9,354 and $2,854, respectively, at May 31, 2005.

5. Inventories

	May 31, 2006	May 31, 2005
Raw materials	$1,122,855	$931,984
Work in process	1,617,334	1,224,922
Finished goods	1,859,427	1,101,950

	$4,599,616	$3,258,856

API Electronics Group Corp.

Notes to Consolidated Financial Statements

(Expressed in U.S. Dollars)

6. Fixed Assets

	May 31, 2006
	Cost	Accumulated Amortization	Net Book Value
Land	$504,493	$—	$504,493
Buildings	2,974,510	727,125	2,247,385
Computer equipment	194,724	192,688	2,036
Computer software	203,488	191,386	12,102
Furniture and fixtures	129,017	109,428	19,589
Machinery and equipment	2,663,879	1,832,880	830,999
Vehicles	53,096	44,477	8,619
Web site development costs	30,826	30,826	—

	$6,754,033	$3,128,810	$3,625,223

	May 31, 2005
	Cost	Accumulated Amortization	Net Book Value
Land	$434,411	$—	$434,411
Buildings	2,431,999	496,884	1,935,115
Computer equipment	155,397	137,311	18,086
Computer software	167,819	137,209	30,610
Furniture and fixtures	97,200	69,426	27,774
Machinery and equipment	2,124,131	1,507,303	616,828
Vehicles	47,003	29,432	17,571
Web site development costs	30,826	30,826	—

	$5,488,786	$2,408,391	$3,080,395

Depreciation expense amounted to $359,459, $382,751, and $424,790 for the years ended May 31, 2006, 2005, and 2004, respectively. Included in these amounts are $16,071, $31,754, and $31,754 of amortization of assets under capital lease for the years ended May 31, 2006, 2005, and 2004, respectively.

7. Goodwill and Intangible Assets

The following table summarizes the activity in goodwill for the periods indicated:

	May 31, 2006	May 31, 2005	May 31, 2004
Beginning balance, net	$997,611	$919,529	$918,529
Goodwill acquired during the period	—	—	1,000
Effects of currency translation	139,555	78,082	—

Ending balance, net	$1,137,166	$997,611	$919,529

	May 31, 2006	May 31, 2005	May 31, 2004
Non-compete agreements	$953,605	$867,799	$858,712
Less: Accumulated amortization	(694,136)	(439,877)	(268,134)
Customer contracts	1,831,784	1,715,784	1,715,784
Less: Accumulated amortization	(844,867)	(573,480)	(363,041)

	$1,246,386	$1,570,226	$1,943,321

API Electronics Group Corp.

Notes to Consolidated Financial Statements

(Expressed in U.S. Dollars)

Amortization expense amounted to $444,946, $382,182, and $379,017 for the years ended May 31, 2006, 2005, and 2004, respectively. Amortization expense is expected to be approximately $423,560, $340,802, $250,000, $232,024 and $-0- for the years ended May 31, 2007, 2008, 2009, 2010 and 2011, respectively.

8. Short-Term Borrowings

	May 31, 2006	May 31, 2005
The Company’s wholly owned subsidiary, API Electronics has a working capital line of credit of $500,000. The credit is secured by all of its assets pursuant to a general security agreement. The bank indebtedness is due on demand and bears interest at US prime plus 1%. The line is subject to an annual renewal provision on April 14, 2007. (See Note 17).	$340,147	$167,000

The Company’s wholly owned subsidiary, Filtran Limited has a working capital line of credit in the amount of $907,000 ($1,000,000 Cdn$) with a major Canadian bank. The interest on any borrowed funds is charged at Canadian prime. The agreement also allows Filtran to lease an asset at Canadian prime plus 1% up to $33,000. The lender has a general security agreement and a 1stt Collateral Mortgage on Filtran’s assets and building. The line is subject to an annual renewal provision on May 31, 2006.	172,367	175,090

	$512,514	$342,090

At May 31, 2006 and 2005, the US prime rate was 8.00 and 6.00 percent per annum, respectively, and the Canadian prime rate was 6.00 and 4.25 percent per annum, respectively.

9. Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consist of the following:

	May 31, 2006	May 31, 2005
Accounts payable and accrued expenses	$1,485,660	$1,175,845
Wage and vacation accrual	297,327	199,117
Audit and accounting fees	135,130	75,540

Total	$1,918,117	$1,450,502

API Electronics Group Corp.

Notes to Consolidated Financial Statements

(Expressed in U.S. Dollars)

10. Long-term Debt

	May 31, 2006	May 31, 2005
Mortgage payable, secured by real estate, repayable in blended monthly installments of $3,133 at an interest rate of 8.75%, final payment is due May 2006.	$—	$33,005

Promissory note, repayable based on 25% of the Gross profit earned by the Company on all orders or contracts received by it on or after August 29, 2005, for product previously manufactured or sold by Sensonics. Non-interest bearing.	200,000	—

Loan payable, bearing interest of 10%, with monthly principle and interest payments of $4,467, secured by the assets of Keytronics, repayable by March 6, 2010	145,303	—

Promissory note payable to former shareholders of Keytronics with a first charge security interest in the common shares of Keytronics, repayable by October 27, 2007, bearing interest of 5%.	200,000	—

	545,303	33,005
Less: Current portion	240,921	33,005

Long-term debt, net of current portion	$304,382	$—

Aggregate maturities of long-term debt of the Company due within the next five years are as follows:

Year	Amount
2007	$240,921
2008	245,200
2009	49,933
2010	9,249
2011 and thereafter	—

Total	$545,303

11. Obligations Under Capital Lease

The Company is the lessee of equipment under various capital leases expiring between February 2007 and March 2009. The asset and liability under the capital leases are recorded at the fair value of the asset. The assets are amortized over the lower of their related lease terms or its estimated productive life.

A summary of property held under capital leases and included in Note 4, is as follows:

	May 31, 2006	May 31, 2005
Equipment	$168,449	$168,449
Less: Accumulated amortization	70,793	54,722

Equipment, net	$97,656	$113,727

API Electronics Group Corp.

Notes to Consolidated Financial Statements

(Expressed in U.S. Dollars)

Obligations under capital leases consist of the following:

	May 31, 2006	May 31, 2005
Various equipment capital leases, with monthly lease payments of $3,760 including interest at approximately 9%, secured by the leased assets.	$37,731	$87,026
Less: Current maturities	34,266	45,514

Obligations under capital lease, net of current maturities	$3,465	$41,512

Future minimum lease payments for the next five years are as follows:

Year	Amount
2007	$37,704
2008	2,584
2009	1,507
2010	—
2011	—

41,795
Less imputed interest	4,064

$37,731

12. Income Taxes

The geographical sources of income (loss) before income taxes and cumulative effect of change in accounting principle for the three years ended May 31, 2006 were as follows:

	2006	2005	2004
Income (loss) before income taxes (benefit) and cumulative effect of change in accounting principle:
United States	$229,871	$704,310	$44,908
Non-United States	592,205	(522,004)	(643,805)

Total	$822,076	$182,306	$(598,897)

API Electronics Group Corp.

Notes to Consolidated Financial Statements

(Expressed in U.S. Dollars)

The income tax provision (benefit) is summarized as follows:

	2006	2005	2004
Current:
United States	$25,062	$34,453	$—
Non-United States	(1,322)	—	(7,335)
Research and development tax credits	—	(14,540)	(7,731)

	23,740	19,913	(15,066)
Deferred:
United States	—	(45,000)	(83,500)
Non-United States	81,738	(93,613)	44,500

	81,738	(138,613)	(39,000)

Income tax provision (benefit)	$105,478	$(118,700)	$(54,066)

The consolidated effective tax rate (as a percentage of income (loss) before income taxes (benefit) and cumulative effect of change in accounting principle) is reconciled to the U.S. federal statutory tax rate as follows:

	2006	2005	2004
U.S. federal statutory tax rate	34.0%	34.0%	(34.0)%
Non-deductible expenses	(16.8)	(74.0)	28.0
Change in valuation allowance	(7.9)	(17.0)	(1.0)
Other items, net	3.5	(8.0)	(2.0)

Effective tax rate	12.8%	(65.0)%	(9.0)%

The components of deferred taxes are as follows:

	May 31, 2006	May 31, 2005
Future income tax assets
Loss carry forwards	$153,000	$479,000
Other	29,000	20,000
Unrealized foreign exchange loss	475,000	260,000
Marketable securities	110,000	106,000
Intangible assets	345,000	279,000
Capital assets	57,000	48,000

	1,169,000	1,192,000

Future income tax liabilities
Capital assets	(663,000)	(468,000)
Non-compete agreement	(19,000)	(33,000)
Inventory	(85,000)	(85,400)

	(767,000)	(586,400)

Valuation allowance	(755,000)	(820,500)

	$(353,000)	$(214,900)

	2006	2005
Deferred taxes
Income statement effect	$81,738	$(138,613)
Cumulative translation adjustment	56,362	36,513

Change in deferred taxes	$138,100	$(102,100)

API Electronics Group Corp.

Notes to Consolidated Financial Statements

(Expressed in U.S. Dollars)

Balance sheet presentation

Deferred income tax assets- current	$40,400	$76,000
Deferred income tax assets – long term	373,600	295,500
Deferred income tax liability – current	(85,400)	(85,400)
Deferred tax liabilities – long term	(681,600)	(501,000)

Net deferred tax liabilities	$(353,000)	$(214,900)

At May 31, 2006, the accompanying consolidated financial statements include $131,600 of deferred tax assets associated with operating loss carryforwards in tax jurisdictions outside the United States and deferred tax assets associated with operating loss carryforwards in the United States of $21,400. Although these losses will carry forward and are available to reduce future tax liabilities of the respective foreign entity and US entities, we do not currently believe the majority of these assets will be realized and have, accordingly, established a $113,000 valuation reserve.

The valuation allowance as of May 31, 2006 totaled $755,000 which consisted principally of established reserves for foreign operating loss carryforwards. The valuation allowance as of May 31, 2005 totaled $820,500 which consisted principally of established reserves for foreign operating loss carryforwards.

The Company has not provided additional taxes for the anticipated repatriation of certain earnings of its non-U.S. subsidiaries. It is not practicable to determine the amount of applicable taxes that would be incurred if any of such earnings were repatriated.

The American Jobs Creation Act of 2004 (the “Act”, which was enacted during the fourth quarter of 2004, creates a temporary incentive for U.S. corporations to repatriate accumulated earnings of non-U.S. subsidiaries by providing an 85 percent deduction for certain dividends from controlled foreign corporations. the Company continues to evaluate the provisions of the new tax law and, as of the current date, as final guidance has not been issued, management cannot reasonably estimate the amount, if any, of repatriations which would be subject to temporary tax relief. In accordance with FASB Staff Position No. 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004,” the tax deduction, if any, will be recorded in the period in which the effect becomes estimable.

The Company and its subsidiaries have non-capital losses of approximately $415,000 to apply against future taxable income. These losses will expire as follows: $28,000 in 2009, $21,000 in 2010, $303,000 in 2011, and $63,000 in 2012.

13. Shareholders’ Equity

Special Shares

At May 31, 2006 and 2005 the Company has authorized unlimited special shares.

API Electronics Group Corp.

Notes to Consolidated Financial Statements

(Expressed in U.S. Dollars)

Warrants

At May 31, 2006 there are no warrants outstanding and exercisable:

The activity of warrants issued to non-employees is as follows:

Number of Warrants
Warrants outstanding, May 31, 2003	3,900,000

Exercised - Re: Private Placement – February 2003	(950,000)

Warrants outstanding, May 31, 2004	2,950,000

Expired – June 2004	(500,000)
Expired – February 2005	(2,450,000)

Warrants outstanding, May 31, 2005	—

Warrants outstanding, May 31, 2006	—

There were no warrants granted to non-employees during the year ended May 31, 2006.

The activity of warrants issued to employees is as follows:

	Number of Warrants	Weighted Average Exercise Price
Warrants outstanding, May 31, 2003	3,299,160	$.650

Exercised - Re: Private Placement – February 2003	(330,000)	$.450

Warrants outstanding, May 31, 2004	2,999,160	$.615
Expired – February 2005	(1,349,580)	$.450

Warrants outstanding, May 31, 2005	1,649,580	$.750

Expired – August 2005	(1,649,580)	$.750

Warrants outstanding, May 31, 2006	—	$—

There were no warrants issued to employees during 2006, 2005 and 2004.

In prior periods, the Company modified the terms of certain warrants for one year. The intrinsic value of the warrants at the modification date was $-0-, $-0-, and $202,437 for the years ended May 31, 2006, 2005, and 2004, respectively. The details of these modifications are as follows:

Year ended May 31, 2004

The 1,349,580 of Class A warrants which were due to expire in January 2004 were extended until February 2005. The intrinsic value of the modification was $.15 per warrant resulting in the charge of $202,437.

The 1,649,580 of Class B warrants which were due to expire in January 2004 were extended until August 2005. There was no intrinsic value of the modification and therefore no charge resulted.

Common Share Buyback

On February 17, 2005, the Board of Directors authorized the Company to purchase in open-market transactions up to 5% of the issued and outstanding common shares. During the year ended May 31, 2006, the Company acquired and retired 2,667,220 common shares at a total cost of $1,497,566. During the year ended May 31, 2005, the Company acquired and retired 1,397,350 common shares at a total cost of $723,289.

API Electronics Group Corp.

Notes to Consolidated Financial Statements

(Expressed in U.S. Dollars)

14. Stock Based Compensation

Stock Options

On August 1, 2003, the board of directors of the Company authorized a new stock option plan (“2003 Option Plan”) for directors, officers, employees, and consultants of the Company and its subsidiaries, which reserves an aggregate of 4,603,260 Common Shares for issuance on the exercise of such options. The 2003 Option Plan supplants and replaces the Company’s then existing 1995 stock option plan (“Former Plan”). The terms of the 2003 Option Plan restrict options granted, at any one point in time, to a maximum of 20% of the outstanding Common Shares. The maximum term of any option granted is five years. The 2003 Option Plan was approved by the Company stockholders at the 2003 Annual Meeting.

The continuity of stock options is as follows:

	Number of Options	Weighted Average Exercise Price
Options outstanding, May 31, 2003	100,000	$.600

Issued – January, 2004	4,400,000	$.600
Issued – April, 2004	1,000,000	$1.000

Options outstanding, May 31, 2004	5,500,000	$.670

Cancelled – July, 2004	(4,400,000)	$(.600)
Reissued – July, 2004	4,400,000	$.350
Expired – August, 2004	(500,000)	$(.800)
Expired – December, 2004	(500,000)	$(1.200)
Cancelled – January, 2005	(4,400,000)	$(.350)
Reissued – January, 2005	4,400,000	$.240
Exercised – January, 2005	(4,400,000)	$(.240)
Issued – January, 2005	4,000,000	$.250

Options outstanding – May 31, 2005	4,100,000	$.259

Exercised – January, 2006	(4,000,000)	$(.250)
Issued – January, 2006	5,000,000	$.461

Options outstanding – May 31, 2006	5,100,000	$.464

Options exercisable – May 31, 2006	5,100,000	$.464

Options exercisable – May 31, 2005	4,100,000	$.259

Options exercisable – May 31, 2004	5,000,000	$.620

Options available for grant – May 31, 2006	535,535

API Electronics Group Corp.

Notes to Consolidated Financial Statements

(Expressed in U.S. Dollars)

The following table summarizes information on stock options outstanding at May 31, 2006:

	Options Outstanding			Options Exercisable
Range of Exercise Price	Number Outstanding	Weighted Average Exercise Price	Weighted Average Contractual Life (Years)	Number Exercisable	Weighted Average Exercise Price
$.450	50,000	$.450	.25	50,000	$.450
$.461	5,000,000	$.461	4.6	5,000,000	$.461
$.750	50,000	$.750	.25	50,000	$.750

	5,100,000	$.464	4.6	5,100,000	$.464

The weighted average fair market value of stock options granted in 2006, 2005 and 2004 were $.300, $.173 and $.287 per share, respectively.

Under FIN 44, variable accounting applies to certain option exchange and repricing situations. Generally, variable accounting applies whenever an optionee gives up an option with a high strike price and receives one with a lower strike price within six months. However, due to the fact that the instrinsic value of the new option is either nil or negative, the Company has not recognized any additional compensation cost on such transactions.

Equity Instruments Issued for Services Rendered

During the years ended May 31, 2005 and 2004, the Company issued stock options in exchange for services rendered to the Company. The fair value of the stock options was valued using the Black Scholes pricing model which takes into account as of the grant date the exercise price and expected volatility, expected dividends on the stock and the risk free interest rate for the term of the stock option.

	May 31, 2005	May 31, 2004
500,000 stock options granted to a consultant on April 1, 2004 at an exercise price of $.80 expiring August 15, 2004. These options vested in August 2004.	$15,000	$10,000
500,000 stock options granted to a consultant on April 1, 2004 at an exercise price of $1.20 expiring December 31, 2004. These options vested in August 2004.	100	—

	$15,100	$10,000

During the years ended May 31, 2006, there were no stock options issued in exchange for services rendered to the Company.

15. Supplemental Cash Flow Information

	Year Ended May 31,
	2006	2005	2004
(a) Supplemental Cash Flow Information
Cash paid for income taxes	$63,313	$24,965	$15,199

Cash paid for interest	$46,091	$28,049	$85,063

(b) Non-cash transaction
Note payable from business acquisitions (See Note 3)	$400,000	$—	$—

API Electronics Group Corp.

Notes to Consolidated Financial Statements

(Expressed in U.S. Dollars)

16. Change in Accounting Policy

During fiscal 2004, the Company changed its accounting policy for the amortization of customer contracts from the straight line basis to a basis which more closely matches the revenue earned from these contracts to the amortization for the year. Amortization of customer contracts is calculated based on the ratio of current revenue to total anticipated revenues. The cumulative effect of the change as of June 1, 2003 was $48,531.

The effect of this change for the year ended May 31, 2004 was to decrease the net loss by $135,881 or by $0.01 per share.

The effect of this change for the year ended May 31, 2003 was to decrease the net loss by $48,531 or by $0.00 per share.

17. Related Party Transactions

(a) Included in general and administrative expenses are consulting fees of $61,285, $57,154 and $53,623 for the years ended May 31, 2006, 2005 and 2004, respectively, paid to an individual who is a director and officer of the Company and rent, management fees, and office administration fees of $183,364, $183,364 and $178,228 for the years ended May 31, 2006, 2005 and 2004, respectively, paid to a corporation in which two of the directors are also directors of the Company.

(b) Included in accounts payable at year end are amounts payable to an individual who is a director of the Company for consulting fees and expenses in the amount of $27,309, $12,106 and $11,437 as of May 31, 2006, 2005 and 2004, respectively.

(c) Included in marketable securities as of May 31, 2006, 2005 and 2004 are -0-, 39,630 and -0- common shares, respectively, acquired for $-0-, $139,747 and $-0-, respectively, of CECO Environmental Corp. at a carrying value of $-0-, $88,771 and $-0-, respectively acquired on the open market. CECO Environmental Corp. is a corporation in which two of its directors are also directors of the Company.

(d) The bank debt of the Company is guaranteed by the President and Chief Operating Officer of the Company. See Note 8.

18. Earnings (loss) per common share

The following table sets forth the computation of weighted-average shares outstanding for calculating basic and diluted earnings per share (EPS) for the fiscal year ended:

	May 31, 2006	May 31, 2005
Weighted-average shares - basic	26,073,600	25,352,210
Effect of dilutive securities:
Employee stock options	2,468,885	1,175,930

Weighted-average shares	28,542,450	26,528,140

For the year ended May 31, 2006, no options were excluded from the computation of the diluted earnings per share.

For the year ended May 31, 2005, 50,000 options with an exercise price of $.75 per share and 1,649,580 warrants with an exercise price of $.75 per share were excluded from the computation of the diluted earnings per share because the exercise price per share was greater than the average market price of the common stock.

Basic EPS and diluted EPS for the year ended May 31, 2004 have been computed by dividing the net loss available to common stockholders by the weighted average shares outstanding. The weighted average number of shares issued and outstanding for the periods ended May 31, 2004 is 23,390,270. All outstanding warrants and options, aggregating 11,449,160 have been excluded from the 2004 computation of diluted EPS as they are anti-dilutive due to the losses generated.

API Electronics Group Corp.

Notes to Consolidated Financial Statements

(Expressed in U.S. Dollars)

19. Commitments and Contingencies

(a) Rent

The following is a schedule by years of approximate future minimum rental payments under operating leases that have remaining non-cancelable lease terms in excess of one year as of May 31, 2006.

2007	$88,364
2008	37,758

Included in cost of revenues are rental charges on these leases of $35,023, $27,600 and $35,434 for the years ended May 31, 2006, 2005 and 2004.

(b) Management Agreement

On January 1, 2005, the Company entered into a renewal of an oral agreement for management services with Can-Med Technology, doing business as Green Diamond Corp. Under the terms of the agreement, Green Diamond Corp. provides office space, office equipment and supplies, telecommunications, personnel, and management services. See Note 17.

20. 401(k) Plan

During 1998, the Company adopted a 401(k) deferred compensation arrangement. Under the provision of the plan, the Company is required to match 50% of employee contributions up to a maximum of 3% of the employee’s eligible compensation. Employees may contribute up to a maximum of 15% of eligible compensation. The Company may also make discretionary contributions up to a total of 15% of eligible compensation. During the years ended May 31, 2006, 2005 and 2004 the Company incurred $26,205, $22,859 and $8,652, respectively, as its obligation under the terms of the plan, charged to general and administrative expense.

21. Segment Information

The Company follows SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” (SFAS No. 131). SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers.

SFAS No. 131 uses a management approach for determining segments. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company’s reportable segments. The Company’s operations are conducted in two reportable segments which are distinguished by geographic location in Canada and United States. Within the US reporting segment the Company has aggregated two operating segments. These segments have been aggregated as they share similar economic characteristics including similar product lines and shared manufacturing processes and equipment. Both segments design and manufacture electronic components. Inter-segment sales are recorded at market value

API Electronics Group Corp.

Notes to Consolidated Financial Statements

(Expressed in U.S. Dollars)

Year Ended May 31, 2006	Canada	United States	Corporate (Canada)	Inter Segment Eliminations	Total
Sales to External Customers	$6,613,699	$9,020,394	$—	$—	$15,634,093
Inter-Segment Sales	—	365,360	—	(365,360)	—

Total	6,613,699	9,385,754	—	(365,360)	15,634,093

Gross Income	1,455,051	822,380	—	—	2,277,431
Corporate Head Office Expenses	—	—	604,387	—	604,387
Amortization	83,426	552,619	168,359	—	804,404
Interest on Long term Debt	—	39,890	—	—	39,890
Other Expense (Income)	152,311	—	(145,637)	—	6,674
Income Tax Expense (Recovery)	(7,706)	25,062	88,122	—	105,478

Net income (loss)	1,227,020	204,809	(715,231)	—	716,598

Segment Assets	4,769,319	8,795,638	541,345	—	14,106,302

Goodwill included in assets	1,137,166	—	—	—	1,137,166
Capital Expenditures	52,728	86,593	—	—	139,321

Year Ended May 31, 2005	Canada	United States	Corporate (Canada)	Inter Segment Eliminations	Total
Sales to External Customers	$4,722,205	$7,825,346	$—	$—	$12,547,551
Inter-Segment Sales	—	649,821	—	(649,821)	—

Total	4,722,205	8,475,167	—	(649,821)	12,547,551

Gross Income	398,759	1,206,551	—	—	1,605,310
Corporate Head Office Expenses	—	—	589,866	—	589,866
Amortization	108,392	485,448	171,093	—	764,933
Interest on Long term Debt	11,256	16,793	—	—	28,049
Other Expense (Income)	68,712	—	(43,096)	—	25,616
Income Tax Expense (Recovery)	(1,837)	26,774	(129,097)	—	(104,160)

Net income (loss)	212,236	677,536	(588,766)	—	301,006

Segment Assets	2,254,285	6,572,759	3,825,784	—	12,652,828

Goodwill included in assets	997,611	—	—	—	997,611
Capital Expenditures	41,871	270,875	21,214	—	333,960

API Electronics Group Corp.

Notes to Consolidated Financial Statements

(Expressed in U.S. Dollars)

Year Ended May 31, 2004	Canada	United States	Corporate (Canada)	Inter Segment Eliminations	Total
Sales to External Customers	$5,013,986	$6,264,201	$—	$—	$11,278,187
Inter-Segment Sales	22,639	776,243	—	(798,882)	—

Total	5,036,625	7,040,444	—	(798,882)	11,278,187

Gross Income	392,894	564,925	—	—	957,819
Corporate Head Office Expenses	—	—	785,802	—	785,802
Amortization	111,610	520,781	171,416	—	803,807
Interest on Long term Debt	2,188	44,468	38,407	—	85,063
Other Expense (Income)	29,774	(45,232)	(102,498)	—	(117,956)
Income Tax Expense (Recovery)	(25,921)	18,569	(46,714)	—	(54,066)
Cumulative effect of change in accounting policy	—	—	48,531	—	48,531

Net income (loss)	275,243	26,339	(894,944)	—	(593,362)

Segment Assets	2,052,518	6,480,097	2,652,520	—	11,185,135

Goodwill included in assets	918,529	1,000	—	—	919,529
Capital Expenditures	55,517	159,250	8,200	—	222,967

Geographical Information	May 31, 2006		May 31, 2005		May 31, 2004
	Revenue	Capital Assets, Intangible Assets, Goodwill and Other	Revenue	Capital Assets, Intangible Assets, Goodwill and Other	Revenue	Capital Assets, Intangible Assets, Goodwill and Other
United States	$12,199,898	$3,467,797	$9,629,218	$3,300,532	$8,933,612	$3,426,193
Canada	1,104,713	2,540,978	836,335	2,347,700	944,039	2,436,782
United Kingdom	1,712,629	—	1,659,463	—	1,057,691	—
South America	147,009	—	159,936	—	201,465	—
All Other	469,844	—	262,599	—	141,380	—

	$15,634,093	$6,008,775	$12,547,551	$5,648,232	$11,278,187	$5,862,975

(b) Major Customer

	2006	2005	2004
Revenue
U.S. Department of Defense	25%	12%	17%
U.S. Department of Defense subcontractors	40%	39%	40%

API Electronics Group Corp.

Notes to Consolidated Financial Statements

(Expressed in U.S. Dollars)

22. Subsequent Events

On March 16, 2006, API signed a letter of intent with Rubincon Ventures Inc. to enter into a combination agreement to combine the two entities. The agreement between the two companies provides that shareholders of API will receive (i) 10 common shares of a Canadian subsidiary of Rubincon Ventures which are exchangeable on a share for share basis for shares of Rubincon Venture for each share of API, or (ii) 10 shares of Rubincon Ventures for each share of API. The new entity created by the business combination will be know as API Nanotronics Corp. Current API management will manage the combined company and the board of directors will be controlled by current members of board of directors of API. The completion of the transaction is subject to the approval of the shareholders of both companies and the completion of the required legal and regulatory documentation.

On June 29, 2006, the Company became a signatory to a consulting agreement between Rubincon and certain nanotechnology experts. Under the terms of the amendment of the original consulting agreement, the Company did not undertake Rubincon’s obligation of monthly cash compensation to the experts.

Also on June 29, 2006, the Company granted 800,000 options to the nanotechnology consultants. The options have an exercise price of $1.60 and vest over a three to four year period with certain vesting occurring only upon the achievement of certain operational milestones.

All the common share numbers of API presented in these financial statements have been adjusted for the 10 for 1 effect of the business combination of API and Rubincon Ventures Inc. that occurred on November 6, 2006 (as well as all past changes in API’s capitalization). With respect to the shares of API, this business combination was treated for accounting purposes as a recapitalization. Dollar amounts that are derived from the number of shares, such as earnings per share, or relate to a number of shares such as the price of shares repurchased or option exercise prices, have also been adjusted to reflect this change. Consequently, the share numbers and dollar amounts per share shown have been modified to use comparable units across all periods presented, and do not reflect the actual number of shares or associated dollar amounts on a historic basis.

23. Correction of an Error in Notes to the Financial Statements Previously Filed in Form 20-F

Subsequent to the filing with the Securities and Exchange Commission of the Company’s financial statements included in Form 20-F for the year ended May 31, 2005, management noted errors relating to the US GAAP reconciliation included in note 19 to the financial statements. The US GAAP reconciliation did not include the effects of the change in the Company’s cumulative translation adjustment. The Company has corrected total comprehensive income for US GAAP purposes by an increase of $248,621 for 2005 and the Company’s total comprehensive loss has been corrected by a decrease of $2,094 for 2004. Furthermore, management discovered a calculation error in 2005 related to the number of shares utilized in the computation of diluted income (loss) per shares. The diluted weighted average number of shares reflected in this footnote should have been 26,528,140 shares. There was no effect of this change on diluted net earnings (loss) per common share after giving effect to the business combination.

API NANOTRONICS CORP.

Consolidated Financial Statements For Nine Months Ended November 30, 2006 and 2005

API NANOTRONICS CORP.

(Formerly Rubincon Ventures Inc.)

Consolidated Balance Sheets

	November 30, 2006 (Unaudited)	May 31, 2006
Assets

Current
Cash and cash equivalents	$4,547,489	$946,680
Marketable securities	24,088	41,598
Accounts receivable, less allowance for doubtful accounts of $57,234 and $82,475 at November 30, 2006 and May 31, 2006, respectively	1,816,464	1,791,569
Inventories	4,973,323	4,599,616
Deferred income taxes	—	40,400
Prepaid expenses and other current assets	338,845	304,064

	11,700,209	7,723,927

Fixed assets, net	3,615,827	3,625,223
Deferred income taxes	23,308	373,600
Goodwill	1,130,906	1,137,166
Intangible assets, net	939,987	1,246,386

	$17,410,237	$14,106,302

Liabilities and Shareholders’ Equity

Current
Bank indebtedness	$673,444	$512,514
Accounts payable and accrued expenses	2,283,837	1,918,117
Deferred revenue	19,850	119,850
Deferred income taxes	63,300	85,400
Current portion of long-term debt	304,749	240,921
Current portion of capital leases	11,757	34,266

	3,356,937	2,911,068

Deferred income taxes	—	681,600
Long term debt, net of current portion	298,070	304,382
Capital leases payable, net of current portion	3,465	3,465

	3,658,472	3,900,515

Commitments
Shareholders’ equity
Common stock,	48,939	28,177

($0.001 par value, 200,000,000 authorized shares and 48,939,342 shares issued and outstanding at November 30, 2006; no par value, unlimited authorized shares and 28,176,740 shares issued and outstanding at May 31,2006)

Special voting stock ($0.001 par value, 1 and 0 shares authorized, issued and outstanding at November 30, 2006 and May 31, 2006, respectively)	—	—
Additional paid-in capital	15,998,854	11,690,067
Accumulated deficit	(3,114,714)	(2,498,264)
Accumulated other comprehensive income	818,686	985,807

	13,751,765	10,205,787

	$17,410,237	$14,106,302

The accompanying notes are an integral part of these consolidated financial statements.

API NANOTRONICS CORP.

(Formerly Rubincon Ventures Inc.)

Consolidated Statement of Operations

	Six months ended November 30, 2006 (Unaudited)	Six months ended November 30, 2005 (Unaudited)	Three months ended November 30, 2006 (Unaudited)	Three months ended November 30, 2005 (Unaudited)
Revenue, net	$8,033,331	$8,244,179	$4,050,988	$4,335,659

Cost of revenues	6,118,067	6,098,472	3,045,359	3,116,292

Gross profit	1,915,264	2,145,707	1,005,629	1,219,367

Expenses
General and administrative	2,296,105	935,614	1,684,623	504,845
Research & development	58,760	—	58,760	—
Business development	—	13,939	—	5,859
Selling expenses	545,657	616,194	291,782	377,775

	2,900,522	1,565,747	2,035,165	888,479

Operating income (loss)	(985,258)	579,960	(1,029,536)	330,888
Other (Income) Expenses
Other (income) expense	(15,006)	(33,364)	(31,307)	(31,005)
Gain on foreign currency transactions	(140,249)	(16,210)	(135,248)	(11,464)

	(155,255)	(49,574)	(166,555)	(42,469)

Income (loss) before income taxes	(830,003)	629,534	(862,981)	373,357
Income taxes (benefit)	(213,553)	16,471	(248,187)	15,677

Net income(loss) for the period	$(616,450)	$613,063	$(614,794)	$357,680

Weighted average shares outstanding
Earning (loss) per share – Basic	$(0.02)	$0.02	$(0.02)	$0.01

Earning (loss) per share – Diluted	$(0.02)	$0.02	$(0.02)	$0.01

Basic	33,474,641	25,097,588	38,805,270	24,541,193
Diluted	33,474.641	25,097,588	38,805,270	24,541,193

The accompanying notes are an integral part of these consolidated financial statements.

API NANOTRONICS CORP.

(Formerly Rubincon Ventures Inc.)

Consolidated Statement of Cash Flows

	For the six months ended November 30,
	2006 (Unaudited)	2005 (Unaudited)
Cash provided by (used in)

Cash flows from operating activities

Net income (loss) for the period	$(616,450)	$613,063
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	482,543	492,342
Stock options expensed	1,030,167	—
Gain on sale of marketable securities	—	(69,950)
Deferred income taxes	(230,008)	—
Change in operating assets and liabilities
Accounts receivable	(24,895)	(27,851)
Inventories	(373,707)	(189,830)
Prepaid expenses and other current assets	65,220	(106,453)
Accounts payable and accrued expenses	282,720	198,669
Deferred revenue	(100,001)	(557,617)

Net cash provided by operating activities	515,589	352,373

Cash flows from investing activities
Purchase of fixed assets	(160,488)	(75,231)
Purchase of marketable securities	—	(86,288)
Proceeds on sale of marketable securities	—	269,792

Net cash (used in) provided by investing activities	(160,488)	108,273

Cash flows from financing activities
Proceeds from exercise of stock options	60,000	—
Repurchase of common shares	(57,000)	(1,497,566)
Plan of Arrangement, cash acquired net of transaction costs	3,296,383	—
Bank indebtedness advances (repayments), net	160,930	(3,256)
Repayment of obligations – capital lease	(22,509)	—
Repayments of long-term debt	(42,485)	(40,971)

Net cash provided by (used in) financing activities	3,395,319	(1,541,793)
Foreign exchange gain (loss) on cash held in foreign currency	(149,611)	(548)

Net increase (decrease) in cash and cash equivalents	3,600,809	(1,081,695)
Cash and cash equivalents, beginning of period	946,680	1,513,130

Cash and cash equivalents, end of period	$4,547,489	$431,435

The accompanying notes are an integral part of these consolidated financial statements.

API NANOTRONICS CORP.

(Formerly Rubincon Ventures Inc.)

Consolidated Statement of Changes in Shareholders’ Equity

(Unaudited)

	For the six months ended November 30, 2006
	Common stock-number of shares	Common stock amount	Additional paid-in capital	Deficit	Accumulated other comprehensive income (loss)	Total shareholders’ equity
Balance at June 1, 2006	28,176,740	$28,177	$11,690,067	$(2,498,264)	$985,807	$10,205,787

Share issued upon exercise of stock options	100,000	100	59,900	—	—	60,000
Shares repurchased and retired	(30,000)	(30)	(56,970)	—	—	(57,000)
Adjustment of consolidation shares	7,320	7	(7)	—	—	—
Outstanding shares of parent company prior to plan of arrangement	40,006,672	40,007	3,256,376	—	—	3,296,383
Stock exchanged for subsidiary exchangeable shares and stock subject to issuance in connection with plan of arrangement (see Note 6)	(19,321,390)	(19,321)	19,321	—	—	—
Stock based compensation expense on options			1,030,167			1,030,167
Net loss for the period				(616,450)		(616,450)
Foreign currency translation					(188,651)	(188,651)
Unrealized gain(loss) on marketable securities					21,530	21,530

Balance at November 30, 2006	48,939,342	$48,939	$15,998,854	$(3,114,714)	$818,686	$13,751,765

The accompanying notes are an integral part of these consolidated financial statements.

API Nanotronics Corp.

(Formerly Rubincon Ventures Inc.)

Condensed Notes to Consolidated Financial Statements

(Unaudited)

1. BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the requirements of Form 10-QSB and Item 310 of Regulation S-B of the Securities and Exchange Commission (the Commission) and include the results API Nanotronics Corp. (the “API Nanotronics”), formerly known as Rubincon Ventures, Inc., and API Electronics Group Corp., the Filtran Group consisting of Filtran Limited and Filtran Inc., TM II and Keytronics., its wholly-owned subsidiaries (the “Subsidiaries”), which are collectively referred to as “the Company.” Accordingly, certain information and footnote disclosures required in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. statements are subject to possible adjustments in connection with the annual audit of the Company’s accounts for the year ended May 31, 2007. In the opinion of the Company’s management, the accompanying unaudited consolidated financial statements contain all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for the fair presentation of the Company’s consolidated financial position as of November 30, 2006 and the results of its operations and cash flows for the six and three month periods ended November 30, 2006 and 2005. Results for the six and three months ended November 30, 2006 are not necessarily indicative of results that may be expected for the entire year. The unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements of the Company and the notes thereto as of and for the year ended May 31, 2006 as included in the Company’s Form S-1/A filed with the Commission on November 6, 2006.

On May 8, 2006 Rubincon Ventures Inc. as API Nanotronics was formerly known (“Rubincon”), entered into a combination agreement contemplating a Plan of Arrangement with API Electronics Group Corp. (“API”). Rubincon is a Delaware corporation and API is an Ontario corporation. Rubincon formed an Ontario subsidiary, RVI Sub, Inc. now known as API Nanotronics Sub, Inc., to facilitate the Plan of Arrangement. On November 6, 2006 Rubincon and API completed the transaction contemplated by the Plan of Arrangement. The combined companies now operate under the name “API Nanotronics Corp.” .

Pursuant to the court approved Plan of Arrangement API Nanotronics Sub, Inc. became the sole shareholder of API, and each holder of the 2,825,406 outstanding API common shares was granted the right to receive for each API common share, 10 shares of API Nanotronics common stock, or if a Canadian shareholder elects, 10 API Nanotranics Sub, Inc. exchangeable shares. Each API Nanotronics Sub, Inc. exchangeable share is exchangeable into one share of API Nanotronics common stock at the option of the holder, (see Note 6). The API Nanotronics Sub, Inc. exchangeable shares may be converted into API Nanotronics common stock at the option of API Nanotronics ten years from the date of the combination of Rubincon and API or sooner under certain circumstances. In addition, pursuant to the Plan of Arrangement, outstanding options of API were converted into options of API Nanotronics adjusted to reflect the aforementioned ten-for-one exchange ratio. See Note 2 – Stock Based Compensation.

For accounting purposes the acquisition of API by Rubincon was considered a reverse acquisition, an acquisition transaction where the acquired company, API, is considered the acquirer for accounting purposes, notwithstanding the form of the transaction. The primary reason the transaction was treated as a recapitalization by API rather than a purchase of API by Rubincon was because Rubincon was a shell company. As reported in its Form 10-QSB for the quarter ended October 31, 2006, (the final quarterly filing requirement for Rubincon under its prior year end of January 31, 2006), Rubincon had cash of approximately $4,200,000, other assets of approximately $117,000 and liabilities of approximately $187,000.

In conjunction with this reverse acquisition, Rubincon changed its year end from January 31 to May 31, the year-end of API. Assets, liabilities and equity of the Company continue to be that of the operating company, API, as adjusted for the cash, other assets and liabilities of Rubincon. No additional goodwill or intangible assets were recognized on completion of the transaction. The capital structure, including the number and type of shares issued, appearing in the consolidated balance sheet reflects that of the legal parent, Rubincon, now known as API Nanotronics, including the shares issued to affect the reverse acquisition for the period after the consummation of the Plan of Arrangement and the capital structure of API modified by the 10 for 1 exchange ratio in the Plan of Arrangement for the period prior to the consummation of the plan of arrangement.

API Nanotronics Corp.

(Formerly Rubincon Ventures Inc.)

Condensed Notes to Consolidated Financial Statements

(Unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

The Company focus is the manufacture and design of high reliability semiconductor and microelectronics circuits for military, aerospace and commercial applications. The Company through acquisitions has expanded its manufacturing and design of electronic components to include filters, transformers, inductors, and custom power supplies for land and amphibious combat systems, mission critical information systems and technologies, shipbuilding and marine systems, and business aviation.

Principles of Consolidation

The consolidated financial statements include the accounts of API Nanotronics, together with its wholly owned subsidiaries, API Electronics, TM II, the Filtran Group and Keytronics. The Filtran Group consists of Filtran Limited and Filtran Inc. All significant inter-company transactions and balances are eliminated in consolidation.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand, bank balances and investments in money market instruments with original maturities of three months or less.

Marketable Securities

The Company’s investments in marketable equity securities are classified as available for sale. Securities available for sale are carried at fair value, with any unrealized holding gains and losses, net of income taxes, reported as a component of accumulated other comprehensive income (loss). Marketable equity and debt securities available for sale are classified in the balance sheet as current assets.

The cost of each specific security sold is used to compute realized gains or losses on the sale of securities available for sale.

Inventory

Raw materials are recorded at the lower of cost and net realizable value. Finished goods and work in process are stated at the lower of cost, which includes material, labor and overhead, and net realizable value. Cost is generally determined on a first-in, first-out basis.

Fixed Assets

Fixed assets are recorded at cost less accumulated amortization and are amortized using the following methods over the following periods:

Straight line basis
Buildings	20 years
Computer equipment	3 years
Computer software	3 years
Furniture and fixtures	5 years
Machinery and equipment	5 to 10 years
Vehicles	3 years

Declining balance basis
Electronic manufacturing equipment	5 to 10 years

Gains and losses on depreciable assets retired or sold are recognized in the statement of operations in the year of disposal. Repairs and maintenance expenditures are expensed as incurred.

API Nanotronics Corp.

(Formerly Rubincon Ventures Inc.)

Condensed Notes to Consolidated Financial Statements

(Unaudited)

Goodwill

Goodwill is subject to an impairment test on at least an annual basis or upon the occurrence of certain events or circumstances. Goodwill impairment is assessed based on a comparison of the fair value of the reporting unit to the underlying carrying value of the reporting unit’s net assets, including goodwill. When the carrying amount of the reporting unit exceeds its fair value, the fair value of the reporting unit’s goodwill is compared with its carrying amount to measure the amount of impairment loss, if any. Management has determined there is no impairment in goodwill as of November 30, 2006 or May 31, 2006.

Intangible Assets

Intangible assets that have a finite life are amortized using the following basis over the following period:

Non-compete agreements	Straight line over 5 years
Customer contracts	Based on revenue earned

Long Lived Assets

The Company periodically evaluates the net realizable values of long-lived assets, principally identifiable intangibles and capital assets, for potential impairment when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable, as determined based on the estimated future undiscounted cash flows. If such assets were considered to be impaired, the carrying value of the related assets would be reduced to their estimated fair value.

Income taxes

Income taxes are accounted for under SFAS No. 109, “Accounting for Income Taxes.” Under this method, future income tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial reporting and tax bases of assets and liabilities and available loss carry forwards. A valuation allowance is established to reduce tax assets if it is more likely than not that all or some portions of such tax assets will not be realized.

Contract Revenue

Revenue from contracts is recognized using the percentage of completion method. The degree of completion is determined based on costs incurred, excluding costs that are not representative of progress to completion, as a percentage of total costs anticipated for each contract. Provision is made for losses on contracts in progress when such losses first become known. Revisions in cost and profit estimates, which can be significant, are reflected in the accounting period in which the relevant facts become known.

Non-Contract Revenue

The Company recognizes non-contract revenue when it is realized or realizable and earned. The Company considers non-contract revenue realized or realizable and earned when it has persuasive evidence of an arrangement, delivery has occurred, the sales price is fixed or determinable, and collectibility is reasonably assured. Delivery is not considered to have occurred until products have been shipped and risk of loss and ownership has transferred to the client.

Provisions for warranty claims and other allowances are made based on contract terms and prior experience.

Deferred Revenue

The Company defers revenue should payment be received in advance or the service or product being shipped or delivered (See Contract Revenue and Non-Contract Revenue above.)

API Nanotronics Corp.

(Formerly Rubincon Ventures Inc.)

Condensed Notes to Consolidated Financial Statements

(Unaudited)

Research and Development Expenses

Research and development expenses are recorded at net of applicable investment tax credits.

Stock-Based Compensation

Effective June 1, 2006, the Company adopted the provisions of SFAS 123R, “Share Based Payments”, requiring the Company to recognize expense related to the fair value of stock-based compensation awards. The Company elected to use the modified prospective transition method as permitted by SFAS 123R and, therefore, has not restated the financial results for prior periods. Under this transition method, stock-based compensation expense for the six months ended November 30 , 2006 includes compensation expense for all stock-based compensation awards granted prior to, but not yet vested as of November 30, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123. The Company recognizes compensation expense for stock option awards on a straight-line basis over the requisite service period of the award.

On October 26, 2006 the Company adopted the new 2006 Equity Incentive Plan (the “Equity Incentive Plan”). All the prior options issued under the previous plans of API were carried over to this plan under the provision of the plan of arrangement.

The following table illustrates the pro forma effect on net income and earnings per share for the six and three months ended November 30, 2005, assuming the Company had applied the fair value recognition provisions of SFAS 123 to all previously granted share-based awards after giving consideration to potential forfeitures during such quarter. The fair value of each option grant is estimated at the grant date using the Black-Scholes option-pricing model based on the assumptions detailed below:

Expected volatility	80%
Expected dividends	0%
Expected term	5 years
Risk-free rate	4.44%

The following table represents the impact that would have occurred had the treatment been adopted at June 1, 2005.

	Six months ended November 30, 2005	Three months ended November 30, 2005
Net income, as reported	$613,063	$357,680

Add: Total Stock-Based Employee Compensation included in reported net loss	—	—

Deduct: Total stock-based employee compensation income determined under fair value	—	—

Pro forma net income	$613,063	$357,680

Per Share:
Basic and diluted, as reported	$0.02	$0.01
Basic and diluted, pro forma	$0.02	$0.01

API Nanotronics Corp.

(Formerly Rubincon Ventures Inc.)

Condensed Notes to Consolidated Financial Statements

(Unaudited)

As of November 30, 2006, there was $658,302 of total unrecognized compensation related to non-vested stock options. The cost is expected to be recognized over a weighted-average period of 3 years. During the six months ended November 30, 2006, $141,807 has been recognized as expense in general and administrative expense.

In accordance with the combination agreement, as of November 6, 2006, 5,800,000 API stock options (on a post-exchange basis) have been exchanged for 5,800,000 stock options of API Nanotronics. The fair value of the API Nanotronics options exceeded the fair value of the API options by $888,360 at November 6, 2006 under the Black-Scholes option pricing model with the following assumptions: Risk Free Rate - 2.50%, Volatility - 80%, Expected Life - 4.42 years to 4.83 years, Dividend Yield - 0%. The excess has been expensed as stock based compensation in general and administrative expense for the three and six month periods ended November 30, 2006 and a corresponding amount has been added to the additional paid-in capital as part of stockholders’ equity.

The following information relates to stock options that have been granted under the Company’s incentive plan as well as options issued outside of the company’s stock option plan. The stock option exercise price is at 100 percent of the fair market value of the underlying shares on the date the options are granted. Under the company’s equity incentive plan, options may have a term of up to ten years from the date of grant. The fair value of each option award is estimated using the Black-Scholes option pricing model.

The summary of the stock option activity during the six months ended November 30, 2006 is as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term(Years)	Aggregate Intrinsic Value
Stock Options outstanding - May 31, 2006	5,100,000	$.464	4.17
Issued June 2006	800,000	$1.600	4.58
Issued November 2006	300,000	$2.060	4.65
Exercised	(100,000)	($.600)
Outstanding options of Rubincon	125,000	$1.00	6.89

Stock Options outstanding - November 30, 2006	6,225,000	$0.697	5.07	$10,766,500

Stock Options exercisable - November 30, 2006	5,037,500	$0.737	4.38	$10,023,500

The weighted-average grant date fair value of options granted during the six months ended November 30, 2006 was $1.73 per option. The total intrinsic value of the options exercised during the six months period ended November 30, 2006 was $130,000.

Stock options entitling the holder to purchase 100,000 common shares of the Company at an option exercise price of $1.00 per common share expiring March 14, 2011 were issued prior to the Plan of Arrangement. Only 25,000 of these options have vested.

The Company granted 25,000 stock options entitling the holder to purchase common shares of the Company for proceeds of $1.00 per common share expiring March 28, 2016 prior to the Plan of Arrangement. A total of 12,500 of these stock options vested on the grant date of March 29, 2006. A total of 12,500 of these stock options vest on March 29, 2007.

API Nanotronics Corp.

(Formerly Rubincon Ventures Inc.)

Condensed Notes to Consolidated Financial Statements

(Unaudited)

On June 29, 2006 the Company granted 800,000 options to purchase shares of common stock to consultants of the Company. The options have an exercise price of $1.60, expire on June 29, 2011, 520,000 vest over a four to six year period and 280,000 vesting only upon the achievement of certain milestones.

On November 28, 2006 the Board of Directors of the Company approved the grant of options to purchase 300,000 shares of common stock with an exercise price of $2.06 per share to a consultant of the Company. The 180,000 options vest over a period of four years starting June 2007 and ending in June 2010 and 120,000 vest only upon achievement of certain milestones.

During the six months ended November 30, 2006 stock options to purchase in aggregate 1,100,000 shares of common stock were issued to consultants as previously described. The Company has followed the guidance in EITF 96-18 “Accounting for Equity Instruments That Are Issued to Other Then Employees for Acquiring, or in Conjunction with Selling, Goods or Services.” During the six months ended November 30, 2006, $141,807 compensation expense has been recorded with respect to such options.

The summary of the status of the Company non-vested options as of November 30, 2006, as a result of changes during the six months then ended is a follows:

	Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value
Non-vested Stock Options - May 31, 2006	—	—
Granted June 2006	800,000	$1.60
Granted November 2006	300,000	$2.06
Outstanding options of Rubincon	125,000	$1.00
Cancelled	—	—
Vested	(37,500)	$1.00
Exercised	—	—

Non-vested Stock Options - November 30, 2006	1,187,500	$1.67	$343,800

Financial Instruments

The Company’s financial instruments include certain instruments with short-term maturity and long-term debt. The fair value of financial instruments including cash and cash equivalents, marketable securities, accounts receivable, accounts payable, and short-tem borrowings approximate the carrying value due to the short-term nature of these instruments. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest rate, currency or credit risks arising from its financial instruments.

The Company carries out a portion of transactions in foreign currencies. Included in the Company’s cash, marketable securities, accounts receivable, accounts payable and bank indebtedness with balances denominated in US dollars.

Foreign Currency Translation

The Company’s functional currency is United States dollars and the consolidated financial statements are stated in United States dollars, “the reporting currency”. Integrated operations have been translated from Canadian dollars into United States dollars at the year-end exchange rate for monetary balance sheet items, the historical rate for non-monetary balance sheet items, and the average exchange rate for the year for revenues, expenses, gains and losses. The gains or losses on translation are included as a component of other comprehensive income (loss) for the period.

API Nanotronics Corp.

(Formerly Rubincon Ventures Inc.)

Condensed Notes to Consolidated Financial Statements

(Unaudited)

Accounting Estimates

The preparation of these consolidated financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses during the reporting periods. By their nature, these estimates are subject to uncertainty and the effect on the consolidated financial statements of changes in such estimates in future periods could be material.

Earnings (Loss) per Common Share

Basic earnings (loss) per common share is computed by dividing income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per common share gives effect to all dilutive potential common shares outstanding during the period. The computation of diluted earnings (loss) per share does not assume conversion, exercise or contingent exercise of securities that would have an anti-dilutive effect on earnings (see Note 9).

3. EFFECTS OF RECENT ACCOUNTING PRONOUNCEMENTS

In September 2006, the FASB issued “Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (an amendment of FASB Statements No. 87, 88, 106, and 132R)”, which will require employers to fully recognize the obligations associated with single-employer defined benefit pension, retiree healthcare and other postretirement plans in their financial statements. Under past accounting standards, the funded status of an employer’s postretirement benefit plan (i.e., the difference between the plan assets and obligations) was not always completely reported in the balance sheet. Past standards only required an employer to disclose the complete funded status of its plans in the notes to the financial statements. SFAS No. 158 applies to plan sponsors that are public and private companies and nongovernmental not-for-profit organizations. The requirement to recognize the funded status of a benefit plan and the disclosure requirements are effective as of the end of the fiscal year ending after December 15, 2006, for entities with publicly traded equity securities, and at the end of the fiscal year ending after June 15, 2007, for all other entities. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. The Company does not expect that the adoption of SFAS No. 158 will have a significant impact on the consolidated results of operations or financial position of the Company.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” to eliminate the diversity in practice that exists due to the different definitions of fair value and the limited guidance for applying those definitions in GAAP that are dispersed among the many accounting pronouncements that require fair value measurements. SFAS No. 157 retains the exchange price notion in earlier definitions of fair value, but clarifies that the exchange price is the price in an orderly transaction between market participants to sell an asset or liability in the principal or most advantageous market for the asset or liability. Moreover, the SFAS states that the transaction is hypothetical at the measurement date, considered from the perspective of the market participant who holds the asset or liability. Consequently, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price), as opposed to the price that would be paid to acquire the asset or received to assume the liability at the measurement date (an entry price).

SFAS No. 157 also stipulates that, as a market-based measurement, fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability, and establishes a fair value hierarchy that distinguishes between (a) market participant assumptions developed based on market data obtained from sources independent of the reporting entity (observable inputs) and (b) the reporting entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). Finally, SFAS No. 157 expands disclosures about the use of fair value to measure assets and liabilities in and annual periods subsequent to initial recognition. Entities are encouraged to combine the fair value information disclosed under SFAS No. 157 with the fair value information disclosed under other accounting pronouncements, including SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” where practicable. The guidance in this Statement applies for derivatives and other financial instruments measured at fair value under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” at initial recognition and in all subsequent periods.

API Nanotronics Corp.

(Formerly Rubincon Ventures Inc.)

Condensed Notes to Consolidated Financial Statements

(Unaudited)

SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and periods within those fiscal years, although earlier application is encouraged. Additionally, prospective application of the provisions of SFAS No. 157 is required as of the beginning of the fiscal year in which it is initially applied, except when certain circumstances require retrospective application. The Company is currently evaluating the impact of this statement on its results of operations or financial position of the Company.

In July 2006, the Financial Accounting Standards Board (“FASB”) has published FASB Interpretation No. 48 (“FIN No. 48”), Accounting for Uncertainty in Income Taxes, to address the noncomparability in reporting tax assets and liabilities resulting from a lack of specific guidance in FASB Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes, on the uncertainty in income taxes recognized in an enterprise’s financial statements. FIN No. 48 will apply to fiscal years beginning after December 15, 2006, with earlier adoption permitted. The adoption of FIN 48 is not expected to have a material effect on the Company’s financial condition or results of operations.

In February 2006, the FASB issued SFAS 155, “Accounting for Certain Hybrid Financial Instruments”—an amendment of FASB Statements No. 133 and 140, to simplify and make more consistent the accounting for certain financial instruments. Specifically, SFAS No. 155 amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, to permit fair value re-measurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for an a fair value basis. SFAS No. 155 amends SFAS No. 140, Accounting for the Impairment or Disposal of Long-Lived Assets, to allow a qualifying special-purpose entity (SPE) to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 applies to all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006, with earlier application allowed. The adoption of SFAS No. 155 is not expected to have a material effect on the Company’s financial condition or results of operations.

In May 2005, the FASB issued SFAS 154, Accounting Changes and Error Corrections. This new standard replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Financial Statements. Among other changes, SFAS No. 154 requires that a voluntary change in accounting principle be applied retrospectively with all prior period financial statements presented on the new accounting principle, unless it is impracticable to do so. SFAS No. 154 also provides that a change in method of depreciating or amortizing a long-lived non-financial asset be accounted for as a change in estimate (prospectively) that was effected by a change in accounting principle, and correction of errors in previously issued financial statements should be termed a “restatement.” The new standard is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. Early adoption of this standard is permitted for accounting changes and correction of errors made in fiscal years beginning after June 1, 2005. The adoption of SFAS No. 153 did not have any affect on the Company’s financial statements.

On December 16, 2004, the FASB issued SFAS 153, Exchanges of Non-monetary Assets—An Amendment of APB Opinion No. 29. SFAS No. 153 amends APB Opinion No. 29, Accounting for Non-monetary Transactions, which was issued in 1973. The amendments made by SFAS No. 153 are based on the principle that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for non-monetary exchanges of similar productive assets and replace it with a broader exception for exchanges of non-monetary assets that do not have “commercial substance.” Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. The provisions in SFAS No. 153 are effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS No. 153 did not have any affect on the Company’s financial statements.

API Nanotronics Corp.

(Formerly Rubincon Ventures Inc.)

Condensed Notes to Consolidated Financial Statements

(Unaudited)

In December of 2004, the FASB issued SFAS 123R Share Based Payments which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods and services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. This statement is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. This statement supersedes APB Opinion No. 25 Accounting for Stock Issued to Employees. Among other things, this statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is recognized over the period during which an employee is required to provide service in exchange for the award – the requisite service period (usually the vesting period). This statement is to be applied as of the beginning of the first or annual period that begins after December 15, 2005, but earlier adoption is encouraged. The Company adopted this standard effective June 1, 2006 using the modified prospective basis. See note 3 for further discussion of the impact on the Company’s financial statements and required disclosure resulting from the adoption of SFAS 123R.

On November 24, 2004, the FASB issued SFAS 151, Inventory Costs—An amendment of ARB No. 43, Chapter 4. SFAS No. 151 clarifies that abnormal amounts of idle facility expense, freight, handling costs and spoilage should be expensed as incurred and not included in overhead. Further, SFAS No. 151 requires that allocation of fixed production overheads to conversion costs should be based on normal capacity of the production facilities. The provisions in SFAS No. 151 are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Companies must apply the standard prospectively. The Company has determined that the adoption of this standard will have not have a material effect on the financial position and results of operations.

4. Business Acquisitions

On August 29, 2005, the Company entered into an agreement to purchase certain assets of Sensonics, Inc. (“Sensonics”). Sensonics is a designer and manufacturer of electronic circuits and aircraft instrumentation. The assets include certain contracts, the seller’s CAGE code, the right to use the seller’s name, all test fixtures, test equipment, plans, specifications and files relating to previous contracts performed, inventory and equipment. The consideration for the assets was $200,000 payable solely from 25% of the Gross Profit earned by API Electronics Inc. on all orders or contracts received by it on or after August 29, 2005, for product previously manufactured or sold by Sensonics.

The assets acquired at fair value, as at August 29, 2005 were as follows:

Inventory	$49,000
Machinery and Equipment	35,000
Customer Contracts	116,000

Fair value of assets acquired (Note 7)	$200,000

On April 27, 2006, the Company acquired all of the common shares of Keytronics, Inc. for an aggregate purchase price of $1,369,236. Keytronics, Inc. is a designer and manufacturer of electronic components of major producers of communications equipment, military hardware, computer peripherals, process control equipment and instrumentation. The purchase price was satisfied through payment of cash in the amount of $1,169,236 and a $200,000 promissory note given. The Company also incurred legal costs in connection with the acquisition in the amount of $19,881 giving a total acquisition cost of $1,389,117.

API Nanotronics Corp.

(Formerly Rubincon Ventures Inc.)

Condensed Notes to Consolidated Financial Statements

(Unaudited)

The assets acquired at fair value, as at April 27, 2006 are as follows:

Cash	$235,364
Current assets	832,292
Fixed assets	527,064
Current Liabilities	(98,062)
Long-term Liabilities	(107,541)

Fair value of assets acquired	$1,389,117

The following unaudited pro forma summary presents the combined results of operations as if the Sensonics, Inc. and Keytronics, Inc. acquisition described above had occurred at June 1, 2005 for the six and three month period ended November 30, 2005 and does not purport to be indicative of the results of operations that would have occurred had the transaction been completed as of that date or of results that may occur in the future.

	Six months ended November 30, 2005	Three months ended November 30, 2005
Sales	$9,353,502	$4,892,295
Net Income	$254,798	$(38,317)

Net Income (Loss) per share – basic	$0.01	$(0.00)
Net Income (Loss) per share – diluted	$0.01	$(0.00)

5.Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consist of the following:

	November 30, 2006	May 31, 2006
Accounts payable and accrued expenses	$1,866,710	$1,485,660
Wage and vacation accrual	333,997	297,327
Audit and accounting fees	83,130	135,130

Total	$2,283,837	$1,918,117

API Nanotronics Corp.

(Formerly Rubincon Ventures Inc.)

Condensed Notes to Consolidated Financial Statements

(Unaudited)

6. Shareholders’ Equity

Pursuant to the court approved Plan of Arrangement API Nanotronics Sub, Inc., formerly known as RVI Sub, Inc., became the sole shareholder of API, and each holder of the outstanding API common shares was granted the right to receive for each API common share 10 shares of API Nanotronics Corp. common stock, or if an eligible Canadian shareholder elected, 10 API Nanotronics Sub, Inc., exchangeable shares. Each API Nanotronics Sub, Inc. exchangeable share is exchangeable into one share of API Nanotronics common stock at the option of the holder. All references in the financial statements to the number of shares outstanding, per share amounts, and stock option data of the Company’s common stock have been restated to reflect the effect of the Plan of Arrangement for all the periods presented. Stockholders’ equity reflects the Plan of Arrangement by reclassifying from “Common stock” to “Additional paid-in capital” an amount equal to the par value of the shares arising from the Plan of Arrangement.

In connection with the plan of arrangement that occurred on November 6, 2006, the Company was obligated to issue 28,254,060 shares of either API Nanotronics Corp. common stock or exchangeable shares of API Nanotronics Sub, Inc. in exchange for the API common shares previously outstanding. As of November 30, 2006, (i) API Nanotronics Corp. had issued 8,932,660 shares of its common stock for API common shares, (ii) API Nanotronics Sub, Inc. had issued 2,379,240 shares of its exchangeable shares for API common shares and (iii) API Nanotronics Corp.’s transfer agent was awaiting shareholder elections or was in the process of issuing shares for the 16,942,150 shares of API Nanotronics Corp. common stock or exchangeable shares of API Nanotronics Sub, Inc. issueable with respect to the remaining API common shares. Consequently, API Nanotronics Corp. has not issued but is obligated to issue 19,321,290 shares of its common stock under the plan of arrangement either directly for API common shares or in exchange for API Nanotronics Sub, Inc. exchangeable shares.

To the extent practicable, the API Nanotronics Sub, Inc. exchangeable shares are economically equivalent to common stock of API Nanotronics Corp. In connection with consummating the plan of reorganization with API, API Nanotronics Corp. amended its certificate of incorporation to allow it to issue one special voting share. This special voting share was issued to a trustee in connection with the plan of arrangement and allows the trustee to have at meetings of shareholders of API Nanotronics Corp. the number of votes equal to the number of exchangeable shares held by non-affiliates of API Nanotronics Corp. (The trustee is charged with obtaining the direction of the holders of exchangeable shares on how to vote at meetings of API Nanotronics Corp. stockholders.) The API Nanotronics Sub, Inc. exchangeable shares are convertible into shares of API Nanotronics Corp. common stock at any time at the option of the holder. API Nanotronics Corp. may force the conversion of API Nanotronics Sub, Inc. exchangeable shares into shares of API Nanotronics Corp. common stock on the tenth anniversary of the date of the plan of arrangement or sooner upon the happening of certain events.

On June 29, 2006 the Company granted 800,000 options to purchase shares of common stock to consultants of the Company (see Note 2).

During the six month period ended November 30, 2006 the Company acquired and retired 30,000 common shares at a total cost of $57,000.

During the six month period ended November 30, 2006, the Company received aggregate cash proceeds of $60,000 from the exercise of stock options. The Company issued 100,000 shares of common stock as the result of these transactions.

On November 28, 2006 the Board of Directors of the company approved the grant of 300,000 options with an exercise price of $2.06 per option to a consultant to the Company (see Note 2).

7. Supplemental Cash Flow Information

	For the six months ended November 30,
	2006	2005
(a) Supplemental Cash Flow Information
Cash paid for income taxes	$(19,565)	$43,765
Cash paid for interest	$31,840	$14,287
(b) Non cash transaction
Note payable issued in conjunction with purchase of assets from Sensonics, Inc.	$—	$200,000
Other current assets and long-term debt assumed in conjuction with the Plan of Arrangement	$100,000	$—

8. Related Party Transactions

(a)	Included in general and administrative expenses for the six months ended November 30, 2006 are consulting fees of $35,700 (2005 - $29,948) paid to an individual who is a director and officer of the Company and rent, management fees, and office administration fees of $95,171(2005 - $91,682) paid to a corporation in which two of the directors are also directors of the Company.

Included in general and administrative expenses for the three months ended November 30,2006 are consulting fees of $17,850 (2005 - $14,704) paid to an individual who is a director and office of the Company and rent, management fees, and office administration of fees of $46,129 (2005 - $45,841) paid to a corporation in which two of the directors are also directors of the Company.

(b)	The bank debt of API Electronics Inc. is guaranteed by the President and Chief Operating Officer of the Company. The fair value of this guarantee is not significant to these financial statements.

API Nanotronics Corp.

(Formerly Rubincon Ventures Inc.)

Condensed Notes to Consolidated Financial Statements

(Unaudited)

9. Earnings (Loss) Per Common Share

The following table sets forth the computation of weighted-average shares outstanding for calculating basic and diluted earnings per share (EPS) for the six months ended November 30:

	Six months ended November 30,		Three months ended November 30,
	2006	2005	2006	2005
Weighted-average shares-basic	33,474,641	25,097,588	38,805,270	24,541,193
Effect of dilutive securities:
Stock options outstanding	*	**	*	**

Weighted-average shares	33,474,641	25,097,588	38,805,270	24,541,193

Basic EPS and diluted EPS for the six months period ended November 30, 2006 have been computed by dividing the net loss by the weighted average shares outstanding. The weighted average number of shares issued and outstanding for the six months period ended November 30, 2006 is 33,474,641. The weighted average numbers of shares of common stock outstanding includes exchangeable shares and shares to be issued under the Plan of Arrangement for the period ended November 30, 2006 of 19,321,390.

*All outstanding options, aggregating 6,225,000 incremental shares, have been excluded from the November 30, 2006 computation of diluted EPS as they are anti-dilutive due to the losses generated.

**During the six months period ended November 30, 2005 no options were outstanding and thus not excluded from the computation of the diluted earnings per share.

10. Comprehensive Income (Loss)

	Six months ended November 30,		Three months ended November 30,
	2006	2005	2006	2005
Net income (loss)	$(616,450)	$613,063	$(614,794)	$357,680
Foreign currency translation adjustment	188,651	115,408	208,294	32,600
Unrealized gains (losses) on available for sale securities, net of tax	21,530	1,068	3,481	(82,895)

Comprehensive income (loss)	$(406,269)	$729,539	$(403,019)	$307,385

11.Commitments

Management Agreement

On January 1, 2005, API entered into a renewal of an oral agreement for management services with Can-Med Technology, doing business as Green Diamond Corp. Under the terms of the agreement, Green Diamond Corp. provides office space, office equipment and supplies, telecommunications, personnel, and management services (see Note 8).

API Nanotronics Corp.

(Formerly Rubincon Ventures Inc.)

Condensed Notes to Consolidated Financial Statements

(Unaudited)

12. Letter Of Intent

On July 14, 2006 the Company entered into a non-binding letter of intent (the “Letter of Intent”) to purchase all of the capital stock of National Hybrid, Inc. and Pace Technology, Inc. from the Estate of Ben Pace. Pursuant to the Letter of Intent the Company has the option to purchase two thirty day extensions for $100,000 each. The extension payments are non-refundable, but such payments shall be applied to the purchase price. During the period ended November 30, 2006 the Company paid $100,000 to the Estate of Ben Pace to extend negotiations under the Letter of Intent to November 30, 2006 which is included in prepaid expenses and other current assets. Subsequent to November 30, 2006 the Company paid an additional $100,000 to extend negotiations under the Letter of Intent to January 31, 2007.

13. Segment Information

The Company follows SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” (SFAS No. 131). SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in financial reports. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers.

SFAS No. 131 uses a management approach for determining segments. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company’s reportable segments. The Company’s operations are conducted in two reportable segments which are distinguished by geographic location in Canada and United States. Within the US reporting segment the Company has aggregated two operating segments. These segments have been aggregated as they share similar economic characteristics including similar product lines and shared manufacturing processes and equipment. Both segments design and manufacture electronic components. Inter-segment sales are presented at their market value for disclosure purposes.

API Nanotronics Corp.

(Formerly Rubincon Ventures Inc.)

Condensed Notes to Consolidated Financial Statements

(Unaudited)

Six Months Ended November 30, 2006	Canada	United States	Corporate (Canada)	Inter Segment Eliminations	Total
Sales to External Customers	$3,129,382	$4,903,949	$—	$—	$8,033,331
Inter-Segment Sales	2,714	129,065	—	(131,779)	—

Total	3,132,096	5,033,014	—	(131,779)	8,033,331

Gross Income	76,704	744,107			820,811
Corporate Head Office Expenses	—	—	1,323,526	—	1,323,526
Depreciation and Amortization	38,296	295,040	149,207	—	482,543
Other Expense (Income)	(17,704)	23,559	(161,110)	—	(155,255)
Income Tax Expense (Benefit)	—	14,847	(228,400)	—	(213,553)

Net income (loss)	56,112	410,661	(1,083,223)	—	(616,450)

Segment Assets	3,061,600	8,416,966	5,931,671	—	17,410,237

Goodwill included in assets	1,130,906	—	—	—	1,130,906
Capital Expenditures	29,185	131,263	—	—	160,448

Six Months Ended November 30, 2005	Canada	United States	Corporate (Canada)	Inter Segment Eliminations	Total
Sales to External Customers	$3,471,455	$4,772,724	$—	$—	$8,244,179
Inter-Segment Sales		172,237	—	(172,237)	—

Total	3,471,455	4,944,961	—	(172,237)	8,244,179

Gross Income	314,408	1,201,560	—	—	1,515,968
Corporate Head Office Expenses	—	—	443,665	—	443,665
Depreciation and Amortization	53,246	368,428	84,834	—	492,343
Other Expense (Income)	43,180	17,095	(109,849)	—	(49,574)
Income Tax Expense	—	16,471	—	—	16,471

Net income (loss)	232,147	799,566	(418,650)	—	613,063

Segment Assets	2,583,730	6,085,040	5,023,532	—	13,692,302

Goodwill included in assets	1,137,166	—	—	—	1,137,166
Capital Expenditures	45,029	30,202	—	—	75,231

API Nanotronics Corp.

(Formerly Rubincon Ventures Inc.)

Condensed Notes to Consolidated Financial Statements

(Unaudited)

	Six months ended November 30,
Geographical Information	2006		2005
	Revenue	Capital Assets, Intangible Assets, Goodwill and Other	Revenue	Capital Assets, Intangible Assets, Goodwill and Other
United States	$6,681,905	$4,318,949	$6,536,888	$2,850,765
Canada	546,629	1,367,771	634,044	2,571,324
United Kingdom	754,873	—	1,012,710	—
All Other	49,924	—	60,537	—

	$8,033,331	$5,686,720	$8,244,179	$5,422,089

(b)	Major Customer

	Six months ended November 30,
	2006	2005
Revenue
U.S. Department of Defense	20%	21%
U.S. Department of Defense subcontractors	48%	50%

14. Subsequent Events

On December 27, 2006, the Company issued incentive stock options to purchase up to 500,000 shares in total of its common stock to 16 employees of its subsidiaries. The options have an exercise price of $2.00 per share, the closing price of the Company’s common stock on the date of grant and a term of ten years.

On January 12, 2007, the Company accepted subscriptions for 1,290,000 shares of its common stock which were sold in a Regulation S private placement to investors not located in the United States for $1.85 per share. The Company received gross proceeds of $2,386,500 for such shares.

Independent Auditor’s Report

To the Stockholders’ of

    Keytronics, Inc.

We have audited the accompanying balance sheet of the Keytronics, Inc. as of September 30, 2005 and 2004 and the related statement of income and retained earnings and cash flow for the years then ended. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Keytronics, Inc. at September 30, 2005 and 2004, and the results of its operations and its cash flow for the years then ended in conformity with generally accepted accounting principles.

/s/ Thomas P. Curtain
Thomas P. Curtain
Certified Public Accountant
Syracuse, NY

October 28, 2005

KEYTRONICS, INC.

BALANCE SHEETS

September 30, 2005 and 2004

	9-30-05	9-30-04
ASSETS
CURRENT ASSETS
Cash	$345,621	192,809
Accounts and Other Receivables, net of allowance for doubtful accounts $7,786	211,369	178,223
Inventory	477,996	474,243
Prepaid Expenses	17,015	23,750

Total Current Assets	1,052,001	869,025
FIXED ASSETS
Land and Building	226,495	226,495
Equipment	885,106	889,451
Leasehold Improvements	8, 486	8,486

	1,120,087	1,124,432
Less: Accumulated Depreciation & Amort	-928,077	-921,043

Total Fixed Assets	192,010	203,389
OTHER ASSETS
CSV Life Insurance	72,013	58,476

Total Other Assets	72,013	58,476

TOTAL ASSETS	$1,316,024	1,130,890

See Notes to Financial Statements

KEYTRONICS, INC.

BALANCE SHEETS

September 30, 2005 and 2004

	9-30-05	9-30-04
LIABILITIES AND CAPITAL
CURRENT LIABILITIES
Note Payable, (Current Portion)	$43,610	38,257
Accounts Payable	43,214	74,092
Accrued Payroll	63,091	54,914
Corporate Income Taxes Payable	37,148
Accrued Expense Payable	5,002	4,481

Total Current Liabilities	192,065	171,744

LONG-TERM LIABILITIES
Note Payable	129,973	199,170

CAPITAL
Common Stock	10	10
Paid-in Surplus	99,990	99,990
Retained Earnings	893,986	659,976

	993,986	759,976

TOTAL LIABILITIES AND CAPITAL	$1,316,024	1,130,890

See Notes to Financial Statements

KEYTRONICS, INC.

STATEMENTS OF INCOME AND RETAINED EARNINGS

September 30, 2005 and 2004

	9-30-05	9-30-04
Sales	$2,541,608	2,347,239
Cost of Goods Sold
Purchases	672,536	717,557
Direct & Indirect Labor	750,832	662,233
Overhead Expenses	398,245	356,744

Total Cost of Goods Sold	1,821,613	1,736,534
Gross Profit	719,995	610,705
Administrative & Selling Expense
Salaries & Wages	229,506	214,751
Sales Expense	19,009	13,574
Office Supplies & Expense	9,294	7,731
Insurance Expense	37,956	46,771
Legal & Professional	21,906	24,027
Pension Expense	12,286	10,783
Service Charges	9,159	6,967
Telephone Expense	4,652	4,216
Depreciation Expense	4,410	5,246

Total Administrative & Selling Expense	348,178	334,066
Income from Operations	371,817	276,639
Other Income (Expense)
Interest Expense	-13,657	-17,493
Miscellaneous	7,850	4,798

	-5,807	-12,695
Net Income before Taxes	366,010	263,944
Federal and State Income Taxes	-132,000	-99,163

NET INCOME	234,010	164,781
Retained Earnings, Beginning	659,976	495,195

Retained Earnings, Ending	$893,986	659,976

See Notes to Financial Statements

KEYTRONICS, INC.

STATEMENTS OF CASH FLOW

YEARS ENDED SEPTEMBER 30, 2005 and 2004

	9-30-05	9-30-04
OPERATING ACTIVITIES
Cash Received
Sales of Goods and Services	$2,512,087	2,373,656
Interest Income	4,226	1,472.00

Total	2,516,313	2,375,128
Cash Paid
Acquire Material, Goods and Services	1,167,317	1,289,291
Employee Compensation	972,161	881,762
Interest and Income Taxes	145,657	116,656

Total	2,285,135	2,287,709
INVESTING ACTIVITIES
Cash Paid
Fixed Assets	985	5,600
Investments	13,537	8,304
FINANCING ACTIVITIES
Cash Paid
Loans	63,844	62,271

INCREASE (DECREASE) CASH	$152,812	11,244

Operating Activities
Net Income	$234,010	164,781
Reconciling Items:
Depreciation and Amortization	12,364	14,837
Increase in Current Assets	-30,164	16,149
Increase in Current Liabilities	14,968	-108,348

Net Cash Provided by Operations	231,178	87,419
Financing Activities	-63,844	-62,271
Investing Activities	-14,522	-13,904

Increase (Decrease) in Cash	152,812	11,244
Cash Beginning	192,809	181,565

Cash End of Year	$345,621	192,809

See Notes to Financial Statements

KEYTRONICS, INC.

NOTES TO FINANCIAL STATEMENT

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

The company is engaged in the manufacture of electrical power supplys, reactors, and networks for commercial and government use. Over eighty percent of sales for the year were made to four customers.

Fixed Assets

Fixed assets are stated at cost. Additions, renewals and betterments of fixed assets are capitalized. Depreciation is provided on a straight-line method over the estimated useful lives of the assets. Depreciation for the year was $12,364 for September 30, 2005 and $14,837 for September 30, 2004.

Inventories

Inventories are stated at lower of cost or market. Cost is determined on a first in first out basis. The components of inventories at September 30, 2005 and 2004 were as follows:

Raw Material	219,201	167,167
Work in progress	158,124	178,618
Finished Goods	96,918	132,211

	474,243	477,996

Income Taxes

Corporation income taxes at September 30, 2005 and 2004 are as follows:

	2005	2004
Federal Income Tax	126,310	101,161
NYS Franchise Tax	5 ,690	4 ,644

	132,000	105,805

KEYTRONICS, INC.

NOTES TO FINANCIAL STATEMENT

2.	NOTES PAYABLE

On March 7, 2003, Visions Federal Credit Union refinanced the debt of Keytronics, Inc. with a seven year loan of $173,584. The corporation is currently paying $5000 per month on the the loan. The base interest being charged is 6.5 percent.

Keytronics, Inc. outstanding debt on this loan as of September 30, 2005 is as follows:

	Balance	Monthly Payment	Current Portion	Term
Visions FCU	$173,584	4,467	43,611	7 Years

The Credit Union has also offered a $125,000 line of credit thru March 7, 2006. The company has not borrowed on this line.

This loan is secured by land, building, all accounts, inventory, general intangibles and machinery and equipment. The loan is further secured by life insurance in the amount of $500,000 on the life of the principal stockholder. The principal stockholder is also a guarantor.

3.	LEASE

The Corporation operation lease expires December 31, 2007. The lease can be renewed for five years. Total rent expense for the year ending September 30, 2005 was $59,250 and $58,365 for 2004.

Lease 2006	60,380
Lease 2007	61,298

4.	PENSION

The company has a 401K pension plan with Oppenheimer Stock and Bond Funds. During the last fiscal year the company matched one-half up to five percent of employees’ wages, that eligible employees contributed. The cost to the company for the year ended September 30, 2005 was $12,286 and $10,783 for the prior year.

KEYTRONICS, INC.

BALANCE SHEET

March 31, 2006 and 2005

(Unaudited)

	3-31-06	3-31-05
ASSETS
CURRENT ASSETS
Cash	$222,659	142,591
Accounts and Other Receivables, net of allowance for doubtful accounts $7,786	199,245	306,990
Inventory	512,256	474,243
Prepaid Expenses	12,074	12,597

Total Current Assets	946,234	936,421
FIXED ASSETS
Land and Building	226,495	226,495
Equipment	886,466	891,121
Leasehold Improvements	8,486	8,486

	1,121,447	1,126,102
Less: Accumulated Depreciation & Amort	-933,785	-927,181

Total Fixed Assets	187,662	198,921
OTHER ASSETS
CSV Life Insurance	72,013	58,476

Total Other Assets	72,013	58,476

TOTAL ASSETS	$1,205,909	1,193,818

See Notes to Financial Statements

KEYTRONICS, INC.

BALANCE SHEETS

March 31, 2006 and 2005

(Unaudited)

	3-31-06	3-31-05
LIABILITIES AND CAPITAL
CURRENT LIABILITIES
Note Payable, (Current Portion)	$41,121	43,610
Accounts Payable	38,256	39,495
Accrued Payroll	15,567	29,114
Corporate Income Taxes Payable	-46,088	18,489
Accrued Expense Payable	3,506	6,541

Total Current Liabilities	52,362	137,249
LONG-TERM LIABILITIES
Note Payable	110,969	168,670
CAPITAL
Common Stock	10	10
Paid-in Surplus	99,990	99,990
Retained Earnings	942,578	787,899

	1,042,578	887,899

TOTAL LIABILITIES AND CAPITAL	$1,205,909	1,193,818

See Notes to Financial Statements

KEYTRONICS INC.

STATEMENT OF INCOME

(Unaudited)

	Six Months March 31 2006	Six Months March 31 2005
Sales	$990,874	$1,374,338
Cost of Sales
Purchases	241,373	430,254
Direct Labor	171,472	201,524

Supervision Salaries	111,344	112,100
Prod Engineering	27,519	27,560
Indirect Labor	43,486	42,675
Overhead Labor	29,408	29,653

Total Overhead Labor	211,757	211,988

Overhead	-13,752
Shop Supplies	4,922	5,861
Payroll Tax	41,507	44,947
Emp Agency Fee	3,136	7,457
Utilities	21,133	24,045
R/M Machinery	1,066	128
Depreciation	3,720	3,984
Test Equip Rep/Cal	1,511	1,951
Small Tools	798	3,742
Rent	29,964	29,514
Maint Bldg	9,573	11,552
Freight In	4,749	9,683
Ins Gen Hosp	47,213	44,955
Ins Dental	9,609	9,729
Ins Vision	-51	34
Real Estate Taxes	4,932	4,784

Total Overhead Exp	170,030	202,366

Cost of Sales	794,633	1,046,132

Gross Profit	196,241	328,206

Keytronics Inc.

Statement of Income (continued)

(Unaudited)

	Six Months March 31 2006	Six Months March 31 2005
SGA Expense
Ship/Rec Supplies	1,481	2,403
Clerical Salaries	56,225	55,661
Advertising	270	1,142
Commission Exp	4,949	5,215
Freight Out	1,557	1,287
Computer Maint	1,600	8,000
Ins Liability	8,544	6,176
Ins Worker Comp	7,385	5,508
Postage	375	400
Entertainment	225	141
Travel	7	1,397
Office Exp	3,565	3,575
Telephone Exp	2,376	2,328
Office Equip Rental	564	483
Office Equip Repairs	218	298
Administrative Exp	1,756	3,065
Legal & Acct	6,180	6,595
Officer Life Ins	14,280	14,280
Pension Exp	5,301	5,683
Late Pay Chg	4	3
Bank Service Chg	4,184	4,035
Bank Fee	476	420
Amort	0	0
Interest Exp	5,311	7,353
Depreciation	1,988	2,154

Total SGA Exp	128,820	137,602

Operating Income	87,421	190,604
Other Income
Interest	4,319	1,434
Rent	1,800	1,800

Pretax Income	73,539	193,838
NYS Franchise	1,103	2,908
Fed Corp Tax	23,844	63,007

Net Income	$48,592	$127,923

KEYTRONICS

STATEMENT OF CASH FLOWS

FOR THE SIX MONTH PERIODS ENDED MARCH 2006 AND 2005

(unaudited)

Description	Six Months March 31, 2006	Six Months March 31, 2005
	US$	US$
OPERATING ACTIVITIES
NET INCOME	$48,592	$127,923
ADD: AMORTIZATION	$5,708	$6,138
CHANGE IN CURRENT ASSETS
DECREASE IN ACCOUNTS RECEIVABLE	$12,124	($128,767)
INVENTORY	($34,260)	$0
CORPORATE TAX RECOVERABLE
PREPAID EXPENSES	$4,941	$11,153
CSV LIFE INSURANCE	$0	$0
FUTURE INCOME TAX	$0	$0
CHANGE IN CURRENT LIABILITIES
CURRENT PORTION OF LT DEBT	($2,489)	$5,353
CURRENT LIABILITIES	($4,958)	($34,597)
ACCURED PAYROLL	($47,524)	($25,800)
CORP. INC. TAX PAYABLE	($83,236)	$18,489
ACCRUED EXPENSE PAYABLE	($1,496)	$2,060

	($102,598)	($18,048)
INVESTING ACTIVITIES
LESS PURCHASE OF CAPITAL ASSETS	($1,360)	($1,670)
NET PROCEEDS FROM SALE OF BUILDING
FINANCING ACTIVITIES
INCREASE (DECREASE) in LONG TERM DEBT	($19,004)	($30,500)
EFFECT OF FOREIGN CURRENCY ON ITEMS	$0	$0

SUB TOTAL	($20,364)	($32,170)

NET CHANGE IN CASH & EQUIVALENTS	($122,962)	($50,218)

CASH BEGINNING OF THE PERIOD	$345,621	$192,809

ENDING CASH BALANCE	$222,659	$142,591

KEYTRONICS, INC.

NOTES TO FINANCIAL STATEMENT

(Unaudited)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

The company is engaged in the manufacture of electrical power supplys, reactors, and networks for commercial and government use. Over seventy percent of sales for the year were made to four customers.

Fixed Assets

Fixed assets are stated at cost. Additions, renewals and betterments of fixed assets are capitalized. Depreciation is provided on a straight-line method over the estimated useful lives of the assets. Depreciation for the six-months was $5,708 for March 31, 2006 and $6,138 for March 31, 2005,

Inventories

Inventories are stated at lower of cost or market. Cost is determined on a first in first out basis. The components of inventories at March 31, 2006 and 2005 were as follows:

	2006	2005
Raw Material	192,050	166,167
Work in progress	101,650	177,618
Finished Goods	218,556	130,458

	$512,256	474,243

Income Taxes

Corporation income taxes at March 31, 2006 and 2005 are as follows;

	2006	2005
Federal Income Tax	23,844	63,007
NYS Franchise Tax	1,103	2,908

	24,947	65,915

KEYTRONICS, INC.

NOTES TO FINANCIAL STATEMENT

(Unaudited)

2.	NOTES PAYABLE

On March 7, 2003, Visions Federal Credit Union refinanced the debt of Keytronics, Inc. with a seven year loan of $173,584. The corporation is currently paying $4,467 per month on the loan. The base interest being charged is 10 percent.

Keytronics, Inc. outstanding debt on this loan as of May 31, 2006 is as follows:

	Balance	Monthly Payment	Current Portion	Term
Visions FCU	$152,090	4,467	41,121

The Credit Union has also offered a $125,000 line of credit. The company has not borrowed on this line.

This loan is secured by land, building, all accounts, inventory, general intangibles and machinery and equipment. The loan is further secured by Harold Horton’s life insurance policy of $500,000.

3.	LEASE

The Corporation operation lease expires December 31, 2007. The lease can be renewed for five years. Total rent expense for the six-month year ending March 31, 2006 was $29,864 and $29,514 for 2004.

Lease	2006	60,380
Lease	2007	61,298

4.	PENSION

The company has a 401K pension plan with Oppenheimer Stock and Bond Funds. During the last fiscal year the company matched one-half up to five percent of employees’ wages, that eligible employees contributed. The cost to the company for the six month year ended March 31, 2006 was $5,301 and $5,683 for 2004.

National Hybrid, Inc. and

Pace Technology, Inc.

Consolidated Financial Statements

With Supplementary Information

For the Years Ended

December 31, 2006 and 2005

Independent Auditors’ Report

To the Stockholders,

National Hybrid, Inc and Pace Technology, Inc.:

We have audited the accompanying consolidated balance sheets of National Hybrid, Inc and Pace Technology, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholder’s equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of National Hybrid, Inc and Pace Technology, Inc. as of December 31, 2006 and 2005, and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ WithumSmith+Brown, P.C.

New Brunswick, New Jersey

February 27, 2007

National Hybrid, Inc. and Pace Technology, Inc.

Consolidated Balance Sheets

December 31

Assets

	2006	2005
Current Assets:
Cash and cash equivalents	$2,296,334	$1,907,129
Investments	1,145,667	1,096,562
Accounts receivable, net of allowance for doubtful accounts of $10,334 and $ 11,439	1,425,615	1,180,433
Inventories	5,599,508	4,066,794
Prepaid taxes, expenses and other current assets	358,919	114,354

Total Current Assets	10,826,043	8,365,272

Property and Equipment, net	89,507	120,420

Other Assets:
Security deposits	3,242	3,242

Total Assets	$10,918,792	$8,488,934

The Notes to Consolidated Financial Statements are an integral part of these statements.

National Hybrid, Inc. and Pace Technology, Inc.

Consolidated Balance Sheets

December 31

Liabilities and Stockholder’s Equity

	2006	2005
Current Liabilities:
Accounts payable and accrued expenses	$751,018	$949,134
Other liabilities	476,178	253,266

Total Current Liabilities	1,227,196	1,202,400

Stockholder’s Equity:
Common stock	2,000	2,000
Treasury stock, at cost	(706,990)	(706,990)
Retained earnings	10,428,494	7,994,085
Non-controlling interest in deficit	(31,908)	(2,561)

Total Stockholder’s Equity	9,691,596	7,286,534

Total Liabilities and Stockholder’s Equity	$10,918,792	$8,488,934

The Notes to Consolidated Financial Statements are an integral part of these statements.

National Hybrid, Inc. and Pace Technology, Inc.

Consolidated Statements of Income

For the Years Ended December 31

	2006	2005
Sales	$14,210,418	$12,771,293
Cost of Goods Sold	8,126,264	7,708,501

Gross Profit	6,084,154	5,062,792

Operating Expenses:
Selling	1,211,690	990,011
General and administrative	2,032,527	1,818,782

Total Operating Expenses	3,244,217	2,808,793

Income from operations	2,839,937	2,253,999
Other Income:
Interest/dividend income	55,571	31,492
Other income	52,324	3,111

Income before non-controlling interest	2,947,832	2,288,602
Non-controlling interest in net loss of variable interest entity	29,347	133,296

Net income	$2,977,179	$2,421,898

The Notes to Consolidated Financial Statements are an integral part of these statements.

National Hybrid, Inc. and Pace Technology, Inc.

Consolidated Statements of Changes in Stockholder’s Equity

For Years Ended December 31, 2006 and 2005

	Common Stock		Treasury Stock		Retained Earnings	Non-Controlling Interest In Equity (Deficit)	Total Stockholder’s Equity
	Shares	Amount	Shares	Amount
January 1, 2005	10	$2,000	11	$(706,990)	$6,337,487	$130,735	$5,763,232
Net income		—		—	2,421,898	—	2,421,898
Non-controlling interest in net loss		—		—	—	(133,296)	(133,296)
Distributions to stockholder		—		—	(765,300)	—	(765,300)

December 31, 2005	10	2,000	11	(706,990)	7,994,085	(2,561)	7,286,534
Net income		—		—	2,977,179	—	2,977,179
Non-controlling interest in net loss		—		—	—	(29,347)	(29,347)
Distributions to stockholder		—		—	(542,770)	—	(542,770)

December 31, 2006	10	$2,000	11	$(706,990)	$10,428,494	$(31,908)	$9,691,596

The Notes to Consolidated Financial Statements are an integral part of these statements.

National Hybrid, Inc. and Pace Technology, Inc.

Consolidated Statements of Cash Flows

For the Years Ended December 31

	2006	2005
Cash flows from operating activities:
Net income	$2,977,179	$2,421,898
Adjustments to reconcile net income to net cash provided by operating activities:
Non-controlling interest in net income (loss) of variable interest entities	(29,347)	(133,296)
Depreciation and amortization	30,913	38,115
Changes in assets and liabilities:
Accounts receivable	(245,182)	(97,738)
Inventories	(1,532,714)	(772,985)
Prepaid expenses and other current assets	(244,565)	70,833
Other assets	—	200
Accounts payable and accrued expenses	24,796	176,271
Other liabilities	—	(11,216)

Total adjustments	(1,996,099)	(729,816)

Net cash provided by operating activities	981,080	1,692,082
Cash flows used in investing activities:
Increase in investments	(49,105)	(23,973)
Acquisition of fixed assets	—	(94,417)

Net cash used in investing activities	(49,105)	(118,390)
Cash flows used in financing activities:
Distributions to stockholder	(542,770)	(765,300)

Net increase in cash and cash equivalents	389,205	808,392
Cash and cash equivalents, beginning	1,907,129	1,098,737

Cash and cash equivalents, ending	$2,296,334	$1,907,129

Supplemental disclosures of cash flow information:
Cash paid for interest	$—	$—
Cash paid for taxes	$—	$—

The Notes to Consolidated Financial Statements are an integral part of these statements.

National Hybrid Inc. and Pace Technology Inc.

Notes to Consolidated Financial Statements

Note A - Significant Accounting Policies

Basis of Consolidation

The consolidated financial statements include the accounts of National Hybrid Inc. (an S-Corporation) and Pace Technology, Inc. (an S-Corporation) which are affiliated through common ownership and management (see Note A, Variable Interest Entities). Effective January 1, 2003, the Company has adopted FASB Interpretation No. 46R (Consolidation of Variable Interest Entities). In accordance with the interpretation, National Hybrid Inc. and Pace Technology, Inc. (hereafter, the “Company”) are presented as consolidated financial statements. All significant inter-company transactions and balances have been eliminated in consolidation.

Nature of Operations

The Company, with a primary location in Ronkonkoma, New York, and a location in Largo, Florida, manufactures hybrid electronic components for military and industrial applications. The Company’s customers are located throughout the United States, Europe and Asia.

Concentrations of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and trade accounts receivable.

The Company places its cash with high credit quality institutions. In general, such investments exceed the FDIC insurance limit of $100,000.

The Company provides credit to its customers in the normal course of business. The Company routinely assesses the financial strength of its customers, and as a consequence, believes that its trade accounts receivable exposure is limited.

Accounts Receivable Concentration

The Company may, at times, have a concentration of its customer receivables with a specific customer. At December 31, 2006, three customers accounted for approximately 47% of outstanding receivables (each customer accounting for approximately 12%, 15% and 20%) and at December 31, 2005, two customers accounted for approximately 32% of outstanding receivables (each customer accounting for approximately 15% and 17%).

The Company estimates that one customer accounted for approximately 11% of sales for the year ended December 31, 2006.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and money market instruments having maturities of three months or less at the date of acquisition. Cash equivalents are stated at cost, which approximates fair value.

National Hybrid Inc. and Pace Technology Inc.

Notes to Consolidated Financial Statements

Note A - Significant Accounting Policies (continued)

Investments

Management determines the appropriate classification of its investments in debt and equity securities at the time of purchase and re-evaluates such determination on an annual basis. The Companies’ investment in marketable equity securities are classified as available for sale. Securities available for sale are carried at fair value. At December 31, 2006 and 2005, the cost of the investments approximated the market value. Marketable equity securities available for sale are classified as investments and current assets in the balance sheets.

Accounts Receivable

Accounts receivable are non-interest bearing, uncollateralized customer obligations. Accounts receivable are stated at the amounts billed to the customer. Customer account balances with invoices over 90 days old are considered delinquent. Payments of accounts receivable are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoices.

The carrying amount of accounts receivable is reduced by an allowance for doubtful accounts that reflects management’s best estimate of the amounts that will not be collected. The Company determines an account receivable to be delinquent when payments have not been made according to contractual terms. In addition to reviewing delinquent accounts receivable, management considers many factors in estimating the allowance, including historical data, experience, customer types, creditworthiness, and economic trends. From time to time, management may adjust its assumptions for anticipated changes in these or other factors expected to effect collectibility.

Income Taxes

The Company, with the consent of its stockholder, has elected under the Internal Revenue Code and applicable state law to be an S corporation. In lieu of corporation income taxes, the stockholder of an S corporation is taxed on his or her proportionate share of the Company’s taxable income. Therefore, no provision or liability for federal, and a reduced provision for State income taxes have been included in these financial statements.

National Hybrid Inc. and Pace Technology Inc.

Notes to Consolidated Financial Statements

Note A - Significant Accounting Policies (continued)

Deferred Income Taxes

Deferred income tax assets and liabilities are recognized for the differences between financial and income tax reporting basis of assets and liabilities based on enacted tax rates and laws. The deferred income tax provision or benefit generally reflects the net change in deferred income tax assets and liabilities during the year. Due to immateriality, the Company has not established deferred income tax assets or liabilities at December 31, 2006 and 2005.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Property and Equipment

Property and equipment are carried at cost. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in income for the period. The cost of maintenance and repairs is charged to income as incurred; significant expenditures that increase the value, or extend the useful lives, of the property are capitalized.

Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets, which are generally from five to ten years.

Depreciation and amortization relating to property and equipment charged to income for the year ended December 31, 2006 and 2005 was $30,913 and $38,115, respectively.

National Hybrid Inc. and Pace Technology Inc.

Notes to Consolidated Financial Statements

Note A - Significant Accounting Policies (continued)

Inventories

Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out method. Inventories consist of the following:

	December 31, 2006	December 31, 2005
Raw materials	$3,148,202	$2,303,003
Work in progress	656,528	656,276
Finished goods	1,794,778	1,107,515

	$5,599,508	$4,066,794

Revenue Recognition

The Company recognizes non-contract revenue when it is realized or realizable and earned. The Company considers non-contract revenue realized or realizable and earned when it has persuasive evidence of an arrangement, delivery has occurred, the sales price is fixed or determinable, and collectibility is reasonably assured. Delivery does not occur until products have been shipped and risk of loss and ownership has transferred to the customer.

The Company reserves for returns and warranty costs based on the Company’s historical experience and industry standards.

Shipping Costs

Shipping costs for the years ended December 31, 2006 and 2005 amounted to $51,184 and $47,006 and are included in general and administrative expenses.

Research and Development Expenses

Expenditures for research and development are expensed as incurred. During the years ended December 31, 2006 and 2005, the Company incurred $724,370 and $749,840, respectively.

Advertising Costs

Advertising costs are expensed as incurred. During 2006 and 2005, advertising expense was $46,307 and $47,665, respectively.

National Hybrid Inc. and Pace Technology Inc.

Notes to Consolidated Financial Statements

Note A - Significant Accounting Policies (continued)

Variable Interest Entities

In accordance with FASB Interpretation No. 46 (Consolidation of Variable Interest Entities), the Company consolidates variable interest entities (VIE’s) in which the Company is the primary beneficiary. VIE’s that share common ownership are reported at carrying value.

National Hybrid, Inc. is the primary beneficiary of Pace Technology, Inc., an entity which sells parts to National Hybrid, Inc. and qualifies as a variable interest entity. Accordingly, the assets and liabilities and revenues and expenses of Pace Technology, Inc. have been included in the accompanying financial statements. National Hybrid, Inc. provides financial support to the entity and 99.8% and 97% of Pace Technology’s sales for 2006 and 2005 were made to National Hybrid, Inc. As of December 31, 2006 and 2005 and for the years then ended, Pace Technology had total assets of $12,204 and $73,497, respectively, total liabilities of $44,111 and $206,794, respectively, revenue of $1,009,400 and $991,784, respectively, and expenses of $1,038,748 and $1,125,081, respectively.

Fair Value of Financial Instruments

The fair value of the Company’s financial instruments including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate the carrying value due to the short-term nature of these instruments.

Long-Lived Assets

The Company periodically evaluates the net realizable values of long-lived assets, principally identifiable intangibles and property and equipment, for potential impairment when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable, as determined based on the estimated future undiscounted cash flows. If such assets were considered to be impaired, the carrying value of the related assets would be reduced to their estimated fair value.

National Hybrid Inc. and Pace Technology Inc.

Notes to Consolidated Financial Statements

Note B - Property and Equipment

At December 31, 2006 and 2005, property and equipment consisted of:

	2006	2005	Estimated Useful Life
Machinery and equipment	$2,063,748	$2,063,748	10 years
Leasehold improvements	202,536	202,536	10 years
Office equipment	56,534	56,534	7 years

	2,322,818	2,322,818
Less: Accumulated depreciation and amortization	(2,233,311)	(2,202,398)

Property and equipment, net	$89,507	$120,420

Note C - Stockholder’s Equity

Common Stock consists of 200 shares no par value authorized, twenty one shares issued, ten shares outstanding; eleven shares in Treasury at a cost of $706,990 of National Hybrid, Inc.

Note D - Related Party Transactions

The Company leases its operating facilities in Ronkonkoma, New York from its stockholder, on a month-to-month basis. The Company is responsible for the payment of real estate taxes, insurance and other related expenses on the property.

Rent expense to the related party during 2006 and 2005 totaled $180,000 in each year.

Note E - Operating Leases

The Company occupies a facility of about 13,400 square feet in Largo, Florida, under a lease that expires December 31, 2007; the rent is $8,018 per month. The Company also leases equipment. Total rent expense, including equipment leases, for the Company amounted to $356,672 and $342,492 for the years ended December 31, 2006 and 2005, respectively.

Future minimum annual rents are as follows for the years ended December 31,

2007	$96,216

National Hybrid Inc. and Pace Technology Inc.

Notes to Consolidated Financial Statements

Note F - Benefit Plan

The Company has established a defined contribution plan under Section 401(k) of the Internal Revenue Code, which provides for voluntary employee contributions of up to 15 percent of compensation for employees meeting certain eligibility requirements. The Company did not contribute to the plan for the period presented in these financial statements.

Note G - Subsequent Event

On January 25, 2007, the stockholder, the Estate of Benedict Pace, sold all of the outstanding stock of both National Hybrid Inc. and Pace Technology Inc. to API Nanotronics Inc. for $9.75 million in cash.

Supplementary Information

National Hybrid, Inc. and Pace Technology, Inc.

Consolidated Schedules of Cost of Goods Sold

For the Years Ended December 31

	2006	2005
Inventory, beginning	$4,066,794	$3,293,809
Purchases	3,575,234	3,079,706
Engineering salaries	308,169	226,508
Technician salaries	800,058	779,252
Quality control salaries	70,790	95,815
Direct assembly salaries	1,457,520	1,355,273
Material salaries	44,826	51,049
Design salaries	116,690	115,368
Indirect salaries	202,548	190,085
Maintenance salaries	133,273	119,581
Operations salaries	189,891	231,945
Production salaries	349,121	362,932
Payroll taxes	300,620	304,046
Hospitalization	417,457	392,023
Insurance	109,657	60,193
Rent	314,141	304,834
Factory supplies	794,861	341,957
Utilities	231,975	217,454
Depreciation and amortization	30,913	38,115
Repairs and maintenance	48,086	38,028
Test equipment calibration	22,668	14,780
Building maintenance	60,830	64,972
Freight	6,213	6,798
Factory expenses	38,978	34,045
Subcontracting	26,833	52,939
Equipment leases	7,626	3,788

Cost of goods available for sale	13,725,772	11,775,295
Inventory, ending	5,599,508	4,066,794

Total Cost of Goods Sold	$8,126,264	$7,708,501

See Independent Auditors’ Report

National Hybrid, Inc. and Pace Technology, Inc.

Consolidated Schedules of Selling Expenses

For the Years Ended December 31

	2006	2005
Sales and marketing salaries	$234,257	$332,522
Payroll taxes	21,003	28,170
Royalty fees	98,141	76,637
Commissions	570,670	283,508
Advertising	46,307	47,665
Sales and marketing expenses	138,124	147,268
Business expenses	16,833	24,151
Airfare	23,240	16,127
Auto and travel	29,097	18,423
Trade show expenses	34,018	13,806
Other	—	1,734

Total Selling Expenses	$1,211,690	$990,011

See Independent Auditors’ Report

National Hybrid, Inc. and Pace Technology, Inc.

Consolidated Schedules of General and Administrative Expenses

For the Years Ended December 31

	2006	2005
Officers’ salaries	$505,295	$332,881
Office salaries	134,292	125,264
Purchasing salaries	149,615	131,134
Research and development salaries	724,370	749,840
Payroll taxes	140,940	126,672
Hospitalization	46,384	43,558
Professional fees	88,717	84,550
Insurance	12,184	6,688
Shipping	51,184	47,006
Rent	34,905	33,870
Utilities	25,615	24,161
Auto expense	4,270	1,353
Fees and permits	1,492	—
Office supplies	19,729	27,021
Repairs and maintenance	4,417	5,940
Office expense	59,892	39,758
Miscellaneous expense	4,190	10,754
Telephone	25,036	28,332

Total General and Administrative Expenses	$2,032,527	$1,818,782

See Independent Auditors’ Report